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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187109

        Prospectus

Level 3 Communications, Inc.
Offer to Exchange
up to $300,000,000 principal amount of its 8.875% Senior Notes due 2019 which have been registered under the Securities Act of 1933
for
any and all of its outstanding unregistered 8.875% Senior Notes due 2019

        This is an offer to exchange new 8.875% Senior Notes due 2019 (the "new notes") of Level 3 Communications, Inc. ("Level 3" or the "Company") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for Level 3's currently outstanding, unregistered 8.875% Senior Notes due 2019 (the "original notes" and together with the new notes, the "notes").

Terms of the new notes offered in the exchange offer:

  •
  The terms of the new notes are substantially identical to the terms of the original notes that were issued on August 1, 2012, except that the new notes will be registered under the Securities Act, will not contain any legend restricting their transfer, registration rights or provisions for special interest and will bear different CUSIP numbers.

  •
  There is no established trading market for the new notes, and the Company does not intend to apply for listing of the new notes on any securities exchange.

Terms of exchange offer:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on May 23, 2013, unless it is extended.

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  Original notes that are validly tendered and not validly withdrawn before the exchange offer expires will be exchanged for an equal principal amount of new notes.

  •
  Tenders of original notes may be withdrawn at any time prior to the expiration of the exchange offer.

  •
  Level 3 will not receive any proceeds from issuance of the new notes in the exchange offer.

        See "Risk Factors" beginning on page 8 for a discussion of matters that participants in the exchange offer should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2013

        This prospectus incorporates important business and financial information about Level 3 that is not included in or delivered with this prospectus. Level 3 will provide this information to you at no charge upon written or oral request directed to: Vice President, Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Blvd., Broomfield, CO 80021, 720-888-2501. In order to ensure timely delivery of the information, any request should be made by May 17, 2013.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such new notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Level 3 Communications, Inc. has agreed that, starting on the date hereof (the "Expiration Date") and ending on the close of business on the day that is 180 days following the Expiration Date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Level 3 has not authorized any person to give you any information or to make any representations about the exchange offer other than those contained in this prospectus. If you are given any information or representations that are not discussed in this prospectus, you must not rely on that information or those representations. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. The delivery of this prospectus and any exchange made under this prospectus do not, under any circumstances, mean that there has not been any change in the affairs of Level 3 since the date of this prospectus or that information contained in this prospectus is correct as of any time subsequent to its date.

Cautionary Factors That May Affect Future Results
(Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)

        This prospectus contains or incorporates by reference forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to Level 3 Communications, Inc. and its subsidiaries (together, "Level 3" or the "Company" unless it is clear from the context or expressly stated that the reference to "Level 3" or the "Company" is only to Level 3 Communications, Inc.). When used in this prospectus, the words "anticipate", "believe", "plan", "estimate" and "expect" and similar expressions, as they relate to Level 3 or its management, are intended to identify forward looking statements. These statements reflect the current views of Level 3 with respect to future events and are subject to certain risks, uncertainties and assumptions.

        Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. These forward-looking statements include, among others, statements concerning:

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  the communications business of Level 3, its advantages and Level 3's strategy for continuing to pursue its business;

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  Level 3's integration with the operations of Global Crossing Limited ("Global Crossing"), which Level 3 acquired in October 2011, and anticipated benefits and synergies in connection with such acquisition;

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  anticipated development and launch of new services in Level 3's business;

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  anticipated dates on which Level 3 will begin providing certain services or reach specific milestones;

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  growth of the communications industry;

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  expectations as to Level 3's future revenue, margins, expenses, cash flows and capital requirements; and

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  other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

        These forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the effects on Level 3's business and its customers of general economic and financial market conditions as well as Level 3's failure to:

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  successfully integrate the operations of Global Crossing or otherwise realize any of the anticipated benefits of that acquisition;

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  increase and maintain the traffic on Level 3's network and the resulting revenue;

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  successfully use new technology and information systems to support new and existing services;

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  prevent process and system failures that significantly disrupt the availability and quality of the services that Level 3 provides;

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  prevent Level 3's security measures from being breached, or its services from being degraded as a result of security breaches;

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  provide services that do not infringe the intellectual property and proprietary rights of others;

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  develop new services that meet customer demands and generate acceptable margins;

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  attract and retain qualified management and other personnel; and

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  meet all of the terms and conditions of Level 3's debt obligations.

        Except as required by applicable law and regulations, Level 3 undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that Level 3 makes on related subjects in Level 3's additional filings with the Securities and Exchange Commission (the "SEC") should be consulted. For further information regarding the risks and uncertainties that may affect Level 3's future results, please review the information set forth below under "Risk Factors" and in the filings of Level 3 with the Securities and Exchange Commission that are incorporated by reference in this prospectus, including Level 3's Annual Report on Form 10-K for the year ended December 31, 2012.

SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all the information you should consider before tendering original notes in the exchange offer. You should carefully read the entire prospectus, including the documents incorporated in it by reference. This prospectus and the letter of transmittal that accompanies it collectively constitute the exchange offer.

        In this prospectus, (i) Level 3 Communications, Inc., the issuer of the notes, is referred to as the "Company," (ii) Level 3 Financing, Inc., a direct, wholly owned subsidiary of Level 3 Communications, Inc. is referred to as "Financing," (iii) Level 3 Communications, LLC, a direct, wholly owned subsidiary of Financing, is referred to as "Level 3 LLC" and (iv) the Company and its subsidiaries are collectively referred to as "Level 3," unless it is clear from the context or expressly stated that the reference to "Level 3" is only to the Company. In this prospectus any amounts shown on an "as adjusted" basis have been adjusted to reflect the repayment at maturity of approximately $172 million of Parent's 15% Convertible Senior Notes due 2013 on January 15, 2013.

 Level 3

        Level 3 is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. Level 3 has created its communications network by constructing its own assets and through a combination of purchasing other companies and purchasing and leasing facilities from others. Level 3's network is an international, facilities based communications network. Level 3 designed its network to provide communications services that employ and take advantage of rapidly improving underlying optical, Internet Protocol, computing and storage technologies.

 Current Organizational Structure of Level 3

        The following organizational chart shows a simplified structure of Level 3, on an as adjusted basis, and only depicts certain of the Company's subsidiaries.

Note: The above corporate structure excludes $98 million in capital leases and other debt both held at subsidiaries of Financing.

(1)
The Credit Agreement is guaranteed by the Company and Level 3 Communications, LLC ("Level 3 LLC") and certain other subsidiaries of Financing.

(2)
These other subsidiaries are owned at multiple levels.

        The Company's principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and its telephone number is (720) 888-1000.

 The Exchange Offer

        On August 1, 2012, the Company privately placed $300,000,000 aggregate principal amount of its 8.875% Senior Notes due 2019 (the "original notes") in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). In connection with the private placement, the Company entered into a registration agreement, dated as of August 1, 2012, with the initial purchasers of the original notes issued on August 1, 2012. In the registration agreement, the Company agreed to register under the Securities Act an offer of the Company's new 8.875% Senior Notes due 2019 which are referred to herein as the "new notes," in exchange for the original notes. The original notes and the new notes are collectively referred to herein as the "notes." The Company also agreed to deliver this prospectus to the holders of the original notes. You should read the discussion under the heading "Description of the Notes" for information regarding the notes.

The Exchange Offer	This is an offer to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding original notes. The new notes are substantially identical to the original notes, except that:
(1) the new notes will be freely transferable, other than as described in this prospectus;
(2) the new notes will not contain any legend restricting their transfer;
(3) holders of the new notes will not be entitled to the rights of the holders of the original notes under the registration agreement; and
(4) the new notes will not contain any provisions regarding the payment of special interest.
The Company believes that you can transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:
(1) acquire the new notes in the ordinary course of your business;
(2) are not and do not intend to become engaged in a distribution of the new notes;
(3) are not an affiliate of the Company;
(4) are not a broker-dealer that acquired the original notes directly from the Company; and
(5) are not a broker-dealer that acquired the original notes as a result of market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

Registration Rights

The Company has agreed to use its commercially reasonable efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If the Company is not in compliance with their obligations under the registration agreement, then Special Interest (as defined) (in addition to the interest otherwise due on the notes that are the subject of the registration agreement or the new notes) will accrue on the notes or new notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no Special Interest will be payable on the notes. See "The Exchange Offer—Special Interest."

No Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 23, 2013, unless it is extended.
Exchange Date	Original notes will be accepted for exchange beginning on the first business day following the expiration date, upon surrender of the original notes.
Conditions to the Exchange Offer

The Company's obligation to complete the exchange offer is subject to certain conditions. See "The Exchange Offer—Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights

You may withdraw the tender of your original notes at any time before the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Original Notes	See "The Exchange Offer—How to Tender."
Material United States Federal Income Tax Considerations

The exchange of original notes for new notes by U.S. Holders, as defined below, should not be a taxable exchange for U.S. federal income tax purposes, and U.S. Holders should not recognize any taxable gain or loss as a result of the exchange. See "Material United States Federal Income Tax Considerations."

Effect on Holders of Original Notes

If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration agreement, except under limited circumstances. Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted, original notes will continue to be subject to the restrictions on transfer provided for in the original notes and the indenture under which the original notes have been, and the new notes are being, issued. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See "The Exchange Offer—Other."
Use of Proceeds	The Company will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the exchange offer.

The Notes

        The new notes are substantially identical to the original notes, except for the transfer restrictions and registration rights relating to the original notes. The new notes will evidence the same debt as the original notes and be entitled to the benefits of the indenture. See "Description of the Notes."

Issuer	Level 3 Communications, Inc.
Securities Offered	$300,000,000 aggregate principal of new notes in exchange for $300,000,000 aggregate principal amount of outstanding original notes.
Maturity	June 1, 2019.
Interest

Interest on the new notes will accrue from the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor or, if no interest has been paid on such original notes, from August 1, 2012.

Interest on the new notes will accrue at the rate of 8.875% per annum and will be payable in cash semiannually in arrears on June 1 and December 1 of each year, to the persons who are registered holders of the notes at the close of business on the preceding May 15 or November 15, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes are unsecured and unsubordinated obligations of the Company, ranking equal in right of payment with all existing and future unsubordinated indebtedness of the Company. The notes are effectively junior to all existing and future secured debt of the Company as to the assets securing such debt. The notes are not guaranteed by any of the Company's subsidiaries and will be structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries.

As of December 31, 2012, the Company had, on an as adjusted basis, an aggregate of approximately $8.510 billion of indebtedness (excluding debt discounts, premiums and fair value adjustments), including its guarantee of Financing's $6.929 billion of debt securities and term loans, of which approximately $2.614 billion constituted secured indebtedness consisting of Financing's senior secured credit facility. As of December 31, 2012, the Company's subsidiaries had, on an as adjusted basis, an aggregate of approximately $9.232 billion of outstanding indebtedness (excluding premiums, discounts and fair value adjustments) and other balance sheet liabilities (excluding deferred revenue and intercompany liabilities), of which approximately $6.929 billion consists of Financing's senior secured credit facility and outstanding notes (all of which are guaranteed by the Company as of the date of this registration statement).

Optional Redemption

The notes are subject to redemption at the option of the Company, in whole or in part, at any time or from time to time prior to June 1, 2015, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices set forth herein, plus accrued and unpaid interest thereon (if any) to the redemption date and a "make-whole premium." See "Description of the Notes—Optional Redemption." The Company may redeem some or all of the notes at any time on or after June 1, 2015 at the redemption prices as set forth under the caption "Description of the Notes—Optional Redemption." In addition, at any time or from time to time on or prior to June 1, 2015, the Company may redeem up to 35% of the original aggregate principal amount of the notes (including any additional notes) at a redemption price equal to 108.875% of the principal amount of the notes so redeemed, plus, in each case, accrued and unpaid interest thereon (if any) to the redemption date with the net cash proceeds of one or more private placements to persons other than affiliates of the Company or underwritten public offerings of common stock of the Company resulting, in each case, in gross proceeds of at least $100 million in the aggregate; provided that at least 65% of the original aggregate principal amount of the notes (including any additional notes) would remain outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 90 days of such private placement or public offering upon not less than 30 nor more than 60 days' prior notice. See "Description of the Notes—Optional Redemption."

Change of Control Triggering Event

Within 30 days of the occurrence of a Change of Control Triggering Event (as defined), the Company will be required to make an offer to purchase all outstanding notes at a price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the purchase date. In the event that Holders of not less than 90% of the principal amount of the outstanding notes accept such an offer to purchase, the Company may redeem the remaining outstanding notes at a price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. See "Description of the Notes—Certain Covenants—Change of Control Triggering Event."

Certain Covenants

The indenture relating to the notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of Financing and its restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) future subsidiary guarantors and subsidiary liens; (xi) reports; and (xii) limitation on designations of unrestricted subsidiaries. All of the covenants are subject to a number of important qualifications and exceptions. See "Description of the Notes."

Covenant Suspension

During any period of time that (i) the ratings assigned to the notes by both of Moody's Investors Service,  Inc. and Standard & Poor's Ratings Service are equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent), respectively, and (ii) no default or event of default has occurred and is continuing under the indenture relating to the notes, the Company and its restricted subsidiaries will not be subject to most of the covenants discussed above. In the event that the Company and its restricted subsidiaries are not subject to such covenants for any period of time as a result of the preceding sentence and, on any subsequent date, one or both of such rating agencies withdraws its ratings or downgrades the ratings assigned to the notes below the level set forth above or a default or event of default occurs and is continuing under the indenture relating to the notes, then the Company and its restricted subsidiaries will thereafter again be subject to such covenants.

Absence of a Public Market for the Notes

The new notes are a new issue of securities for which there is currently no established trading market. There can be no assurance as to the development or liquidity of any market for any of the new notes. The Company does not intend to apply for listing of any of the new notes on any securities exchange or for quotation through any annotated quotation system. See "Risk Factors—Risks Relating to the Notes—There is no public market for the notes, which could limit their market price or your ability to sell them."

Risk Factors

Before tendering original notes, holders should carefully consider all of the information set forth and incorporated by reference in this prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 8.

RATIO OF EARNINGS TO FIXED CHARGES

        Level 3's ratio of earnings to fixed charges for each of the periods indicated was as follows:

Fiscal Year Ended December 31,
2012	2011	2010	2009	2008
—	—	—	—	—

        For this ratio, earnings consist of earnings (loss) before income taxes, noncontrolling interests and discontinued operations, plus fixed charges (excluding capitalized interest but including amortization of capitalized interest). Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by Level 3 to be representative of the interest factor. Level 3 had deficiencies of earnings to fixed charges of approximately $374 million for the fiscal year ended December 31, 2012, approximately $786 million for the fiscal year ended December 31, 2011, approximately $712 million for the fiscal year ended December 31, 2010, approximately $623 million for the fiscal year ended December 31, 2009 and approximately $264 million for the fiscal year ended December 31, 2008.

RISK FACTORS

        Before tendering original notes, prospective participants in the exchange offer should consider carefully the following risks. The risks relating to the notes can be found beginning on page 27. The new notes, like the original notes, entail the following risks:

Risks Related to Level 3's Business Operations

Although Level 3 expects that the acquisition of Global Crossing will result in benefits to it, Level 3 may not realize those benefits because of integration difficulties and other challenges.

        The success of Level 3's acquisition of Global Crossing depends in large part on the success of management in integrating the operations, strategies, technologies and personnel of the two companies. Level 3 may fail to realize some or all of the anticipated benefits of Level 3's acquisition of Global Crossing Limited (the "Global Crossing acquisition") if the integration process takes longer or is more costly than expected. Level 3's failure to meet the challenges involved in successfully integrating the operations of Global Crossing or to otherwise realize any of the anticipated benefits of the Global Crossing acquisition could impair Level 3's operations. In addition, the overall integration of Global Crossing is a time-consuming and expensive process that, without continued proper planning and effective and timely implementation, could significantly disrupt Level 3's business.

        Potential difficulties the combined business may encounter in the integration process include the following:

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  the integration of management teams, strategies, technologies, operations, accounting and data processing systems, management controls, products and services;

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  the disruption of ongoing businesses and distraction of the management team from ongoing business concerns;

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  the retention of the existing customers and/or vendors of both companies;

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  the creation of uniform standards, controls, procedures, policies and information systems;

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  the reduction of the costs associated with each company's operations;

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  the consolidation and rationalization of information technology platforms and administrative infrastructures;

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  the integration of corporate cultures and maintenance of employee morale;

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  the retention of key employees; and

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  potential unknown liabilities associated with the Global Crossing acquisition.

        The anticipated benefits and synergies include the combination of offices in various locations and the elimination of numerous technology systems, duplicative personnel and duplicative market and other data sources. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

Continued uncertainty in the global financial markets and the global economy may negatively affect Level 3's financial results.

        Continued uncertainty in the global financial markets and economy may negatively affect Level 3's financial results. A prolonged period of economic decline could have a material adverse effect on Level 3's results of operations and financial condition and exacerbate some of the other risk factors described below. Level 3's operating results and financial condition could be negatively affected if as a result of economic conditions:

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  customers cancel, defer or forgo purchases of Level 3's services;

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  customers are unable to make timely payments to Level 3;

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  the demand for, and prices of, Level 3's services are reduced as a result of actions by its competitors or otherwise;

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  key suppliers upon which Level 3 relies are unwilling or unable to provide Level 3 with the materials it needs for its network on a timely basis or on terms that it finds acceptable; or

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  Level 3's financial counterparties, insurance providers or other contractual counterparties are unable to, or do not meet, their contractual commitments to it.

Level 3 needs to increase revenue from the services that it offers to realize its targets for financial and operating performance.

        Level 3 must increase revenue from Level 3's data, voice, content and infrastructure services at acceptable margins in order to realize its targets for financial and operating performance. If:

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  Level 3 does not avoid excessive customer churn or improve its current relationships with existing key customers;

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  Level 3 is not able to expand the available capacity on its network to meet its customers' demands in a timely manner;

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  Level 3 does not develop new large volume and enterprise customers; or

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  Level 3's customers determine to obtain these services from either their own network or from one of its competitors;

        Level 3 may not be able to increase or maintain its revenue at acceptable margins, which would adversely affect Level 3's ability to become and/or remain profitable.

Level 3's business requires the continued development of effective business support systems to implement customer orders and to provide and bill for services.

        Level 3's business depends on its ability to continue to develop effective business support systems. In certain cases, the development of these business support systems is required to realize anticipated benefits from any acquisitions. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Following the development of the business support systems, the data migration regarding network and circuit inventory must be completed for the full benefit of the systems to be realized. Business support systems are needed for:

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  quoting, accepting and inputting customer orders for services;

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  provisioning, installing and delivering services;

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  providing customers with direct access to Level 3's information systems so that they can manage the services that they purchase from Level 3, generally through web-based customer portals; and

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  billing for services.

        Because Level 3's business provides for continued rapid growth in the number of customers that it serves, the volume of services offered as well as the integration of any acquired companies' business support systems, there is a need to continue to develop Level 3's business support systems on a schedule sufficient to meet proposed milestone dates. The failure to continue to develop effective unified business support systems or complete the data migration regarding network and circuit inventory into these systems could materially adversely affect Level 3's ability to implement its business plans and realize anticipated benefits from its acquisitions.

Level 3 may lose customers if it experiences system failures that significantly disrupt the availability and quality of the services that Level 3 provides. System failures may also cause interruptions to service delivery and the completion of other corporate functions.

        Level 3's operations depend on its ability to limit and mitigate interruptions or degradation in service for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in its services and cause Level 3 to lose customers or make it more difficult to attract new ones. In addition, because many of Level 3's services are critical to the businesses of many of its customers, any significant interruption or degradation in service could result in lost profits or other losses to customers. Although Level 3 generally limits its liability for service failures in Level 3's service agreements to limited service credits (generally in the form of free service for a short period of time) and generally exclude any liability for "consequential" damages such as lost profits, a court might not enforce these limitations on liability in the matter contemplated, which could expose Level 3 to financial loss. In addition, Level 3 often provides its customers with committed service levels. If it is unable to meet these service level commitments, Level 3 may be obligated to provide service credits or other compensation to its customers. Because Level 3 offers emergency notification services referred to as "911" services, any significant interruption or degradation in those services could create legal and financial exposure.

        The failure of any equipment or facility on Level 3's network, including its network operations control centers and network data storage locations, could result in the interruption of customer service and other corporate functions until necessary repairs are effected or replacement equipment is installed. In addition, Level 3's business continuity plans may not be adequate to address a particular failure that Level 3 experiences. Delays, errors, network equipment or network facility failures, including with respect to Level 3's network operations control centers and network data storage locations, could also result from natural disasters (including natural disasters that may increase in frequency as a result of the effects of climate change), disease, accidents, terrorist acts, power losses, security breaches, vandalism or other illegal acts, computer viruses, or other causes. Level 3's business could be significantly hurt from these delays, errors, failures or faults including as a result of:

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  service interruptions;

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  exposure to customer liability;

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  the inability to install new service;

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  the unavailability of employees necessary to provide services;

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  the delay in the completion of other corporate functions such as issuing bills and the preparation of financial statements; or

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  the need for expensive modifications to Level 3's systems and infrastructure.

If Level 3's security measures are breached, or if its services are subject to attacks that degrade or deny the ability of users to access its systems, products and services, Level 3 may experience significant legal and financial exposure, its products and services may be perceived as not being secure, users and customers may curtail or stop using Level 3's products and services, and its business may be disrupted.

        Network and information systems and other technologies are critical to Level 3's business activities. Network and information systems-related events such as computer hackings, cyber-attacks, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks or other malicious activities, or any combination of the these items, could result in a degradation or disruption of Level 3's services, damage to its properties, equipment and data, or unauthorized disclosure of confidential information. Level 3 experiences cyber-attacks against its network and information systems of varying degrees on a regular basis, and as a result, unauthorized parties could obtain access to its data or its customers' data. Level 3's security measures may also be breached due to employee error, malfeasance, or otherwise. Additionally, outside parties may attempt to fraudulently induce Level 3's employees or customers to disclose sensitive information in order to gain access to its data or its customers' data, including information subject to data protection laws and regulations such as the national laws implementing the European Union Directive on Data Protection and various U.S. federal and state laws governing the protection of health or other personally identifiable information. The risk of these systems-related events and security breaches occurring has intensified, in part because Level 3 maintains certain information necessary to conduct its businesses in digital form stored on servers connected to the Internet.

        While Level 3 develops and maintains systems and processes designed to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite its efforts, there can be no assurance that unauthorized access and security breaches will not occur in the future. In addition, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, Level 3 may be unable to anticipate these techniques or to implement adequate preventative measures.

        Any security breach or unauthorized access could result in significant legal and financial exposure, including in respect of customer credits, lost revenues due to business interruption, increased expenditures on security measures, monetary damages, regulatory enforcement actions, fines and/or criminal prosecution. In addition, damage to Level 3's reputation and the market perception of the effectiveness of Level 3's security measures could cause it to lose customers. Moreover, the amount and scope of insurance Level 3 maintains against losses resulting from unauthorized access or security breaches may not be sufficient to cover its losses or otherwise adequately compensate it for any disruptions to its businesses that may result.

Failure to develop and introduce new services could affect Level 3's ability to compete in the industry.

        Level 3 continuously develops, tests and introduces new services that are delivered over Level 3's communications network. These new services are intended to allow Level 3 to address new segments of the communications marketplace, address the changing communications needs of its existing customers and compete for additional customers.

        In certain instances, the introduction of new services requires the successful development of new technology. To the extent that upgrades of existing technology are required for the introduction of new services, the success of these upgrades may be dependent on reaching mutually acceptable terms with vendors and on vendors meeting their obligations in a timely manner.

        In addition, new service offerings may not be widely accepted by Level 3's customers. If Level 3's new service offerings are not widely accepted by its customers, Level 3 may terminate those service offerings and Level 3 may be required to impair any assets or technology used to develop or offer those services.

        If Level 3 is not able to successfully complete the development and introduction of new services in a timely manner, Level 3's business could be materially adversely affected.

Level 3's future results will suffer if Level 3 does not effectively manage expansions to its operations.

        Level 3 may continue to expand its operations through new product and service offerings and through additional strategic investments, acquisitions or joint ventures, some of which may involve complex technical and operational challenges. Level 3's future success depends, in part, upon its ability to manage its expansion opportunities, which pose numerous risks and uncertainties, including the need to integrate new operations into Level 3's existing business in an efficient and timely manner, to combine accounting and data processing systems and management controls and to integrate relationships with customers, vendors and business partners. In addition, future acquisitions or joint ventures may involve the issuance of additional shares of Level 3's common stock, which may dilute Level 3's stockholders' ownership.

        Any future acquisitions of businesses or facilities could entail a number of risks, including:

  •
  problems with the effective integration of operations;

  •
  inability to maintain key pre-acquisition business relationships;

  •
  increased operating costs;

  •
  exposure to unanticipated liabilities; and

  •
  difficulties in realizing projected efficiencies, synergies and cost savings.

        Level 3 continually evaluates potential investments and strategic opportunities to expand, enhance connectivity and add traffic to its network. In the future, Level 3 may seek additional investments, strategic alliances or similar arrangements, which may expose it to risks such as:

  •
  the difficulty of identifying appropriate investments, strategic allies or opportunities on terms acceptable to Level 3;

  •
  the possibility that senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements;

  •
  potential regulatory issues applicable to the telecommunications industry;

  •
  the loss or reduction in value of the capital investment;

  •
  Level 3's inability to capitalize on the opportunities presented by these arrangements; and

  •
  the possibility of insolvency of a strategic ally.

        Level 3 cannot assure you that its future expansion or acquisition opportunities will be successful, or that Level 3 will realize expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Level 3's future growth depends upon the continued development and expansion of the Internet as a communications medium and marketplace for the distribution and consumption of data and video by businesses, consumers and governments.

        Achieving the anticipated benefits of Level 3's business operations will depend in part upon the continued development and expansion of the Internet as a communications medium and marketplace for the distribution and consumption of data and video by businesses, consumers and governments. The use of the Internet for these purposes may not grow and expand at the rate that Level 3 anticipates or may be restricted by such things as:

  •
  actions by ISPs or the owners of access networks that restrict Level 3 from delivering its customers' traffic to the users of those networks;

  •
  future regulation;

  •
  a lack of anticipated technology innovation and adoption; or

  •
  a lack of continued broadband penetration both in the United States and elsewhere.

There is no guarantee that Level 3 will be successful in increasing sales of Level 3's content distribution service offering.

        As Level 3 believes that one of the largest sources of future incremental demand for its services will be derived from customers that are seeking to distribute their video, feature rich content or applications over the Internet, Level 3 offers a variety of content distribution network, or CDN, and related services. There are many difficulties that Level 3 may encounter in selling these services, including customer support system development issues, intellectual property matters, technological issues, increasing capacity on Level 3's network to meet its customers' demands in a timely manner, developmental constraints and other problems that Level 3 may not anticipate. There is no guarantee that Level 3 will be successful in generating significant revenues from Level 3's CDN service offering.

Intellectual property and proprietary rights of others could prevent Level 3 from using necessary technology to provide its services or subject Level 3 to expensive intellectual property litigation.

        If technology that is necessary for Level 3 to provide its services was determined by a court to infringe a patent held by another entity that is unwilling to grant Level 3 a license on terms acceptable to it, Level 3 could be precluded by a court order from using that technology and Level 3 would likely be required to pay a significant monetary damages award to the patent holder. The successful enforcement of these patents, or Level 3's inability to negotiate a license for these patents on acceptable terms, could force Level 3 to cease using the relevant technology and offering services incorporating the technology. In the event that a claim of infringement was brought against Level 3 based on the use of its technology or against its customers based on their use of Level 3's services for which Level 3 is obligated to indemnify, Level 3 could be subject to litigation to determine whether such use or sale is, in fact, infringing. This litigation could be expensive and distracting, regardless of the outcome of the suit.

        While Level 3's own patent portfolio may deter other operating companies from bringing such actions, patent infringement claims are increasingly being asserted by patent holding companies, which do not use technology and whose sole business is to enforce patents against operators, such as Level 3, for monetary gain. Because such patent holding companies, do not provide services or use technology, the assertion of Level 3's own patents by way of counter- claim would be largely ineffective. Level 3 has already been the subject of time-consuming and expensive patent litigation brought by certain patent holding companies and Level 3 can reasonably expect that it will face further claims in the future.

Level 3's consolidated revenue is concentrated in a limited number of customers.

        A significant portion of Level 3's consolidated revenue is concentrated among a limited number of customers. For the year ended December 31, 2012, its top ten customers represented approximately 17% of Level 3's total consolidated revenue. If Level 3 lost one or more of its major customers, or, if one or more of them significantly decreased orders for its services, Level 3's business would be materially and adversely affected.

Level 3 has generated substantial net losses, and may continue to do so.

        For the fiscal years ended December 31, 2012, 2011, and 2010, Level 3 incurred net losses of approximately $422 million, $756 million and $622 million, respectively. Although Level 3 anticipates that its operating results will improve over time, there can be no assurance that currently anticipated operating improvements will be realized on schedule or that it will be able to achieve or sustain profitability in the future. Continued net losses could limit Level 3's ability to fund expansions of its network, investments in its products and services, interest and principal payments on its debt, or other business needs.

Future expansion or adaptation of Level 3's network will require substantial resources, which may not be available at the time.

        Level 3 will need to continue to expand and adapt its network in order to remain competitive, which may require significant additional funding. Additional expansion and adaptations of Level 3's communications network's electronic and software components will be necessary in order to respond to:

  •
  growing number of customers;

  •
  the development and launching of new services;

  •
  increased demands by customers to transmit larger amounts of data;

  •
  changes in customers' service requirements;

  •
  technological advances by competitors; and

  •
  governmental regulations.

        Future expansion or adaptation of Level 3's network will require substantial additional financial, operational and managerial resources, which may not be available at the time. Level 3 may be unable to expand or adapt its network to respond to these developments on a timely basis and at a commercially reasonable cost.

The market prices for many of its services have decreased in the past and may decrease in the future, resulting in lower revenue and margins than Level 3 anticipates.

        Over the past few years, the market prices for many of Level 3's services have decreased. These decreases resulted from downward market pressure and other factors including:

  •
  technological changes and network expansions which have resulted in increased transmission capacity available for sale by Level 3 and by its competitors;

  •
  some of Level 3's customer agreements contain volume based pricing or other contractually agreed-upon decreases in prices during the term of the respective agreements; and

  •
  some of Level 3's competitors have been willing to accept smaller operating margins in the short term in an attempt to increase long-term revenues.

        In order to retain customers and revenue, Level 3 often must reduce prices in response to market conditions and trends. As its prices for some of its services decrease, its operating results may suffer unless Level 3 is able to either reduce its operating expenses or increase traffic volume from which Level 3 can derive additional revenue.

        Level 3 also expects revenue from its managed modem services to continue to decline primarily as a result of end users migrating to broadband services.

The need to obtain additional capacity for its network from other providers increases Level 3's costs. In addition, the need to interconnect Level 3's network to networks that are controlled by others could increase Level 3's costs.

        Level 3 uses network resources owned by other companies for portions of Level 3's network. Level 3 obtains the right to use such network portions, including both telecommunications capacity and rights to use dark fiber, through operating leases and IRU agreements. In several of those agreements, the counter party is responsible for network maintenance and repair. If a counter party to a lease or IRU suffers financial distress or bankruptcy, Level 3 may not be able to enforce its rights to use these network assets or, even if Level 3 could continue to use these network assets, Level 3 could incur material expenses related to maintenance and repair. Level 3 could also incur material expenses if it was required to locate alternative network assets. Level 3 may not be successful in obtaining reasonable alternative network assets if needed. Failure to obtain usage of alternative network assets, if necessary, could have a material adverse effect on Level 3's ability to carry on business operations. In addition, some of Level 3's agreements with other providers require the payment of amounts for services whether or not those services are used.

        In the normal course of business, Level 3 needs to enter into interconnection agreements with many domestic and foreign local telephone companies as well as the owners of networks that Level 3's customers desire to access in order to deliver their services. Level 3 is not always able to secure these interconnection agreements on favorable terms. For example, in November 2010, in connection with Level 3's request to augment interconnection capacity with Comcast, Comcast demanded that Level 3 enter into an agreement and pay Comcast for interconnection capacity Comcast required to deliver to Comcast's subscribers the content that such subscribers requested (and which such subscribers purchase the right to receive from Comcast). Level 3 agreed to Comcast's demand under protest, and initiated steps to bring the issue to the attention of federal policy makers. As part of its acquisition of NBC Universal, Comcast and its affiliates were subject to a Consent Decree by the Department of Justice, portions of which Level 3 believes their conduct has violated. Level 3's dispute with Comcast has not yet been resolved. Other retail Internet service providers have and may continue to make similar demands for payment relating to interconnection capacity necessary to deliver the content requested by their subscribers, and Level 3 intends to challenge their right to demand such tolls. Such tolls, if imposed, would affect Level 3's underlying costs. Level 3 cannot predict the outcome of these IP interconnection disputes.

        Costs of obtaining service from other communications carriers comprise a significant proportion of the operating expenses of long distance carriers. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunication carriers and local access network owners, could indirectly, but significantly, affect Level 3's competitive position. These changes could increase or decrease the costs of providing Level 3's services.

Level 3 may be unable to hire and retain sufficient qualified personnel; the loss of any of Level 3's key executive officers could adversely affect its business.

        Level 3 believes that its future success will depend in large part on Level 3's ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. Level 3 has experienced significant competition in attracting and retaining personnel who possess the skills that Level 3 is seeking. As a result of this significant competition, Level 3 may experience a shortage of qualified personnel.

        Critical decisions regarding Level 3's businesses are managed by a small number of key executive officers. The loss of any of these key executive officers could have a material adverse effect on Level 3's business.

Level 3's operations are subject to regulation in each of the countries in which Level 3 operates and requires Level 3 to obtain and maintain a number of governmental licenses and permits. If Level 3 fails to comply with those regulatory requirements or to obtain and maintain those licenses and permits, including payment of related fees, if any, Level 3 may not be able to conduct its business in that jurisdiction. Moreover, those regulatory requirements could change in a manner that significantly increases Level 3's costs or otherwise adversely affect Level 3's operations.

        In the ordinary course of constructing its networks and providing its services, Level 3 is required to obtain and maintain a variety of telecommunications and other licenses and authorizations in the countries in which Level 3 operates, as well as rights-of-way from utilities, railroads, incumbent carriers and other persons. Level 3 also must comply with a variety of regulatory obligations. Due to the political and economic risks associated with the countries in which Level 3 operates, there can be no assurance that it will be able to maintain its licenses or that they will be renewed upon their expiration. Level 3's failure to obtain or maintain necessary licenses, authorizations and rights-of-way, or to comply with the obligations imposed upon license holders including the payment of fees, in one or more countries, may result in sanctions or additional costs, including the revocation of authority to provide services in one or more countries.

        In addition, Level 3's subsidiaries are defendants in several lawsuits that, among other things, challenge the subsidiaries' use of rights-of-way. The plaintiffs have sought to have these lawsuits certified as class actions. It is possible that additional suits challenging use of Level 3's rights-of-way will be filed and that those plaintiffs also may seek class certification. The outcome of such litigation may increase Level 3's costs and adversely affect its operating results.

        Level 3's operations around the world are subject to regulation at the regional level (for example, the European Union), the national level (for example, the FCC) and, in many cases, at the state, provincial, and local levels. Level 3 also operates in some areas of the world without licenses, but only as permitted through relationships with locally licensed partners. The regulation of telecommunications networks and services around the world varies widely. In some countries, the range of services that Level 3 is legally permitted to provide may be limited, or may change. In other countries, existing telecommunications legislation is in the process of development, is unclear or inconsistent, or is applied in an unequal or discriminatory fashion, or inadequate judicial, regulatory or other forums are available to address these inadequacies or disputes. Changes to existing regulations or rules, or the failure to regulate going forward in areas which have historically been regulated on matters such as network neutrality, licensing fees, environmental, health and safety, privacy, intercarrier compensation, interconnection and other areas, in general or particular to Level 3's industry, may increase costs, restrict operations or decrease revenues. Level 3's inability or failure to comply with the telecommunications and other laws and regulations of one or more of the countries in which Level 3 operates could result in the temporary or permanent suspension of operations in one or more countries. Level 3 also may be prohibited from entering certain countries at all or from providing all of

Level 3's services in one or more countries. In addition, many of the countries in which Level 3 operates are conducting regulatory or other proceedings that will affect the implementation of their telecommunications legislation. Level 3 cannot be certain of the outcome of these proceedings. These proceedings may affect the manner in which Level 3 is permitted to provide its services in these countries as well as the level of fees and taxes payable to the government.

Termination of relationships with key suppliers could cause delay and additional costs.

        Level 3's business is dependent on third-party suppliers for fiber, computers, software, optronics, transmission electronics and related components as well as providers of network colocation facilities and right of way rights that are integrated into Level 3's network, some of which are critical to the operation of Level 3's business. If any of these critical relationships is terminated, a supplier either exits or curtails its business as a result of economic conditions, a supplier fails to provide critical rights of use, services or equipment, or the supplier is forced to stop providing services due to legal constraints, such as patent infringement, and Level 3 is unable to reach suitable alternative arrangements quickly, it may experience significant additional costs or it may not be able to provide certain services to customers.

ILECs may not provide Level 3 local access services at prices that allow Level 3 to effectively compete.

        Level 3 acquires a significant portion of its local access services, the connection between its owned network and the customer premises, from incumbent local exchange carriers or ILECs. The ILECs compete directly with Level 3's business and may have a tendency to favor themselves and their affiliates to Level 3's detriment. Network access represents a very large portion of Level 3's total costs and if Level 3 faces less favorable pricing and provisioning timeframes, it may be at a competitive disadvantage to the ILECs.

In some instances it is expensive and difficult to switch new customers to Level 3's network, and lack of cooperation of incumbent carriers can slow the new customer connection process.

        It is expensive, difficult and time-consuming for new customers to switch to Level 3's network if Level 3 requires cooperation from the incumbent carrier in instances where there is no direct connection between the customer and Level 3's network. Many of Level 3's principal competitors, the domestic and international incumbent carriers, are already established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Their physical connections from their premises to those of their customers are expensive and difficult to duplicate. To complete the new customer provisioning process for a customer's location that is not located on Level 3's network, Level 3 relies on the incumbent carrier to process certain information. The incumbent carriers have a financial interest in retaining their customers, which could reduce their willingness to cooperate with Level 3's new customer provisioning requests, thereby adversely affecting Level 3's ability to compete and increase revenue. Further consolidation of incumbent carriers with other telecommunications service providers may make these problems more acute.

Level 3 may be liable for the information that content owners or distributors distribute over Level 3's network.

        The law relating to the liability of private network operators for information carried on or disseminated through their networks is still unsettled. While Level 3 disclaims any liability for third party content in its services agreements, Level 3 may become subject to legal claims relating to the content disseminated on its network, even though such content is owned or distributed by its customers or a customer of its customers. For example, lawsuits may be brought against Level 3 claiming that material distributed using Level 3's network was inaccurate, offensive, or violated the law or the rights of others. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. In addition, the law remains unclear over whether content may be distributed from one jurisdiction, where the content is legal, into another jurisdiction, where it is not. Companies operating private networks have been sued in the past, sometimes successfully, based on the nature of material distributed, even if the content is not owned by the network operator and the network operator has no knowledge of the content or its legality. It is not practical for Level 3 to monitor all of the content that is distributed using its network. Level 3 may need to take costly measures to reduce its exposure to these risks or to defend Level 3 against such claims.

Level 3's financial condition and growth depends upon the successful integration of any business Level 3 may acquire in the future. Level 3 may not be able to efficiently and effectively integrate such future acquired operations, and thus may not fully realize the anticipated benefits from them.

        Achieving the anticipated benefits of any acquisitions depends in part upon whether Level 3 can integrate its businesses in an efficient and effective manner. Level 3 may acquire businesses in accordance with Level 3's business strategy. The integration of any acquired businesses involves a number of risks, including, but not limited to:

  •
  demands on management related to any significant increase in size after the acquisition;

  •
  the disruption of ongoing business and the diversion of management's attention from the management of daily operations to management of integration activities;

  •
  failure to fully achieve expected synergies and costs savings;

  •
  unanticipated impediments in the integration of departments, systems, including accounting systems, technologies, books and records, procedures and policies, as well as in maintaining uniform standards and controls, including internal control over financial reporting;

  •
  loss of customers or the failure of customers to order incremental services that Level 3 expects them to order;

  •
  failure to provision services that are ordered by customers during the integration period;

  •
  higher integration costs than anticipated; and

  •
  difficulties in the assimilation and retention of highly qualified, experienced employees, many of whom may be geographically dispersed.

        Successful integration of acquired businesses or operations depends on Level 3's ability to manage these operations, realize opportunities for revenue growth presented by strengthened service offerings and expanded geographic market coverage, obtain better terms from Level 3's vendors due to increased buying power, and eliminate redundant and excess costs to fully realize the expected synergies. Because of difficulties in combining geographically distant operations and systems which may not be fully compatible, Level 3 may not be able to achieve these objectives.

        Level 3 cannot be certain that it will realize its anticipated benefits from its acquisitions, or that Level 3 will be able to efficiently and effectively integrate acquired operations as planned.

Changes in regulations affecting commercial power providers may increase Level 3's costs.

        In the normal course of business, Level 3 needs to enter into agreements with many providers of commercial power for its office, network, Gateway facilities, and colocation and data center facilities. Costs of obtaining commercial power comprise a significant component of Level 3's operating expenses. Changes in regulations that affect commercial power providers, particularly regulations related to the control of greenhouse gas emissions or other climate change related matters, could affect the costs of commercial power, which may increase the costs of providing Level 3's services.

Potential regulation of Internet service providers in the United States could adversely affect Level 3's operations.

        In the United States, the FCC has, to date, treated Internet service providers as enhanced service providers. In addition, Congress has, to date, not sought to heavily regulate the provision of IP-based services. Both Congress and the FCC are considering proposals that involve greater regulation of IP-based service providers. Depending on the content and scope of any regulations, the imposition of such regulations could have a material adverse effect on Level 3's business and the profitability of Level 3's services.

The communications industry is highly competitive with participants that have greater resources and a greater number of existing customers.

        The communications industry is highly competitive. Many of Level 3's existing and potential competitors have financial, personnel, marketing and other resources significantly greater than Level 3's. Many of these competitors have the added competitive advantage of a larger existing customer base. In addition, significant new or increased competition could arise as a result of:

  •
  the consolidation in the industry;

  •
  allowing foreign carriers to more extensively compete in the U.S. market;

  •
  further technological advances; and

  •
  further deregulation and other regulatory initiatives.

        If Level 3 is unable to compete successfully, its business could be significantly affected.

Rapid technological changes can lead to further competition.

        The communications industry is subject to rapid and significant changes in technology. In addition, the introduction of new services or technologies, as well as the further development of existing services and technologies, may reduce the cost or increase the supply of certain services similar to those that Level 3 provides. As a result, Level 3's most significant competitors in the future may be new entrants to the communications industry. These new entrants may not be burdened by an installed base of outdated equipment or obsolete technology. Level 3's future success depends, in part, on its ability to anticipate and adapt in a timely manner to technological changes.

Level 3's international operations and investments expose it to risks that could materially adversely affect the business.

        Level 3 has operations and investments outside of the United States, as well as rights to undersea cable capacity extending to other countries, that expose Level 3 to risks inherent in international operations. These include:

  •
  general economic, social and political conditions;

  •
  the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

  •
  tax rates in some foreign countries may exceed those in the U.S.;

  •
  foreign currency exchange rates may fluctuate, which could adversely affect Level 3's results of operations and the value of Level 3's international assets and investments;

  •
  foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

  •
  difficulties and costs of compliance with foreign laws and regulations that impose restrictions on Level 3's investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

  •
  difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

  •
  changes in laws and regulations relating to foreign trade and investment.

Level 3 is exposed to significant currency exchange rate risks and currency transfer restrictions and Level 3's results may suffer due to currency translations and remeasurements.

        Certain of Level 3's current and prospective customers derive their revenue in currencies other than U.S. Dollars but are invoiced by Level 3 in U.S. Dollars. The obligations of customers with substantial revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies depreciate in value relative to the U.S. Dollar. Furthermore, these customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into U.S. Dollars. In either event, the affected customers may not be able to pay Level 3 in U.S. Dollars. Similarly, declines in the value of foreign currencies (such as the devaluation of the Venezuelan bolivar discussed below) relative to the U.S. Dollar could adversely affect Level 3's ability to market its services to customers whose revenue is denominated in those currencies. In addition, where Level 3 issues invoices for its services in currencies other than U.S. Dollars, Level 3's net loss may suffer due to currency translations in the event that such currencies depreciate relative to the U.S. Dollar and Level 3 cannot or does not elect to enter into currency hedging arrangements in respect of those payment obligations.

        Level 3 conducts a significant portion of its business using the British Pound Sterling, the Euro and the Brazilian Real. Appreciation of the U.S. Dollar adversely affects Level 3's consolidated revenue. Since Level 3 tends to incur costs in the same currency in which those operations realize revenue, the effect on operating income and operating cash flow is largely mitigated. However, if the U.S. Dollar appreciates significantly, future revenues, operating income and operating cash flows could be materially affected. In addition, the appreciation of the U.S. Dollar relative to foreign currencies reduces the U.S. Dollar value of cash balances held in those currencies.

        Certain Latin American economies have experienced shortages in foreign currency reserves and have adopted restrictions on the use of certain mechanisms to expatriate local earnings and convert local currencies into U.S. Dollars. Any of these shortages or restrictions may limit or impede Level 3's ability to transfer or to convert those currencies into U.S. Dollars and to expatriate those funds. In addition, currency devaluations in one country may have adverse effects in another country.

        In Venezuela, the official bolivares-U.S. Dollar exchange rate established by the Venezuelan Central Bank ("BCV") and the Venezuelan Ministry of Finance has historically attributed to the bolivar a value significantly greater than the value that prevailed on the former unregulated parallel market. The official rate is the rate used by the Comisión de Administración de Divisas ("CADIVI"), an agency of the Venezuelan government, to exchange bolivares pursuant to an official process that requires application and government approval. Effective January 12, 2010, the Venezuelan government devalued the Venezuelan bolivar by increasing the official rate from 2.15 Venezuelan bolivares to the U.S. Dollar to 4.30 for goods and services deemed "non-essential" and 2.60 for goods and services deemed "essential". Effective January 1, 2011, the Venezuelan government further increased the official rate for goods deemed "essential" to 4.30 Venezuelan bolivares to the U.S. Dollar. Effective February 13, 2013, the Venezuelan government further devalued the Venezuelan bolivar by increasing the official rate to 6.30 Venezuelan bolivares to the U.S. Dollar, except for a limited set of goods and services deemed "essential" that will temporarily continue to attract the 4.30 rate. Level 3 uses the official rate for "non-essential" goods and services to record the assets, liabilities and transactions of Level 3's Venezuelan subsidiary.

        In an attempt to control inflation, on May 18, 2010, the Venezuelan government announced that the BCV would be given control over the previously unregulated portions of the exchange market. In June 2010, a new regulated currency trading system controlled by the BCV, the Transaction System for Foreign Currency Denominated Securities ("SITME"), commenced operations and established an initial weighted average implicit exchange rate of approximately 5.30 bolivares to the U.S. Dollar. Subject to the limitations and restrictions imposed by the BCV, entities domiciled in Venezuela were permitted to access the SITME by buying U.S. Dollar denominated securities through banks authorized by the BCV. SITME was intended to supplement the CADIVI application and approval process with an additional process that allowed for quicker and smaller exchanges, albeit at a less favorable exchange rate. However, in connection with the February 13, 2013 devaluation of the bolivar, the Venezuelan government also announced that SITME will be eliminated.

        The acquisition of foreign currency by Venezuelan companies to honor foreign debt, pay dividends or otherwise expatriate capital is subject to the limitations and restrictions of the CADIVI registration, application and approval process, and is also subject to the availability of foreign currency within the guidelines set forth by the National Executive Power for the allocation of foreign currency. Approvals under the CADIVI process have been less forthcoming at times, resulting in a significant buildup of excess cash in Level 3's Venezuelan subsidiary and a significant increase in its exchange rate and exchange control risks.

        At December 31, 2012, Level 3 had $13 million of obligations registered and subject to approval by CADIVI for the conversion of bolivares into foreign currencies. Level 3 cannot predict the timing and extent of any CADIVI approvals to honor foreign debt, distribute dividends or otherwise expatriate capital using the official Venezuelan exchange rate. Some approvals have been issued within a few months while others have taken more than one year. In 2012, Level 3 received $5 million of approvals from CADIVI to convert bolivares to U.S. Dollars at both the essential and non-essential official rates.

        As of December 31, 2012, Level 3's Venezuelan subsidiary had $131 million of net assets including $72 million of cash and cash equivalents, of which $3 million was held in U.S. Dollars and $69 million was held in Venezuelan bolivares. In light of the Venezuelan exchange control regime, none of these net assets (other than the $3 million of cash denominated in U.S. Dollars and held outside of Venezuela) may be transferred to Level 3 or any other subsidiary of Level 3 in the form of loans, advances or cash dividends without the consent of a third party (that is, CADIVI or SITME).

        While the February 13, 2013 bolivar devaluation had no effect on Level 3's 2012 financial position or results of operations, the devaluation will affect its financial reporting starting with the first quarter of 2013. If enacted prior to December 31, 2012, this devaluation would have reduced Level 3's net monetary assets by $20 million, including unrestricted cash and cash equivalents of $22 million, based on the bolivar balances as of December 31, 2012. The devaluation of Level 3's net monetary assets will result in a charge which will be recognized in other expense, net in the consolidated statement of operations in the first quarter of 2013. Based on the bolivar balances as of December 31, 2012, the charge would be $20 million. The effects on revenue and operating income are not expected to be material in light of certain pricing adjustment mechanisms in many of Level 3's contracts with Venezuelan customers and since most of its costs in Venezuela are incurred in bolivares.

Economic and political conditions in Latin America pose numerous risks to Level 3's operations.

        Level 3's business operations in the Latin American region constitute a significant portion of its business. As events in the Latin American region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political instability elsewhere in the region. Furthermore, events in recent years in other developing markets have placed pressures on the stability of the currencies of a number of countries in Latin America in which Level 3 operates, including Argentina, Brazil, Colombia and Venezuela. While certain areas in the Latin American region have experienced economic growth, this recovery remains fragile. Pressures on local currencies are likely to have an adverse effect on Level 3's customers in this region. Volatility in regional currencies and capital markets could also have an adverse effect on Level 3's ability and that of its customers to gain access to international capital markets for necessary financing, refinancing and repatriation of earnings.

        In addition, any changes to the political and economic conditions in certain Latin American countries could materially and adversely affect Level 3's business. For example, in January 2007, the Venezuelan National Assembly issued an Enabling Law allowing the President of Venezuela to carry out the nationalization of certain businesses in the electricity and energy sectors, as well as Venezuela's largest telecommunications company, Compañía Anónima Nacional Teléfonos de Venezuela ("CANTV"). CANTV was nationalized in the same year. A statement from the Venezuelan minister of telecommunications and director of the Comisión Nacional de Telecomunicaciones, the country's telecommunications regulatory authority, has indicated that the nationalization of CANTV does not imply the nationalization of the telecommunications sector as a whole. However, there can be no assurance that such nationalization plans will not also extend to other businesses in the telecommunications sector, including Level 3's business. The government also announced plans to modify the telecommunications law, and Level 3 cannot predict the effect of these amendments to Level 3's business. In addition, a referendum held on February 15, 2009, approved an amendment to the nation's constitution removing presidential term limits.

Inflation and certain government measures to curb inflation in some Latin American countries may have adverse effects on their economies and Level 3's business and operations in those locations.

        Some Latin American countries, including Venezuela, Brazil and Argentina, have historically experienced high rates of inflation. Inflation and some measures implemented to curb inflation have had significant negative effects on the economies of these countries. Governmental actions taken in an effort to curb inflation, coupled with speculation about possible future actions, have contributed to economic uncertainty at times in most Latin American countries. These countries may experience high levels of inflation in the future that could lead to further government intervention in the economy, including the introduction of government policies that could adversely affect Level 3's results of operations in those locations. In addition, if any of these countries experience high rates of inflation, Level 3 may not be able to adjust the price of its services sufficiently to offset the effects of inflation on Level 3's cost structures in those locations. A high inflation environment would also have negative effects on the level of economic activity and employment and adversely affect Level 3's business.

Many of Level 3's most important U.K. government customers have the right to terminate their contracts with Level 3 if a change of control occurs or to reduce the services they purchase from Level 3.

        In 2012 various agencies of the U.K. Government together represented approximately $173 million, or approximately 20%, of the Core Network Services revenue for Level 3's EMEA region and approximately 3% of Level 3's total Consolidated Core Network Services revenue. Many of these government contracts contain broad change of control provisions that permit the customer to terminate the contract if the Level 3 subsidiary that is a party to the agreement undergoes a change of control. A termination in many instances gives rise to other rights of the government customer, including, in some cases, the right to purchase some of Level 3's assets used in servicing those contracts on terms that would be unfavorable to Level 3.

        In addition, most of these government contracts do not include significant minimum usage guarantees. Thus, the applicable customers could simply choose not to use Level 3's services and move to another telecommunications provider.

Level 3's agreements with certain agencies of the U.S. Government impose significant requirements on it. A violation of those agreements could have severe consequences.

        Level 3 is a party to an agreement with the U.S. Departments of Homeland Security, Justice and Defense addressing the U.S. government's national security and law enforcement concerns. This agreement imposes significant requirements on Level 3 related to information storage and management; traffic management; physical, logical, and network security arrangements; personnel screening and training; and other matters. Level 3 is also party to an agreement with the U.S. Department of Defense addressing the U.S. government's national security concerns. This agreement imposes significant requirements on Level 3 related to the composition and qualifications of the Level 3 Communications, Inc. board of directors; the limitation of the influence or control over Level 3 of non-U.S. persons; physical, logical, and network security arrangements; and other matters.

        While Level 3 expects to continue to comply fully with its obligations under both of the above-mentioned agreements, it is impossible to eliminate completely the risk of a violation of either. The consequences of a violation of these agreements could be severe, potentially including the revocation of Level 3's FCC licenses in the U.S., which would result in the cessation of Level 3's U.S. operations, and/or the loss of permissions required to do business with the U.S. Government.

Level 3 is subject to the U.S. Foreign Corrupt Practices Act (the "FCPA") and other anticorruption laws, and its failure to comply therewith could result in penalties which could harm its reputation and have a material adverse effect on its business.

        Level 3 is subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits. Although Level 3 have policies and procedures designed to ensure that Level 3, its employees and agents comply with the FCPA and other anticorruption laws, there can be no assurance that such policies or procedures will work effectively all of the time or protect Level 3 against liability for actions taken by its agents, employees and intermediaries with respect to its business or any businesses that Level 3 acquires. Level 3 currently operates and in the future may operate in a number of jurisdictions that pose a high risk of potential anticorruption violations. If Level 3 is not in compliance with the FCPA and other laws governing the conduct of business with government entities (including local laws), Level 3 may be subject to criminal and civil penalties and other remedial measures. Any investigation of any potential violations of the FCPA or other anticorruption laws by U.S. or foreign authorities could have an adverse effect on its business.

        The U.K. Bribery Act 2010 (the "Bribery Act") reformed the United Kingdom ("U.K.") law in relation to bribery and corruption. As well as containing provisions concerning bribery of public officials, the Bribery Act includes a criminal offense of failing to prevent bribery by relevant commercial organizations. This offense applies when any person associated with the organization offers or accepts bribery anywhere in the world intending to obtain or retain a business advantage for the organization or in the conduct of business. The Bribery Act has wide ranging implications in particular for business in the U.K., including Level 3's subsidiaries. However, it should be noted that it also has a wide-ranging extra-territorial effect. The Bribery Act is broader in scope than the FCPA in that it directly addresses commercial bribery in addition to bribery of government officials and it does not recognize certain exceptions, notably facilitation payments that are permitted by the FCPA. Under the Bribery Act, it is a defense to the accusation of failure to prevent bribery for a commercial organization to show that it had in place "adequate procedures" designed to prevent such acts. As with the FCPA, if Level 3 is not in compliance with the Bribery Act as well as similar laws in the U.K. or elsewhere that are applicable to its business, Level 3 may be subject to criminal and civil penalties and other remedial measures.

Risks Related to Level 3's Liquidity and Financial Resources

Disruptions in the financial markets could affect Level 3's ability to obtain debt or equity financing or to refinance its existing indebtedness on reasonable terms (or at all), and have other adverse effects on Level 3.

        Disruptions in the commercial credit markets could result in a tightening of credit markets. The effects of recent credit market disruptions were widespread, and it is impossible to predict whether the improvement in the global credit markets will continue. As a result of credit market turmoil, Level 3 may not be able to obtain debt or equity financing or to refinance its existing indebtedness on favorable terms (or at all), which could affect its strategic operations and Level 3's financial performance and force modifications to its operations.

If Level 3 is unable to comply with the restrictions and covenants in Level 3's debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed.

        If Level 3 is unable to comply with the restrictions and covenants in any of its debt agreements, there would be a default under the terms of those agreements. As a result, borrowings under other debt instruments that contain cross-acceleration or cross default provisions may also be accelerated and become due and payable. If any of these events occur, there can be no assurance that Level 3 would be able to make necessary payments to the lenders or that Level 3 would be able to find alternative financing. Even if Level 3 is able to obtain alternative financing, there can be no assurance that it would be on terms that are acceptable.

If Level 3 experiences a change in control or certain other events, Level 3 may be unable to satisfy its obligations to repurchase its outstanding notes as required under its outstanding debt agreements.

        Upon the occurrence of certain events defined in the various debt agreements relating to its outstanding debt, Level 3 is required to make an offer to purchase all of Level 3's outstanding notes at a purchase price generally equal to 101% of the principal amount of the notes, plus accrued and unpaid interest thereon (if any). In addition, to the extent that Level 3 is required to make an offer to purchase one of the outstanding issues of its notes, the debt agreements relating to its other issues of notes may require Level 3 to repurchase that other debt upon a change in control or termination of trading. Level 3 may not have or be able to borrow sufficient funds to pay the purchase price for all the notes tendered by holders seeking to accept the offer to purchase.

Level 3 has substantial debt, which may hinder its growth and put Level 3 at a competitive disadvantage.

        Level 3's substantial debt may have important consequences, including the following:

  •
  the ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditures could be impaired or financing may not be available on acceptable terms;

  •
  a substantial portion of Level 3's cash flows will be used to make principal and interest payments on outstanding debt, reducing the funds otherwise available for operations and future business opportunities;

  •
  a substantial decrease in cash flows from operating activities or an increase in expenses could make it difficult to meet debt service requirements and force modifications to operations;

  •
  having more debt than certain of its competitors, may place Level 3 at a competitive disadvantage; and

  •
  substantial debt may make Level 3 more vulnerable to a downturn in business or the economy generally.

        Level 3 had substantial deficiencies of earnings to cover fixed charges of approximately $374 million, $786 million and $712 million for the fiscal year ended December 31, 2012, 2011 and 2010, respectively.

Level 3 may not be able to repay its existing debt; failure to do so or refinance the debt could prevent Level 3 from implementing its strategy and realizing anticipated profits.

        If Level 3 were unable to refinance its debt or to raise additional capital on acceptable terms, Level 3's ability to operate its business would be impaired. As of December 31, 2012, Level 3 had an aggregate of approximately $8.608 billion of long-term debt on a consolidated basis (on an as adjusted basis, as well as excluding debt discounts and fair value adjustments), and approximately $1.171 billion of stockholders' equity. Of the long-term debt, approximately $44 million is due to mature in 2013, $23 million is due to mature in 2014 and $788 million is due in 2015, in each case excluding debt discounts and fair value adjustments.

        Level 3's ability to make interest and principal payments on its debt and borrow additional funds on favorable terms depends on the future performance of the business. If Level 3 does not have enough cash flow in the future to make interest or principal payments on its debt, Level 3 may be required to refinance all or a part of its debt or to raise additional capital. Level 3 cannot be sure that it will be able to refinance its debt or raise additional capital on acceptable terms.

Restrictions and covenants in Level 3's debt agreements limit its ability to conduct its business and could prevent Level 3 from obtaining needed funds in the future.

        Level 3's debt and financing arrangements contain a number of significant limitations that restrict Level 3's ability to, among other things:

  •
  borrow additional money or issue guarantees;

  •
  pay dividends or other distributions to stockholders;

  •
  make investments;

  •
  create liens on assets;

  •
  sell assets;

  •
  enter into sale-leaseback transactions;

  •
  enter into transactions with affiliates; and

  •
  engage in mergers or consolidations.

Other Risks

If certain transactions occur with respect to its capital stock, Level 3 may be unable to fully utilize its net operating loss carry forwards, or NOLs, to reduce Level 3's U.S. federal income taxes.

        As of December 31, 2012, Level 3 had NOLs of approximately $8.5 billion for U.S. federal income tax purposes (after taking into account the effects of Section 382 of the Internal Revenue Code). If certain transactions occur with respect to Level 3's capital stock that result in a cumulative ownership change of more than 50 percentage points by 5% stockholders over a three-year period as determined under rules prescribed by the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, annual limitations would be imposed with respect to Level 3's ability to utilize Level 3's NOLs and certain current deductions against any taxable income Level 3 achieves in future periods.

        Level 3 has entered into transactions over the applicable three year period that, when combined with other changes in ownership that are outside of Level 3's control, have resulted in cumulative changes in the ownership of Level 3's capital stock. Additional transactions that Level 3 enters into, as well as transactions by existing 5% stockholders and transactions by holders that become new 5% stockholders that Level 3 does not participate in, could cause Level 3 to incur a 50 percentage point ownership change by 5% stockholders and, if Level 3 triggers the above-noted Code imposed limitations, such transactions would prevent Level 3 from fully utilizing NOLs and certain current deductions to reduce Level 3's U.S. federal income taxes. In addition, these limitations could cause Level 3 not to pursue otherwise favorable acquisitions and other transactions involving Level 3's capital stock, or could reduce the net benefits to be realized from any such transactions.

STT Crossing's significant ownership interest in Level 3 increases the risk that Level 3 could be unable to use its accumulated NOLs for U.S. federal income tax purposes, and the rights agreement entered into by Level 3 designed to protect its ability to use its accumulated NOLs could discourage third parties from seeking strategic transactions with Level 3 that could be beneficial to Level 3's stockholders.

        Completion of the Global Crossing acquisition—in particular STT Crossing's acquisition of a significant ownership interest in Level 3—moved Level 3 significantly closer to the 50% ownership change described above and increases the likelihood of a loss of its NOLs.

        In April 2011, Level 3 entered into the rights agreement in an effort to deter acquisitions of its common stock that might reduce its ability to use its NOLs. Under the rights agreement, from and after the record date of April 21, 2011, each share of Level 3's common stock carries with it one preferred share purchase right that could discourage a third party from proposing a change of control or other strategic transaction concerning Level 3 or otherwise have the effect of delaying or preventing a change of control of Level 3 that other stockholders may view as beneficial.

Environmental liabilities from Level 3's historical operations could be material.

        There could be environmental liabilities arising from historical operations of Level 3's predecessors, for which Level 3 may be liable. Level 3's operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. Level 3 has made and will continue to make significant expenditures relating to its environmental compliance obligations. Despite its best efforts, Level 3 may not at all times be in compliance with all of these requirements.

        In connection with certain historical operations, Level 3 has responded to or been notified of potential environmental liability at approximately 158 properties as of January 24, 2013. Level 3 is engaged in addressing or has liquidated environmental liabilities at 75 of those properties. Of these: (a) Level 3 has formal commitments or other potential future costs at 14 sites; (b) there are 6 sites with unknown future costs; (c) there are 55 sites with no likely future costs. The remaining properties have been dormant for several years. Level 3 could potentially be held liable, jointly or severally, and without regard to fault, for the costs of investigation and remediation of these sites. The discovery of additional environmental liabilities related to historical operations or changes in existing environmental requirements could have a material adverse effect on Level 3's business.

Level 3 is now exposed to legal proceedings and contingent liabilities that could result in material losses that Level 3 has not reserved against.

        Level 3 is a party to various legal proceedings and is subject to certain important contingent liabilities described more fully in Note 16, "Commitments, Contingencies and Other Items," to Level 3's consolidated financial statements included in Level 3's annual report on Form 10-K filed on

February 26, 2013, many of which involve Global Crossing. If one or more of these legal proceedings or contingent liabilities were to be resolved in a manner adverse to Level 3, Level 3 could suffer material losses. Global Crossing did not establish reserves for many of these contingent liabilities and those for which reserves were established could be adversely resolved at levels exceeding the reserved amounts. Certain of these contingent liabilities could have a material adverse effect on Level 3's business in addition to the effect of any potential monetary judgment or sanction against Level 3. Furthermore, any legal proceedings, regardless of the outcome, could result in substantial costs and diversion of resources. Assets and entities that Global Crossing acquired in its most recent acquisitions, may be subject to unknown or contingent liabilities for which Level 3 may have no recourse, or only limited recourse to the entity from which the business was acquired (or its stakeholders).

Terrorist attacks and other acts of violence or war may adversely affect the financial markets and Level 3's business.

        There can be no assurance that there will not be future terrorist attacks. These attacks or armed conflicts may directly affect Level 3's physical facilities or those of Level 3's customers. These events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and world financial markets and economy. Any of these occurrences could materially adversely affect Level 3's business.

The pension plans previously maintained by Global Crossing and with respect to Level 3's operations before 1997 may require additional funding and negatively affects cash flows.

        Certain North American and European hourly and salaried employees of Global Crossing are covered by defined benefit pension plans. On December 31, 1996, the North American plan was frozen and all employees hired thereafter are not eligible to participate in the plan. The U.K. plans were closed to new employees on December 31, 1999. The pension expense and required contributions to these pension plans are directly affected by the value of plan assets, the projected rate of return on plan assets, the actual rate of return on plan assets and the actuarial assumptions used to measure the defined benefit pension plan obligations. As of December 31, 2012, the projected benefit obligation under these pension plans and the pension plans with respect to non-Global Crossing operations prior to 1997 was approximately $166 million ($79 million for U.S. plans and $87 million for U.K. plans) and the value of plan assets was approximately $146 million (approximately $75 million for U.S. plans and $71 million for U.K. plans), resulting in these pension plans being underfunded by $20 million. If plan assets perform below expectations, future pension expense and funding obligations will increase, which would have a negative effect on Level 3's cash flows from operations.

Risks Relating to the Notes

You may not be able to sell your original notes if you do not exchange them for new notes in the exchange offer.

        If you do not exchange your original notes for new notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legend on the original notes. In general, you may not reoffer, resell or otherwise transfer the original notes in the United States unless they are:

  •
  registered under the Securities Act;

  •
  offered or sold under an exemption from the Securities Act and applicable state securities laws; or

  •
  offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        The Company does not currently anticipate that it will register the original notes under the Securities Act.

Holders of the original notes who do not tender their original notes will have no further registration rights under the registration agreement.

        Holders who do not tender their original notes, except for limited instances involving the initial purchaser or holders of original notes who are not eligible to participate in the exchange offer or who do not receive freely transferable new notes in the exchange offer, will not have any further registration rights under the registration agreement or otherwise and will not have rights to receive special interest.

The market for original notes may be significantly more limited after the exchange offer and you may not be able to sell your original notes after the exchange offer.

        If original notes are tendered and accepted for exchange under the exchange offer, the trading market for original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange could be adversely affected. The extent of the market for original notes and the availability of price quotations would depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely as original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

        The Company will not accept your original notes for exchange if you do not follow the exchange offer procedures. The Company will issue new notes as part of the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If the Company does not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, the Company will not accept your original notes for exchange.

Subsidiaries of the Company must make payments to the Company in order for the Company to make payments on the notes.

        The Company is a holding company with no material assets other than the stock of its subsidiaries. Accordingly, the Company depends upon dividends, loans or other distributions from its subsidiaries to generate the funds necessary to meet its financial obligations, including its obligations to pay you as a holder of notes. The Company's subsidiaries may not generate earnings sufficient to enable them to meet their payment obligations. The Company's subsidiaries are legally distinct from the Company and have no obligation to pay amounts due on its debt or to make funds available to the Company for such payment. Future debt of certain of the Company's subsidiaries, including any debt outstanding under the Credit Agreement (as defined below), may limit or prohibit the payment of dividends or the making of loans or advances to the Company. In addition, the ability of such subsidiaries to make such payments, loans or advances is limited by the laws of the relevant jurisdictions in which such subsidiaries are organized or located. In certain circumstances, the prior or subsequent approval of such payments, loans or advances is required from applicable regulatory bodies or other governmental entities. If the Company cannot access the cash flow of its subsidiaries, the Company may not have access to sufficient cash to repay the notes.

Because the notes are structurally subordinated to the obligations of the subsidiaries of the Company, you may not be fully repaid if the Company becomes insolvent.

        The notes are not guaranteed by any of the subsidiaries of the Company. Substantially all of the Company's operating assets are held directly by its subsidiaries. Holders of any preferred stock of any of the Company's subsidiaries and creditors of any such subsidiary, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the notes. That is, the notes are structurally subordinated to the debt, preferred stock and other obligations of the Company's subsidiaries. Holders of the notes have no claims to the assets of any of the Company's subsidiaries. As of December 31, 2012, the Company's subsidiaries had approximately $9.232 billion in aggregate indebtedness and other balance sheet liabilities, excluding intercompany liabilities, deferred revenue and discount and fair value adjustments, all of which is structurally senior to the notes. The indenture governing the notes may permit the Company's subsidiaries to incur additional indebtedness and does not limit their ability to incur other obligations not constituting indebtedness.

Level 3 may be unable to generate cash flow from which to make payments on the notes.

        Level 3 had substantial deficiencies of earnings to cover fixed charges of approximately $374 million for the fiscal year ended December 31, 2012, $786 million for the fiscal year ended December 31, 2011, approximately $712 million for the fiscal year ended December 31, 2010, approximately $623 million for the fiscal year ended December 31, 2009 and approximately $264 million for the fiscal year ended December 31, 2008. Level 3 may not become profitable or sustain profitability in the future. Accordingly, Level 3 may not have access to sufficient funds to make payments on the notes.

The Credit Agreement may prohibit the Company from making payment on the notes.

        As discussed in the section "Description of Indebtedness of Level 3 Communications, Inc. and Level 3 Financing, Inc.," the Credit Agreement limits Level 3's ability to make payments on any outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, the Credit Agreement could prohibit the Company from making any payment on the notes in the event that the notes are accelerated or the holders thereof require the Company to repurchase the notes upon the occurrence of a change in control triggering event. Any such failure to make payments on the notes would cause the Company to default under the indenture, which in turn is likely to be a default under the Credit Agreement and other outstanding and future indebtedness.

Because the notes that you hold are unsecured, you may not be fully repaid if the Company becomes insolvent.

        The notes are not secured by any of the Company's assets. The notes are effectively junior to secured obligations incurred under existing and future credit facilities, including the guarantee of the Company's obligations under the Credit Agreement, receivables and purchase money indebtedness, capitalized leases and certain other arrangements that are secured. Although the indenture restricts the amount of the Company's future indebtedness that may be secured, the Company may be able to incur substantial additional secured indebtedness. If the Company becomes insolvent, the holders of any secured debt would receive payments from the assets used as security before you receive payments.

The Company has substantial existing debt, could incur substantial additional debt and has substantial restricted payments capacity, so the Company may be unable to make payments on the notes.

        As of December 31, 2012, aggregate future maturities of long-term debt and capital leases (excluding debt discounts, premiums and fair value adjustments) would, on an as adjusted basis, approximate $8.608 billion. The indenture relating to the notes and each issue of the Company's outstanding notes permit it to incur substantial additional debt. The substantial level of debt makes it more difficult for the Company to repay you. Substantial amounts of the Company's existing debt will, and its future debt may, mature prior to the notes. In addition, under the indenture relating to the notes, the Company has substantial restricted payments capacity. Any funds that the Company uses to make restricted payments will reduce funds available to service or repay the Company's debt, including the notes.

If the Company experiences a change in control, the Company may be unable to purchase the notes you hold as required under the indenture relating to the notes.

        Upon the occurrence of a change in control triggering event, the Company must make an offer to purchase all outstanding notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest thereon (if any). The Company may not have sufficient funds to pay the purchase price for all the notes tendered by holders seeking to accept the offer to purchase. In addition, the indenture relating to the notes and the Company's other debt agreements may require the Company to repurchase such other debt upon a change in control and Financing's credit facility prohibits, and the Company's other debt agreements may prohibit, the Company from purchasing any notes before their stated maturity, including upon a change in control.

There is no public market for the notes, which could limit their market price or your ability to sell them.

        The notes are new securities for which there is currently no public trading market. Consequently, the notes may be relatively illiquid, and you may be unable to sell your notes. The Company does not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system. If any of the notes are traded after their initial issuance, they made trade at a discount from their principal amount depending on many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and Level 3's financial condition, performance and prospects. Any decline in trading prices regardless of the cause, may adversely affect the liquidity and trading markets for the new notes.

USE OF PROCEEDS

        The Company will not receive any proceeds from the issuance of the new notes pursuant to the exchange offer.

SELECTED HISTORICAL FINANCIAL DATA OF LEVEL 3

        The following table presents Level 3's selected historical consolidated financial data as of and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008. You should read this information in conjunction with Level 3's consolidated financial statements and related notes included in Level 3's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which are incorporated by reference in this document. See "Where You Can Find More Information; Incorporation by Reference."

	Fiscal Year Ended December 31,(1)(2)(3)
(dollars in millions)	2012	2011	2010	2009	2008
Results of Operations:
Revenue(1)	$6,376	$4,333	$3,591	$3,695	$4,226
Loss from continuing operations(2)	(422)	(827)	(621)	(624)	(321)
Income (loss) from discontinued operations(1)	—	71	(1)	6	3
Net loss	(422)	(756)	(622)	(618)	(318)

	Fiscal Year Ended December 31,(1)(2)(3)
(dollars in millions except per share amounts)	2012	2011	2010	2009	2008
Per Common Share:
Loss from continuing operations	$(1.96)	$(6.03)	$(5.61)	$(5.73)	$(3.08)
Income (loss) from discontinued operations, net	—	0.52	(0.01)	0.05	0.03
Net loss	(1.96)	(5.51)	(5.62)	(5.68)	(3.05)
Dividends(3)	—	—	—	—	—

	December 31,(1)(2)(3)
(dollars in millions)	2012	2011	2010	2009	2008
Financial Position:
Total assets	$13,307	$13,188	$8,355	$9,062	$9,634
Current portion of long-term debt(4)	216	65	180	705	186
Long-term debt, less current portion(4)	8,516	8,385	6,268	5,755	6,245
Stockholders' equity (deficit)(5)	1,171	1,193	(157)	491	1,021

(1)
On June 5, 2008, the Company completed the sale of its Vyvx advertising distribution business to DG FastChannel, Inc. and received gross proceeds at closing of approximately $129 million in cash. Net proceeds from the sale approximated $121 million after deducting transaction-related costs. Revenue attributable to the Vyvx advertising distribution business totaled $15 million in 2008 through the date of sale. The Vyvx businesses were acquired by the Company at the end of 2005 in the acquisition of WilTel Communications Group, LLC ("WilTel").

On October 4, 2011, the Company purchased Global Crossing Limited ("Global Crossing") (the "Amalgamation"). During 2011, the Company recorded revenue attributable to Global Crossing of approximately $654 million.

On November 14, 2011, the Company completed the sale of its coal mining business to Ambre Energy Limited as part of its long-term strategy to focus on core business operations. Revenue attributable to the coal mining business totaled approximately $54 million in 2011 through the date of sale, $60 million in 2010, $67 million in 2009 and $75 million in 2008. As a result of the transaction, the Company recognized a gain on the transaction of approximately $72 million, which is included its consolidated statements of operations within "Income (Loss) from Discontinued Operations, Net." The financial results of the coal mining business are included in the Company's consolidated results of operations through the date of sale, and all periods have been revised to reflect the presentation within discontinued operations.

(2)
In 2008, the Company recognized approximately $25 million of impairment and restructuring charges, $36 million of induced debt conversion expenses, net, attributable to the exchange of certain of the Company's convertible debt securities, a gain on the early extinguishment of debt of $125 million as a result of certain debt repurchases, and a $99 million gain on the sale of the Company's Vyvx advertising distribution business and certain of its smaller long distance voice customer relationships. The Company also revised its estimates of the amounts and timing of its original estimate of undiscounted cash flows related to certain future asset retirement obligations in the fourth quarter of 2008. As a result, the Company reduced its asset retirement obligations liability by $103 million with an offsetting reduction to property, plant and equipment of $21 million, selling, general and administrative expenses of $86 million, depreciation and amortization of $11 million and an increase to goodwill of $15 million.

In 2009, the Company recognized a gain of approximately $14 million as a result of debt repurchases and exchanges of certain of the Company's debt securities and $9 million of restructuring charges.

In 2010, the Company recognized a loss of approximately $59 million associated with the tender offer to repurchase the Company's 12.25% Senior Notes due 2013 and as a result of the redemption of its 10% Convertible Senior Notes due 2011. The Company also recognized a $91 million benefit primarily related to the release of foreign deferred tax valuation allowances and $2 million of restructuring charges.

In 2011, the Company recognized a loss of $100 million related to the redemption and repurchase of the 3.5% Convertible Senior Notes due in June 2012 and prepayment of the Tranche B Term Loan that was outstanding under the existing Senior Secured Term Loan, the conversion of certain of the 15% Convertible Senior Notes due 2013, the retirement of a portion of the 9.25% Senior Notes due 2014, the redemption of the 5.25% Convertible Senior Notes due 2011 and exchange of the 9% Convertible Senior Discount Notes due 2013. As a result of a change in the estimated useful lives of certain of the Company's property, plant and equipment, the Company recognized a reduction of approximately $74 million in depreciation expense during the fourth quarter of 2011. The change in accounting estimate was accounted for on a prospective basis effective October 1, 2011. The Company also recognized $11 million of restructuring charges and $20 million of charges associated with the impairment of certain wireless spectrum licenses.

In 2012, the Company recognized a $160 million loss on extinguishment of debt as a result of the refinancing of the $650 million Tranche B II Term Loan and $550 million Tranche B III Term Loan in October 2012, the refinancing of the $1.4 billion Tranche A Term Loan in August 2012 and the repayment of existing vendor financing obligations, the redemption of the 8.75% Senior Notes due 2017 in August 2012, the redemption of the 9.25% Senior Notes due 2014 in February 2012 and the exchange of a portion of the 15% Convertible Senior Notes due 2013. The Company also recognized $34 million of restructuring charges. The Company completed an updated analysis and revised its estimated future cash flows of its asset retirement obligations as a result of a strategic review of the Company's real estate portfolio in the fourth quarter of 2012. As a result, the Company reduced its asset retirement obligations liability by $73 million with an offsetting reduction to property, plant and equipment of $24 million, selling, general and administrative expenses of $47 million and depreciation and amortization of $2 million. In addition, as a result of the refinancing of the Tranche A Term Loan in 2012, two interest rate swap agreements maturing in early 2014 that had effectively hedged changes in the interest rate on a portion of the

  Tranche A Term Loan were deemed "ineffective" under GAAP. The Company recognized a non-cash loss on the agreements of approximately $60 million (excluding accrued interest), which represented the cumulative loss recorded in Accumulated Other Comprehensive Income (Loss) ("AOCI") at the date the instruments ceased to qualify as hedges.

(3)
The Company's current dividend policy, in effect since April 1998, is to retain future earnings for use in the Company's business. As a result, management does not anticipate paying cash dividends on shares of common stock in the foreseeable future. In addition, the Company is restricted under certain debt-related covenants from paying cash dividends on shares of its common stock.

(4)
In 2008, the Company received proceeds of $400 million from the issuance of its 15% Convertible Senior Notes due 2013. In connection with the issuance of the 15% Convertible Senior Notes due 2013, the Company completed tender offers and repurchased $163 million of its 2.875% Convertible Senior Notes due 2010, $173 million of its 6% Convertible Subordinated Notes due 2010 and $124 million of its 6% Convertible Subordinated Notes due 2009. In 2008, the Company completed exchanges with holders of various issues of its convertible debt in which the Company issued approximately 3 million shares of common stock in exchange for $18 million of its 6% Convertible Subordinated Notes due 2009, $47 million of its 10% Convertible Senior Notes due 2011, $19 million of its 2.875% Convertible Senior Notes due 2010, $15 million of its 5.25% Convertible Senior Notes due 2011 and $9 million of its 3.5% Convertible Senior Notes due 2012. Also in 2008, the Company repurchased $39 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2009 and $32 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2010. The Company also repaid at maturity the remaining $20 million of its outstanding 11% Senior Notes due 2008 and approximately $6 million (€4 million) of its outstanding 10.75% Senior Euro Notes due 2008.

In 2009, the Company received net proceeds of $274 million as a result of amending and restating its existing senior secured credit facility to increase the borrowings through the creation of a $280 million Tranche B Term Loan. The Company exchanged $142 million of its 6% Convertible Subordinated Notes due 2010 and $140 million of its 2.875% Convertible Senior Notes due 2010 for $200 million of 7% Convertible Senior Notes due 2015 and $78 million of cash. In 2009, the Company received net proceeds of $274 million from the issuance of its 7% Convertible Senior Notes due 2015, Series B. Also in 2009, the Company repurchased $126 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2009, $55 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2010, $13 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2010, $131 million aggregate principal amount of its 5.25% Convertible Senior Notes due 2011, $56 million aggregate principal amount of its 10% Convertible Senior Notes due 2011, and $31 million aggregate principal amount of its 3.5% Convertible Senior Notes due 2012. The Company also redeemed the remaining $13 million of its 11.5% Senior Notes due 2010, repurchased the remaining $6 million aggregate principal amount of its Floating Rate Notes due 2011 and repaid at maturity the remaining $55 million of its outstanding 6% Convertible Subordinated Notes due 2009.

In 2010, the Company received net proceeds of $613 million from the issuance of its 10% Senior Notes due 2018 and net proceeds of $195 million from the issuance of its 6.5% Convertible Senior Notes due 2016. In connection with the issuance of its 10% Senior Notes due 2018, the Company repurchased $550 million of the total outstanding 12.25% Senior Notes due 2013 primarily through a tender offer. In addition, the Company redeemed all of the outstanding $172 million aggregate principal amount of its 10% Convertible Senior Notes due 2011, $3 million of its 5.25% Convertible Senior Notes due 2011, the remaining $3 million of its 10.75% Senior Notes due 2011, and $2 million of its 2.875% Convertible Senior Notes due 2010. Upon maturity, the Company repaid the remaining $111 million of its 6% Convertible Subordinated Notes due 2010 and the remaining $38 million of its 2.875% Convertible Senior Notes due 2010.

  In 2011, the Company issued approximately $605 million of 11.875% Senior Notes due 2019 in two separate transactions, as well as $500 million of its 9.375% Senior Notes due 2019. Proceeds from the first 11.875% Senior Note offering were used to redeem $196 million of 5.25% Convertible Senior Notes. In the second offering, the Company exchanged $295 million of 9% Convertible Senior Discount Notes for the 11.875% Senior Notes. Level 3 Escrow, Inc., an indirect wholly owned subsidiary of the Company, issued $600 million in aggregate principal amount of 8.125% Senior Notes due 2019. Level 3 Escrow, Inc. issued an additional $600 million in aggregate principal amount of its 8.125% Senior Notes due 2109 under the same indenture as the 8.125% Senior Notes previously issued, which were treated as a single series of notes under the indenture. In connection with the Amalgamation, all of the 8.125% Senior Notes due 2019 were assumed by Level 3 Financing, Inc., a direct wholly owned subsidiary of the Company, and the proceeds were used to refinance certain existing indebtedness of Global Crossing. The Company exchanged approximately $128 million of its 15% Convertible Senior Notes due 2013 for approximately 5 million shares of its common stock. The Company also paid approximately $29 million in cash, representing interest due from the conversion through the 2013 maturity date. The Company also repurchased approximately $20 million of its 3.5% Convertible Senior Notes due 2012. The Company borrowed $550 million aggregate principal amount of its Tranche B III Term Loan. The net proceeds in addition to cash on hand were used to redeem the remaining $274 million aggregate principal amount of 3.5% Convertible Senior Notes due 2012 and prepay the $280 million Tranche B Term Loan that was outstanding under the existing Senior Secured Term Loan. Also in connection with the closing of the Amalgamation, the Company amended its existing credit agreement to incur an additional $650 million of borrowings through an additional tranche. The net proceeds from the Tranche B II Term Loan were used to consummate the Amalgamation, to refinance certain existing indebtedness of Global Crossing in connection with the consummation of the Amalgamation and for general corporate purposes.

  In 2012, the Company refinanced its existing $650 million Tranche B II Term Loan and $550 million Tranche B III Term Loan under its existing senior secured credit facility through the creation of a new term loan in the aggregate principal amount of $1.2 billion (the "Tranche B-II 2019 Term Loan") along with cash on hand. The Company also fully repaid the outstanding principal amount of its Commercial Mortgage due 2015 along with accrued interest which was approximately $63 million. Also in 2012, the Company completed the offering of $300 million aggregate principal amount of its 8.875% Senior Notes due 2019 in a private offering. The net proceeds from that offering are being used for general corporate purposes, including the potential repurchase, redemption, repayment or refinancing of the Company's and its subsidiaries' existing indebtedness from time to time. Additionally in 2012, the Company completed the offering of $775 million aggregate principal amount of its 7% Senior Notes due 2020 in a private offering. The net proceeds from the offering of the notes, along with cash on hand, were used to redeem all of the Company's outstanding 8.75% Senior Notes due 2017, including the payment of accrued interest and applicable premiums. The Company refinanced its existing $1.4 billion Tranche A Term Loan under its existing senior secured credit facility through the creation of new term loans in the aggregate principal amount of $1.415 billion along with cash on hand and used the remaining net proceeds to repay $15 million in principal amount plus a premium for existing vendor financing obligations. Further in 2012, the Company exchanged approximately $100 million aggregate principal amount of its outstanding 15% Convertible Senior Notes due 2013 for approximately 5.4 million shares of its common stock, including an inducement premium. Also in 2012, the Company issued $900 million aggregate principal amount of its 8.625% Senior Notes due 2020. A portion of the net proceeds from the offering were used to redeem all of the Company's outstanding 9.25% Senior Notes due 2014 in aggregate principal amount of $807 million.

(5)
In 2008, the Company issued approximately 3 million shares of common stock in exchange for $108 million aggregate principal amount of various issues of its convertible debt.

  In 2011, the Company issued approximately 5 million shares of common stock in exchange for $128 million of its 15% Convertible Senior Notes. The Company also issued approximately 89 million shares of common stock, valued at approximately $1.9 billion, as the stock portion of the purchase price to acquire Global Crossing.

  In 2012, the Company issued approximately 5.4 million shares of common stock, including an inducement premium, in exchange for approximately $100 million aggregate principal amount of its outstanding 15% Convertible Senior Notes due 2013.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On August 1, 2012, the Company privately placed $300,000,000 aggregate principal amount of the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available.

        In connection with the private placement, the Company entered into a registration agreement, dated as of August 1, 2012, with the initial purchasers of the original notes. In the registration agreement relating to the original notes, the Company has agreed with the initial purchasers of the original notes to:

  •
  file a registration statement with the SEC relating to the exchange offer not later than April 28, 2013;

  •
  use their commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act by July 27, 2013; and

  •
  upon effectiveness of the exchange offer registration statement, promptly commence the exchange offer.

        In addition, the Company has agreed to keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the original notes. The new notes are being offered under this prospectus to satisfy these obligations of the Company under the registration agreement.

Terms of the Exchange

        Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, the Company is offering to exchange (i) $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding original notes. The terms of the new notes are substantially identical to the terms of the original notes for which they may be exchanged in the exchange offer, except that:

          (1)   the new notes will be freely transferable, other than as described in this prospectus;

          (2)   the new notes will not contain any legend restricting their transfer;

          (3)   holders of the new notes will not be entitled to certain rights of the holders of the original notes under the registration agreement, which rights will terminate on completion of the exchange offer; and

          (4)   the new notes will not contain any provisions regarding the payment of special interest.

The new notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. See "Description of the Notes."

        The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

        Based on interpretations by the SEC's staff in no-action letters issued to other parties, the Company believes that holders of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if the holders:

          (1)   acquired the new notes in the ordinary course of the holders' business;

          (2)   are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes;

          (3)   are not affiliates of the Company within the meaning of Rule 405 under the Securities Act;

          (4)   are not broker-dealers who acquired original notes directly from the Company; and

          (5)   are not broker-dealers who acquired original notes as a result of market-making or other trading activities.

See "Plan of Distribution."

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for original notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the date of this prospectus and ending on the close of business on the day that is 180 days following the date of this prospectus, it will make this prospectus available to any broker-dealer for use in connection with any resale of this kind.

        Tendering holders of original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of original notes for new notes in the exchange offer.

Shelf Registration Statement

        If:

          (1)   because of any change in law or applicable interpretations of the staff of the SEC, the Company determines that it is not permitted to effect an exchange offer,

          (2)   with respect to the original notes, for any other reason the exchange offer registration statement is not declared effective by July 27, 2013 or the exchange offer is not consummated within 30 business days after the exchange offer registration statement is declared effective,

          (3)   any initial purchaser so requests for original notes not eligible to be exchanged for new notes in the exchange offer,

          (4)   any holder of original notes, other than an initial purchaser, is not eligible to participate in the exchange offer, or

          (5)   any holder of original notes, other than an initial purchaser, does not receive freely tradable new notes in the exchange offer other than by reason of the holder being an affiliate of the Company, the Company will:

          (1)   as promptly as practicable (but in no event more than the later of (i) April 28, 2013 or (ii) 45 days after so required or requested), file a shelf registration statement covering resales of the original notes or the new notes, as the case may be, and thereafter use its commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

          (2)   use its commercially reasonable efforts to keep the shelf registration statement continuously effective until one year after its effective date.

        For purposes of determining whether the Company is obligated to file a shelf registration statement, the requirement that a participating broker-dealer deliver this prospectus in connection with sales of new notes will not result in those new notes being deemed not freely tradable.

        If the Company files a shelf registration statement, it will, among other things:

          (1)   provide to each holder for whom the shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement;

          (2)   notify each of those holders when the shelf registration statement has become effective; and

          (3)   take other actions as are required to permit unrestricted resales of the original notes or the new notes, as the case may be.

A holder selling original notes or new notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, the holder may be subject to the civil liability provisions under the Securities Act in connection with those sales and will be bound by any applicable provisions of the registration agreement, including specified indemnification obligations.

Special Interest

        Special interest will accrue on the principal amount of the original notes and the new notes, in addition to the stated interest on the original notes and the new notes, from and including the date on which a registration default occurs to but excluding the date on which all registration defaults have been cured.

        With respect to the original notes, the occurrence of any of the following is a registration default:

          (1)   neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC on or before April 28, 2013,

          (2)   neither the exchange offer registration statement nor the shelf registration statement has been declared effective on or before July 27, 2013,

          (3)   neither the exchange offer has been completed nor the shelf registration statement has been declared effective on or before August 26, 2013, or

          (4)   after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, in connection with resales of original notes or new notes in accordance with and during the periods specified in the applicable registration agreement.

        Special interest will accrue at a rate of 0.50% per annum on the principal amount during the 90-day period after the occurrence of the registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period. In no event will the rate exceed 1.00% per annum on the principal amount. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no special interest will be payable.

        The summary of the provisions of the registration agreement contained in this prospectus does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

Expiration Date; Extensions; Termination; Amendments

        The expiration date of the exchange offer is 5:00 p.m., New York City time, on May 23, 2013, unless the Company in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. The Company reserves the right to extend the exchange offer at any time and from time to time before the expiration date by giving written notice to The Bank of New York Mellon Trust Company, N.A., the exchange agent, and by timely public announcement. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to the PR Newswire or other national newswire service. During any extension of the exchange offer, all original notes previously tendered in the exchange offer will remain subject to the exchange offer.

        The initial exchange date will be the first business day following the expiration date. The Company expressly reserves the right to:

          (1)   terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events described below under "—Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company; and

          (2)   amend the terms of the exchange offer in any manner.

        If any termination or amendment occurs, the Company will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the original notes as promptly as practicable. Unless the Company terminates the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, the Company will exchange the new notes for the original notes on the exchange date.

        If:

          (1)   the Company waives any material condition to the exchange offer or amends the exchange offer in any other material respect; and

          (2)   at the time that notice of this waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

        This prospectus and the letter of transmittal and other relevant materials will be mailed by the Company to record holders of original notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

How to Tender

        The tender to the Company of original notes according to one of the procedures described below will constitute an agreement between that holder of original notes and the Company in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        General Procedures.    A holder of an original note may tender them by properly completing and signing the letter of transmittal or a facsimile of the letter of transmittal and delivering them, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at the address set forth below under "—Exchange Agent" on or before the expiration date. All references in this prospectus to the letter of transmittal include a facsimile of the letter of transmittal.

        If tendered original notes are registered in the name of the signer of the applicable letter of transmittal and the new notes to be issued in exchange for accepted original notes are to be issued, and any untendered original notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the new notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, an eligible guarantor institution must guarantee the signature on the applicable letter of transmittal.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact the holder promptly and instruct it to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender the original notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the original notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the original notes. The transfer of record ownership may take considerable time.

        Book-Entry Transfer.    The exchange agent will make a request to establish an account for the original notes at each book-entry transfer facility for purposes of the exchange offer within two business days after receipt of this prospectus unless the exchange agent already has established an account with the book-entry transfer facility suitable for the exchange offer. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of original notes by causing a book-entry transfer facility to transfer the original notes into one of the exchange agent's accounts at the book-entry transfer facility in accordance with the facility's procedures. However, although delivery of original notes may be effected through book-entry transfer, the applicable letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or before the expiration date.

        The method of delivery of original notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

        Unless an exemption applies under the applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 28% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder's taxpayer identification number and certify that the number is correct.

        Unless original notes being tendered by the above-described method or a timely confirmation of a book-entry transfer are deposited with the exchange agent within the time period described above, accompanied or preceded by a properly completed letter of transmittal and any other required documents, the Company may reject the tender.

        A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the original notes or a timely confirmation of a book-entry transfer is received by the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of original notes will be determined by the Company. The Company's determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Company, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. The Company's interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding.

Terms and Conditions of the Letter of Transmittal

        The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

        The party tendering original notes for exchange, or the transferor, exchanges, assigns and transfers the original notes to the Company and irrevocably constitutes and appoints our exchange agent as its agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

          (1)   it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire new notes issuable upon the exchange of the tendered original notes; and

          (2)   when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

        The transferor also warrants that it will, upon request, execute and deliver any additional documents the Company deems necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The transferor further agrees that acceptance of any tendered original notes by the Company and the issuance of new notes in exchange shall constitute performance in full by the Company of its obligations under the registration agreement and that the Company shall have no further obligations or liabilities under the applicable registration agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

        By tendering original notes, the transferor certifies that:

          (1)   it is not an affiliate of the Company within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns original notes acquired directly from the Company or an affiliate of the Company, that it is acquiring the new notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the new notes; or

          (2)   it is an affiliate, as so defined, of the Company or of the initial purchasers, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Withdrawal Rights

        Original notes tendered in the exchange offer may be withdrawn at any time before the expiration date.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at the address set forth below under "—Exchange Agent." Any notice of withdrawal must:

          (1)   specify the person named in the applicable letter of transmittal as having tendered original notes to be withdrawn;

          (2)   specify the certificate numbers of original notes to be withdrawn;

          (3)   specify the principal amount of original notes to be withdrawn, which must be an authorized denomination;

          (4)   state that the holder is withdrawing its election to have those original notes exchanged;

          (5)   state the name of the registered holder of those original notes; and

          (6)   be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn.

        If certificates for original notes have been delivered or otherwise identified to the exchange agent, then prior to the release of those certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless that holder is an eligible institution.

        If original notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless that holder is an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of those notices will be determined by the Company, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be either

          (1)   returned to the holder without cost to that holder or

          (2)   in the case of original notes tendered by book-entry transfer into the exchange agent's applicable account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, those original notes will be credited to an account maintained with the book-entry transfer facility for the original notes, in either case as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—How to Tender" above at any time on or prior to the expiration date.

Acceptance of Original Notes for Exchange; Delivery of New Notes

        Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the new notes will be made on the exchange date. For the purposes of the exchange offer, the Company shall be deemed to have accepted for exchange validly tendered original notes when, as and if the Company has given written notice of acceptance to the exchange agent.

        The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving new notes from the Company and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of original notes tendered by book-entry transfer, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If the Company terminates the exchange offer before the expiration date, these non-exchanged original notes will be credited to the exchange agent's applicable account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer or any extension of the exchange offer, the Company will not be required to issue new notes for any properly tendered original notes not previously accepted. The Company may terminate the exchange offer by written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the PR Newswire or other national newswire service or, at its option, modify or otherwise amend the exchange offer, if:

          (1)   any action or proceeding is threatened, instituted or pending before, or any injunction, order or decree is issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

            (A)  seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer,

            (B)  assessing or seeking any damages as a result of the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or

            (C)  resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the original notes in the exchange offer;

          (2)   any statute, rule, regulation, order or injunction is sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action is taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might result in any of the consequences referred to in clauses (1)(A) or (B) above or, in the sole judgment of the Company, might result in the holders of new notes having obligations relating to resales and transfers of new notes which are greater than those described in the interpretations of the SEC referred to in "—Terms of the Exchange" above, or would otherwise make it inadvisable to proceed with the exchange offer; or

          (3)   a material adverse change has occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

        The conditions described above are for the sole benefit of the Company. The Company may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by the Company, giving rise to the condition. The Company may waive these conditions in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

        Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

        In addition, the Company will not accept for exchange any original notes tendered and no new notes will be issued in exchange for any original notes, if at that time any stop order is threatened or in effect relating to:

          (1)   the registration statement of which this prospectus constitutes a part; or

          (2)   the qualification of any of the indentures under the Trust Indenture Act.

Exchange Agent

        The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at the address set forth below.

Deliver to:
The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
By Registered or Certified Mail:
The Bank of New York Mellon Corporation
Corporate Trust Operations—Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Dacia Brown-Jones
By Telephone: 315-414-3349
By Facsimile: 732-667-9408

        Delivery to an address other than as set forth in this prospectus, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

        The Company has not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, the Company will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $100,000.

Appraisal Rights

        Holders of original notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Transfer Taxes

        Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct the Company to register new notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Other

        Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

        As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered original notes according to the terms of this exchange offer, the Company will have fulfilled a covenant contained in the terms of the original notes and the registration agreement. Holders of the original notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights, and limitations applicable to the original notes under the indenture, except for any rights under the registration agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Notes."

        All untendered original notes will continue to be subject to the restrictions on transfer set forth in the indenture. In general, the original notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. Except under certain limited circumstances, the Company does not intend to register the original notes under the Securities Act.

        In addition, any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected.

        The Company may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any original notes that are not tendered in the exchange offer.

DESCRIPTION OF INDEBTEDNESS OF
LEVEL 3 COMMUNICATIONS, INC. AND LEVEL 3 FINANCING

        The following is a description of the material outstanding indebtedness of the Company and Financing, other than the original notes. For purposes of this section of the prospectus only, "Level 3" refers only to Level 3 Communications, Inc., the Company. The following summaries of Level 3's and the Financing's senior secured term loans and outstanding notes (other than the original notes which are the subject of this exchange offer) are qualified in their entirety by reference to the Credit Agreement governing the senior secured term loans and the indentures to which each issue of notes relates. Copies of the Credit Agreement and indentures are available on request from Level 3.

Indebtedness of Level 3 Communications, Inc.

  7% Convertible Senior Notes due 2015

        On June 26, 2009, Level 3 issued $200 million aggregate principal amount of 7% convertible senior notes due 2015 (the "2015 Convertible 7% Notes") under an indenture between Level 3 and The Bank of New York Mellon, as trustee. The 2015 Convertible 7% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 2015 Convertible 7% Notes bear interest at a rate of 7% per annum, payable semiannually in arrears on March 15 and September 15.

        The 2015 Convertible 7% Notes are convertible into shares of Level 3 common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed, or unless Level 3 has caused the conversion rights to expire. The 2015 Convertible 7% Notes may be converted at the initial rate of 37.0370 (as adjusted for the 1 for 15 reverse stock split) shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $27.00 per share.

        Upon the occurrence of a designated event (a change of control or a termination of trading), holders of the 2015 Convertible 7% Notes will have the right, subject to certain exceptions and conditions, to require Level 3 to repurchase all or any part of the 2015 Convertible 7% Notes at a repurchase price equal to 100% of the principal amount of the 2015 Convertible 7% Notes, plus accrued and unpaid interest thereon (if any) to, but excluding, the designated event purchase date.

        If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2015 Convertible 7% Notes at a purchase price of 100% of the principal amount, plus a "make whole" premium, by increasing the conversion rate applicable to such 2015 Convertible 7% Notes.

        As of December 31, 2012, approximately $200 million aggregate principal amount of the 2015 Convertible 7% Notes was outstanding.

  7% Convertible Senior Notes due 2015, Series B

        On October 15, 2009, Level 3 issued $275 million aggregate principal amount of 7% convertible senior notes due 2015, Series B (the "Series B 2015 Convertible 7% Notes") under an indenture between Level 3 and The Bank of New York Mellon, as trustee. The Series B 2015 Convertible 7% Notes are substantially similar in all respects to the 2015 Convertible 7% Notes discussed above.

        As of December 31, 2012, approximately $275 million aggregate principal amount of the 2015 Convertible 7% Notes, Series B was outstanding.

  6.5% Convertible Senior Notes due 2016

        On September 20, 2010 and October 5, 2010, Level 3 issued $175 million and $26.25 million, respectively, aggregate principal amount of 6.5% convertible senior notes due 2016 (the "2016 Convertible 6.5% Notes") under an indenture between Level 3 and The Bank of New York Mellon, as trustee. The 2016 Convertible 6.5% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 2016 Convertible 6.5% Notes bear interest at a rate of 6.5% per annum, payable semiannually in arrears on April 1 and October 1.

        The 2016 Convertible 6.5% Notes are convertible into shares of Level 3 common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed, or unless Level 3 has caused the conversion rights to expire. The 2016 Convertible 6.5% Notes may be converted at the initial rate of 53.9811 (as adjusted for the 1 for 15 reverse stock split) shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $18.53 per share.

        Upon the occurrence of a designated event (a change of control or a termination of trading), holders of the 2016 Convertible 6.5% Notes will have the right, subject to certain exceptions and conditions, to require Level 3 to repurchase all or any part of the 2016 Convertible 6.5% Notes at a repurchase price equal to 100% of the principal amount of the 2016 Convertible 6.5% Notes, plus accrued and unpaid interest thereon (if any) to, but excluding, the designated event purchase date.

        If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2016 Convertible 6.5% Notes at a purchase price of 100% of the principal amount, plus a "make whole" premium, by increasing the conversion rate applicable to such 2016 Convertible 6.5% Notes.

        As of December 31, 2012, approximately $201 million aggregate principal amount of the 2016 Convertible 6.5% Notes was outstanding.

  11.875% Senior Notes due 2019

        On January 19, 2011, Level 3 issued $305 million aggregate principal amount of its 11.875% Senior Notes due 2019 (the "11.875% Senior Notes") under an indenture between Level 3 and The Bank of New York Mellon Trust Company, N.A., as trustee. The 11.875% Senior Notes are unsecured and unsubordinated obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 11.875% Senior Notes bear an interest at a rate of 11.875% per annum, payable semiannually on April 1 and October 1 of each year.

        On January 31, 2011, Level 3 issued an additional $300 million aggregate principal amount of the 11.875% Senior Notes in exchange for $295 million aggregate principal amount of Level 3's 9% Convertible Senior Discount Notes due 2013.

        Level 3 may redeem the 11.875% Senior Notes, in whole or in part, at any time before February 1, 2015, at a redemption price equal to 100% of their principal amount, plus a make-whole premium and accrued and unpaid interest. Level 3 also may redeem the 11.875% Senior Notes, in whole or in part, on or after February 1, 2015. If a redemption occurs before February 1, 2017, Level 3 will pay a premium on principal amount of the 11.875% Senior Notes redeemed. The premium decreases annually from approximately 5.938% for a redemption during the twelve month period beginning February 1, 2015 to approximately 2.969% for a redemption during the twelve month period beginning on February 1, 2016. In addition, on or prior to February 1, 2014, Level 3 may redeem up to 35% of the 11.875% Senior Notes with the proceeds of certain equity offerings of Level 3 at a redemption price equal to 111.875% of the principal amount of the 11.875% Senior Notes so redeemed, plus accrued and unpaid interest thereon (if any) from the redemption date.

        If an event treated as a change of control of occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all outstanding 11.875% Senior Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 11.875% Senior Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of Financing and its restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) future subsidiary guarantors and subsidiary liens; (xi) reports; (xii) limitation on designations of unrestricted subsidiaries; and (xiii) in the case of Level 3, limitations on mergers, consolidations and sales of certain assets.

        Either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding 11.875% Senior Notes may accelerate the maturity of the 11.875% Senior Notes, including interest to the acceleration date, if certain defaults exist under the indebtedness of Level 3.

        As of December 31, 2012, approximately $605 million aggregate principal amount of the 11.875% Senior Notes was outstanding.

Indebtedness of Level 3 Financing, Inc.

  Credit Agreement

        As of March 13, 2007, Financing, as borrower, and Level 3, as guarantor, Merrill Lynch Capital Corporation, as administrative agent and collateral agent ("Merrill Lynch"), and certain other agents and certain lenders entered into a Credit Agreement (as amended, amended and restated or otherwise modified, the "Credit Agreement"), pursuant to which the lenders extended, (a) on March 13, 2007, $1.4 billion (the "Tranche A Term Loan"), (b) on April 16, 2009, an additional $220 million, (c) on May 15, 2009, an additional $60 million (such loans referred to in clauses (b) and (c), the "Tranche B Term Loans"), (d) on October 4, 2011, an additional $650 million (the "Tranche B II Term Loans"), (e) on November 10, 2011, an additional $550 million (the "Tranche B III Term Loans"), (f) on August 6, 2012, an additional $600 million (the "Tranche B 2016 Term Loan") and $815 million (the "Tranche B 2019 Term Loan"); and (g) on October 4, 2012, an additional $1.2 billion (the "Tranche B-II 2019") of senior secured term loans to Financing.

        A portion of the proceeds from the Tranche A Term Loan and the Tranche B Term Loans was used by Financing to refinance Financing's $730 million senior secured term loan under that certain credit agreement, dated as of December 1, 2004, as amended and restated on June 27, 2006, by and among Level 3, Financing, Merrill Lynch and certain lenders. The additional proceeds from the Tranche A Term Loan and the Tranche B Term Loans were used by Financing for general corporate purposes.

        A portion of the net proceeds of the Tranche B II Term Loans was used to refinance certain existing indebtedness of Global Crossing in connection with the consummation of the Global Crossing acquisition. The remaining proceeds from the Tranche B II Term Loans were used by Financing for general corporate purposes.

        A portion of the net proceeds of the Tranche B III Term Loans was used to pre-pay in full the Tranche B Term Loans, and the remainder was used to redeem, on December 10, 2011, all of the outstanding 3.5% Convertible Senior Notes due 2012 of Level 3, in aggregate principal amount of $274 million.

        A portion of the net proceeds from the Tranche B 2016 Term Loans and the Tranche B 2019 Term Loans were used, along with cash on hand, to repay the Tranche A Term Loan, and the remainder was used to repay an existing lendor financing obligation.

        A portion of the net proceeds of the Tranche B-II 2019 were used, along with cash on hand, to pre-pay the Tranche B II Term Loan and the Tranche B III Term Loan.

        Financing's obligations under the Credit Agreement are secured by certain of the assets of (i) Level 3, (ii) Level 3 LLC and (iii) Level 3's material domestic subsidiaries which are engaged in the telecommunications business. Level 3, Level 3 LLC and these subsidiaries also guarantee the obligations of Financing under the Credit Agreement.

        The principal amount of the Tranche B 2016 Term Loan will be payable in full on February 1, 2016. The principal amount of the Tranche B 2019 Term Loan and the Tranche B-II 2019 will be payable in full on August 1, 2019. Additional secured term loans or revolving loans may in the future be extended to Financing under the Credit Agreement.

        Any Tranche B 2016 Term Loan or Tranche B 2019 Term Loan that is an Alternate Base Rate Loan bears an interest rate equal (a) to the greater of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the sum of (A) the higher of (x) the LIBO Rate (as defined in the Restated Credit Agreement) for a one month interest period on such day and (y) 1.50%, plus (B) 1.00%, plus (b) 2.25% per annum in respect of the Tranche B 2016 Term Loans, or 2.75% per annum in respect of the Tranche B 2019 Term Loans. In the case of any Eurodollar Borrowing, any Tranche B 2016 Term Loan or Tranche B 2019 Term Loan bears interest at the LIBO Rate for the interest period for such borrowing plus (a) 3.25% per annum in respect of the Tranche B 2016 Term Loans, or (b) 3.75% per annum in respect of the Tranche B 2019 Term Loans.

        Any Tranche B-II 2019 Loans that are an Alternate Base Rate Loan bears an interest rate equal (a) to the greater of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such days plus 1/2 of 1% and (iii) the sum of (A) the higher of (x) the LIBO Rate for a one month interest period on such day and (y) 1.50%, plus (B) 1.00%, plus (b) 2.25% per annum. In each case of any Eurodollar Borrowing, any Tranche B-II 2019 Loans bear interest at the LIBO Rate for the interest period for such borrowing plus 3.25% per annum.

        The Credit Agreement provides that indebtedness outstanding under the senior secured term loans will be paid with all of the net available cash proceeds with respect to certain asset sales, if these proceeds are not reinvested in Level 3's business. The Credit Agreement contains negative covenants restricting and limiting the ability of Level 3, Financing and any restricted subsidiary to engage in certain activities, including:

  •
  limitations on indebtedness and the incurrence of liens;

  •
  restrictions on dividends and distributions on capital stock, and other similar distributions;

  •
  limitations on transactions restricting the ability of subsidiaries to pay dividends and other similar distributions;

  •
  restrictions on the issuance and sale of capital stock of subsidiaries;

  •
  restrictions on sale leaseback transactions, sales of assets and investments, including restrictions on asset transfers by guarantors under the Credit Agreement to subsidiaries of Level 3 which are not guarantors;

  •
  limitations on transactions with affiliates;

  •
  limitations on designating subsidiaries as unrestricted subsidiaries;

  •
  limitations on actions with respect to existing intercompany obligations; and

  •
  in the case of Level 3, Financing and any guarantor, restrictions on mergers and sales of substantially all assets.

        The Credit Agreement does not require Level 3 or Financing to maintain specific financial ratios. The Credit Agreement does contain certain events of default.

        As of December 31, 2012, approximately $2.614 billion aggregate principal amount of the senior secured term loans was outstanding.

  Floating Rate Senior Notes due 2015

        On February 14, 2007, Financing issued $300 million aggregate principal amount of Floating Rate Senior Notes due 2015 (the "2015 Floating Rate Notes") under an indenture between Level 3, as guarantor, Financing, and The Bank of New York as trustee. The 2015 Floating Rate Notes are senior unsecured, unsubordinated obligations of Financing. They rank equally in right of payment with all other existing and future senior unsecured, unsubordinated indebtedness of Financing. The 2015 Floating Rate Notes are unconditionally guaranteed on an unsubordinated, unsecured basis by Level 3 and Level 3 LLC. The 2015 Floating Rate Notes bear interest at a rate of LIBOR plus 3.75% per annum, reset semiannually, and payable semiannually in arrears on February 15 and August 15 of each year.

        Financing may redeem the 2015 Floating Rate Notes, in whole or in part, at any time, without the payment of a premium.

        If an event treated as a change in control of Level 3 and/or Financing occurs, Financing will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2015 Floating Rate Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 2015 Floating Rate Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of Financing and Financing restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Level 3, Financing, future guarantors of the 2015 Floating Rate Notes and guarantors of the 2015 Floating Rate Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

        The holders of the 2015 Floating Rate Notes may force Financing to immediately repay the principal on the 2015 Floating Rate Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

        As of December 31, 2012, approximately $300 million aggregate principal amount of the 2015 Floating Rate Notes was outstanding.

  10% Senior Notes due 2018

        On January 20, 2010, Financing issued $640 million aggregate principal amount of 10% Senior Notes due 2018 under an indenture between Level 3, as guarantor, Financing and The Bank of New York Mellon, as trustee (the "10% Senior Notes"). The 10% Senior Notes are senior unsecured, unsubordinated obligations of Financing. They rank equally in right of payment with all other existing and future senior unsecured, unsubordinated indebtedness of Financing. The 10% Senior Notes are unconditionally guaranteed on an unsubordinated, unsecured basis by Level 3 and Level 3 LLC. The 10% Senior Notes bear interest at a rate of 10% per annum, payable semiannually in arrears on February 1 and August 1 of each year.

        Financing may redeem the 10% Senior Notes, in whole or in part, at any time before February 1, 2014, at a redemption price equal to 100% of their principal amount, plus a make-whole premium and accrued and unpaid interest. Financing also may redeem the 10% Senior Notes, in whole or in part, at any time on or after February 1, 2014. If a redemption occurs before February 1, 2016, Financing will pay a premium on the principal amount of the 10% Senior Notes redeemed. This premium decreases annually from approximately 5.000% for a redemption during the twelve month period beginning on February 1, 2014 to approximately 2.500% for a redemption during the twelve month period beginning on February 1, 2015. In addition, on or prior to February 1, 2013, Financing may redeem up to 35% of the 10% Senior Notes with the proceeds of certain equity offerings of Level 3 that are contributed to Financing at a redemption price equal to 110% of the principal amount of the 10% Senior Notes so redeemed, plus accrued and unpaid interest thereon (if any) from the redemption date.

        If an event treated as a change in control of Level 3 and/or Financing occurs, Financing will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 10% Senior Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 10% Senior Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of Financing and Financing restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Level 3, Financing and future guarantors of the 10% Senior Notes and guarantors of the 10% Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

        The holders of the 10% Senior Notes may force Financing to immediately repay the principal on the 10% Senior Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

        As of December 31, 2012, approximately $640 million aggregate principal amount of the 10% Senior Notes was outstanding.

  9.375% Senior Notes due 2019

        On March 4, 2011, Financing issued $500 million aggregate principal amount of 9.375% Senior Notes due 2019 under an indenture between Level 3, as guarantor, Financing and The Bank of New York Mellon Trust Company, N.A., as trustee (the "9.375% Senior Notes"). The 9.375% Senior Notes are senior unsecured, unsubordinated obligations of Financing. They rank equally in right of payment with all other existing and future senior unsecured, unsubordinated indebtedness of Financing. The 9.375% Senior Notes are unconditionally guaranteed on an unsubordinated, unsecured basis by Level 3 and Level 3 LLC. The 9.375% Senior Notes bear interest at a rate of 9.375% per annum, payable semiannually in arrears on April 1 and October 1 of each year.

        Financing may redeem the 9.375% Senior Notes, in whole or in part, at any time before April 1, 2015, at a redemption price equal to 100% of their principal amount, plus a make-whole premium and accrued and unpaid interest. Financing also may redeem the 9.375% Senior Notes, in whole or in part, at any time on or after April 1, 2015. If a redemption occurs before April 1, 2017, Financing will pay a premium on the principal amount of the 9.375% Senior Notes redeemed. This premium decreases annually from approximately 4.688% for a redemption during the twelve month period beginning on April 1, 2015 to approximately 2.344% for a redemption during the twelve month period beginning on April 1, 2016. In addition, on or prior to April 1, 2014, Financing may redeem up to 35% of the 9.375% Senior Notes with the proceeds of certain equity offerings of Level 3 that are contributed to Financing at a redemption price equal to 109.375% of the principal amount of the 9.375% Senior Notes so redeemed, plus accrued and unpaid interest thereon (if any) from the redemption date.

        If an event treated as a change in control of Level 3 and/or Financing occurs, Financing will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 9.375% Senior Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 9.375% Senior Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of Financing and Financing restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Level 3, Financing and future guarantors of the 9.375% Senior Notes and guarantors of the 9.375% Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

        The holders of the 9.375% Senior Notes may force Financing to immediately repay the principal on the 9.375% Senior Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

        As of December 31, 2012, approximately $500 million aggregate principal amount of the 9.375% Senior Notes was outstanding.

  8.125% Senior Notes due 2019

        On June 9, 2011, Level 3 Escrow, Inc. ("Level 3 Escrow") issued $600 million aggregate principal amount of 8.125% Senior Notes due 2019 (the "8.125% Senior Notes") under an indenture between Level 3 Escrow and The Bank of New York Mellon Trust Company, N.A., as trustee. The 8.125% Senior Notes were senior unsecured, unsubordinated obligations of Level 3 Escrow. The 8.125% Senior Notes are unconditionally guaranteed on an unsubordinated, unsecured basis by Level 3 and Level 3 LLC. The 8.125% Senior Notes bear interest at a rate of 8.125% per annum, payable semiannually in arrears on January 1 and July 1 of each year. The 8.125% Senior Notes were priced to investors at 99.264% of their principal amount.

        On July 28, 2011, Level 3 Escrow issued an additional $600 million in aggregate principal amount of its 8.125% Senior Notes due 2019 under the same indenture as the 8.125% Senior Notes issued in June, which are treated under that indenture as a single series of notes. The new 8.125% Senior Notes due 2019 were priced to investors at 98.545% of their principal amount, plus accrued interest from June 9, 2011 when the original notes were issued, and will mature on July 1, 2019.

        The gross proceeds from each offering together with cash on hand were deposited into a segregated escrow account, and were to remain in escrow until the date on which certain escrow conditions, including, but not limited to, the substantially concurrent consummation of the Global Crossing acquisition by Level 3 and the assumption of all obligations under the 8.125% Senior Notes and the related indenture by Financing (the "Notes Assumption") were satisfied. Prior to the Notes Assumption, the sole obligor of the 8.125% Senior Notes was Level 3 Escrow. On October 4, 2011, following the consummation of the Global Crossing acquisition by Level 3, the contribution of Level 3's shares in Level 3 GC Limited to Financing and the satisfaction of certain escrow conditions, Financing entered into a supplemental indenture, dated as of October 4, 2011, to the indenture governing the 8.125% Senior Notes with Level 3 and The Bank of New York Mellon Trust Company, N.A., as trustee, providing for the consummation of the Notes Assumption and the unconditional guarantee by Level 3 of Financing's obligations under the 8.125% Senior Notes and the related indenture. Upon and after the Notes Assumption, the 8.125% Senior Notes are fully and unconditionally guaranteed on an unsubordinated and unsecured basis by Level 3, and since March 22, 2012, by Level 3 LLC.

        Financing may redeem the 8.125% Senior Notes, in whole or in part, at any time before July 1, 2015, at a redemption price equal to 100% of their principal amount, plus a make-whole premium and accrued and unpaid interest. Financing also may redeem the 8.125% Senior Notes, in whole or in part, at any time or from time to time on or after July 1, 2015. If a redemption occurs before July 1, 2017, Financing will pay a premium on the principal amount of the 8.125% Senior Notes redeemed. This premium decreases annually from approximately 4.063% for a redemption during the twelve month period beginning on July 1, 2015 to approximately 2.031% for a redemption during the twelve month period beginning on July 1, 2016. In addition, on or prior to July 1, 2014, Financing may redeem up to 35% of the 8.125% Senior Notes at a redemption price equal to 108.125% of the principal amount of the 8.125% Senior Notes so redeemed, plus in each case, accrued and unpaid interest thereon (if any) to the redemption date.

        If an event treated as a change in control of Level 3 and/or Financing occurs, Financing will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 8.125% Senior Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 8.125% Senior Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of Financing and Financing's restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Level 3, Financing and future guarantors of the 8.125% Senior Notes and guarantors of the 8.125% Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

        The holders of the 8.125% Senior Notes may force Financing to immediately repay the principal on the 8.125% Senior Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

        As of December 31, 2012, approximately $1.2 billion aggregate principal amount of the 8.125% Senior Notes was outstanding.

  8.625% Senior Notes due 2020

        On January 13, 2012, Financing issued $900 million aggregate principal amount of 8.625% Senior Notes due 2020 under an indenture between Level 3, as guarantor, Financing and The Bank of New York Mellon Trust Company, N.A., as trustee (the "8.625% Senior Notes"). The 8.625% Senior Notes are senior unsecured, unsubordinated obligations of Financing. They rank equally in right of payment with all other existing and future senior unsecured, unsubordinated indebtedness of Financing. The

8.625% Senior Notes bear interest at a rate of 8.625% per annum, payable semiannually in arrears on January 15 and July 15 of each year.

        Financing may redeem the 8.625% Senior Notes, in whole or in part, at any time before January 15, 2016, at a redemption price equal to 100% of their principal amount, plus a make-whole premium and accrued and unpaid interest. Financing also may redeem the 8.625% Senior Notes, in whole or in part, at any time on or after January 15, 2016. If a redemption occurs before January 15, 2018, Financing will pay a premium on the principal amount of the 8.625% Senior Notes redeemed. This premium decreases annually from approximately 4.313% for a redemption during the twelve month period beginning on January 15, 2016 to approximately 2.156% for a redemption during the twelve month period beginning on January 15, 2017. In addition, on or prior to January 15, 2015, Financing may redeem up to 35% of the 8.625% Senior Notes at a redemption price equal to 108.625% of the principal amount of the 8.625% Senior Notes so redeemed, plus in each case, accrued and unpaid interest thereon (if any) to the redemption date.

        If an event treated as a change in control of Level 3 and/or Financing occurs, Financing will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 8.625% Senior Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 8.625% Senior Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of Financing and Financing restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Level 3, Financing and future guarantors of the 8.625% Senior Notes and guarantors of the 8.625% Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

        The holders of the 8.625% Senior Notes may force Financing to immediately repay the principal on the 8.625% Senior Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

        As of December 31, 2012, approximately $900 million aggregate principal amount of the 8.625% Senior Notes was outstanding.

  7% Senior Notes due 2020

        On August 6, 2012, Financing issued $775 million aggregate principal amount of 7% Senior Notes due 2020 under an indenture between Level 3, as guarantor, Financing and The Bank of New York Mellon Trust Company, N.A., as trustee (the "7% Senior Notes"). The 7% Senior Notes are senior unsecured, unsubordinated obligations of Financing. They rank equally in right of payment with all other existing and future senior unsecured, unsubordinated indebtedness of Financing. The 7% Senior Notes bear interest at a rate of 7% per annum, payable semiannually in arrears on June 1 and December 1 of each year.

        Financing may redeem the 7% Senior Notes, in whole or in part, at any time before June 1, 2016, at a redemption price equal to 100% of their principal amount, plus a make-whole premium and accrued and unpaid interest. Financing also may redeem the 7% Senior Notes, in whole or in part, at any time on or after June 1, 2016. If a redemption occurs before June 1, 2018, Financing will pay a premium on the principal amount of the 8.625% Senior Notes redeemed. This premium decreases annually from approximately 3.500% for a redemption during the twelve month period beginning on June 1, 2016 to approximately 1.750% for a redemption during the twelve month period beginning on June 1, 2017. In addition, on or prior to June 1, 2015, Financing may redeem up to 35% of the 7% Senior Notes at a redemption price equal to 107% of the principal amount of the 7% Senior Notes so redeemed, plus in each case, accrued and unpaid interest thereon (if any) to the redemption date.

        If an event treated as a change in control of Level 3 and/or Financing occurs, Financing will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 7% Senior Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 7% Senior Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of Financing and Financing restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Level 3, Financing and future guarantors of the 7% Senior Notes and guarantors of the 7% Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

        The holders of the 7% Senior Notes may force Financing to immediately repay the principal on the 7% Senior Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

        As of December 31, 2012, approximately $775 million aggregate principal amount of the 7% Senior Notes was outstanding.

DESCRIPTION OF THE NOTES

General

        The new notes, like the original notes, will be issued under an Indenture, dated as of August 1, 2012 (the "Indenture"), between Level 3 Communications, Inc. (the "Company") and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture (the "Trustee"). Copies of the Indenture are available from the Company on request. For purposes of this Description of the Notes, the term "Financing" refers only to Level 3 Financing, Inc. and not to any of its subsidiaries or its parent company, Level 3 Communications, Inc., and the term "Company" refers only to Level 3 Communications, Inc. and not to any of its subsidiaries, in each case except for purposes of financial data determined on a consolidated basis. For purposes of this Description of the Notes, all references to the "Notes" shall be deemed to refer collectively to the original notes and the new notes.

        The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "—Certain Definitions." We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

        The Notes are unsubordinated unsecured obligations of the Company, ranking equal in right of payment with all existing and future indebtedness of the Company that is not expressly subordinated in right of payment to the Notes, and are senior in right of payment to all existing and future indebtedness of the Company that is expressly subordinated in right of payment to the Notes. Substantially all the operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. The payment of dividends and the making of loans and advances to the Company by its subsidiaries are subject to various restrictions. Future debt of certain of the subsidiaries may prohibit the payment of dividends or the making of loans or advances to the Company. In addition, the ability of subsidiaries of the Company to make such payments, loans or advances to the Company is limited by the laws of the relevant jurisdictions in which such subsidiaries are organized or located. In certain circumstances, the prior or subsequent approval of such payments, loans or advances by such subsidiaries to the Company is required from applicable regulatory bodies or other governmental entities. The Company's subsidiaries have no direct obligation to pay amounts due on the Notes and have no obligation to guarantee the Notes. As a result, the Notes are effectively subordinated to the Company's existing and future secured obligations, including secured obligations under existing and future credit facilities, receivables, purchase money indebtedness, capitalized leases and certain other arrangements, to the extent of the value of the collateral securing such obligations. Additionally, the Notes are effectively subordinated to all existing and future obligations and liabilities, including existing and future credit facilities, debt securities issued by Financing and trade payables, of the Company's subsidiaries. As of December 31, 2012, the Company (excluding its subsidiaries) had, on an as adjusted basis, $8.510 billion of indebtedness outstanding (excluding debt discounts, premiums and fair value adjustments), including the Company's guarantee of Financing's $6.929 billion of debt securities and term loans, of which $2.614 billion was secured indebtedness. As of December 31, 2012, the total balance sheet liabilities of the Company's subsidiaries (excluding debt discounts, premiums and fair value adjustments), would have been approximately $9.232 billion, of which $7.027 billion constituted indebtedness. The Indenture will permit the Company and its subsidiaries to incur substantial amounts of additional debt and other liabilities. Any rights of the Company and its creditors, including the holders of Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors). See "Risk Factors—Because the notes are structurally subordinated to the obligations of the subsidiaries of the Company, you may not be fully repaid if the Company becomes insolvent."

Principal, Maturity and Interest

        In the Exchange Offer, the Company is issuing $300,000,000 aggregate principal amount of 8.875% Senior Notes due 2019 (the "New Notes") in exchange for original notes issued under the Indenture. Subject to compliance with the covenant described under "—Certain Covenants—Limitation on Consolidated Debt," the Company can issue an unlimited amount of additional Notes at later dates under the Indenture. The Company can issue additional Notes as part of the same series or as an additional series. Any additional Notes that the Company issues in the future will be identical in all respects to the Notes that the Company is issuing now in the exchange offer, except that Notes issued in the future may have different issuance prices and issuance dates.

        The Notes will mature on June 1, 2019. Interest on the Notes will accrue at the rate of 8.875% per annum from the Issue Date, or from the most recent date to which interest has been paid, and will be payable in cash semiannually in arrears on June 1 and December 1, to the persons who are registered holders of the Notes at the close of business on the preceding May 15 or November 15, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Payment.    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company, which, unless otherwise provided by the Company, will be the offices of the Trustee. At the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses. The Notes will be issued without coupons and in fully registered form only, in minimum denominations of $1,000 and integral multiples thereof. The Notes will be issued only against payment in immediately available funds. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

        The applicable interest rate on the original notes is subject to increase in the circumstances (such additional interest being referred to as "Special Interest") described under "The Exchange Offer." All references herein to interest on the original notes shall include such Special Interest, if appropriate.

Optional Redemption

        At any time prior to June 1, 2015, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the principal amount of the Notes so redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon (if any) to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

        "Applicable Premium" means, with respect to any Note on any redemption date, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note at June 1, 2015 (such redemption price being set forth in the table appearing below), plus (ii) all required interest payments due on such Note through June 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (b) the principal amount of such Note.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2015; provided, however, that if the period from the redemption date to June 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        On and after June 1, 2015, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest thereon (if any) to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve months beginning June 1, of the years indicated below:

Year	Redemption Price
2015	104.438%
2016	102.219%
2017 and thereafter	100.000%

        In addition, at any time or from time to time on or prior to June 1, 2015 the Company may redeem up to 35% of the original aggregate principal amount of the Notes (including any additional Notes) at a redemption price equal to 108.875% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds contributed to the capital of the Company of one or more private placements to Persons other than Affiliates of the Company or underwritten public offerings of Common Stock of the Company resulting, in each case, in gross proceeds of at least $100 million in the aggregate; provided, however, that at least 65% of the original aggregate principal amount of the Notes (including any additional Notes) would remain outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 90 days of such private placement or public offering upon not less than 30 nor more than 60 days' prior notice.

Mandatory Redemption

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to Offer to Purchase Notes as described under "—Certain Covenants—Change of Control Triggering Event" and "—Certain Covenants—Limitation on Asset Dispositions." The Company may from time to time purchase Notes in the open market or otherwise.

Certain Covenants

        Covenant Suspension.    Set forth below are summaries of certain covenants contained in the Indenture. During any period of time (any such period, a "Suspension Period") that (i) the ratings assigned to the Notes by both of the Rating Agencies are Investment Grade Ratings and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, the Company and the Restricted Subsidiaries will not be subject to the following covenants of the Indenture described below under "—Limitation on Consolidated Debt," "—Limitation on Debt of Financing Restricted Subsidiaries," "Limitation on Restricted Payments," "—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," clause (i)(a) of "—Limitation on Sale and Leaseback Transactions," "—Limitation on Asset Dispositions," "—Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries" (other than the first sentence thereof), "—Transactions with Affiliates," clause (b) of "—Limitation on Designations of Unrestricted Subsidiaries," and clause (c) of the first paragraph of "—Mergers, Consolidations and Certain Sales of Assets" (collectively, the "Suspended Covenants"). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, on any subsequent date (the "Reversion Date"), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and calculations of the amount available to be made as Restricted Payments under the covenant described under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect during the entire period of time from the Measurement Date. On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) or one of the clauses set forth in paragraph (b) of the covenant described under "—Limitation on Consolidated Debt" or paragraph (a) or one of the clauses set forth in paragraph (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries" (in each case to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to paragraph (a) or one of the clauses set forth in paragraph (b) of the covenant described under "—Limitation on Consolidated Debt" or paragraph (a) or one of the clauses set forth in paragraph (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries," such Debt will be deemed to have been outstanding on the Measurement Date, so that it is classified as permitted under clause (v) of paragraph (b) of the covenant described under "—Limitation on Consolidated Debt" or clause (iii) of paragraph (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries." If the Incurrence of any Debt by a Restricted Subsidiary during the Suspension Period would have been prohibited or conditioned upon such Restricted Subsidiary entering into a Note Guarantee had the covenants described under "—Limitation on Consolidated Debt" and "—Limitation on Debt of Financing Restricted Subsidiaries" been in effect at the time of such Incurrence, such Restricted Subsidiary shall enter into a Note Guarantee that is senior to or ranks equal with such Debt within ten days after the Reversion Date. For purposes of determining compliance with the covenant described under "—Limitation on Asset Dispositions," on the Reversion Date, the Net Available Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero. Notwithstanding the foregoing, neither (a) the continued existence, after the date of such withdrawal or downgrade, of facts and circumstances or obligations that were Incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth in the Indenture or cause a Default or Event of Default thereunder; provided, however, that (1) the Company and its Restricted Subsidiaries did not Incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade below investment grade, (2) the Company reasonably believed that such Incurrence or actions would not result in such a withdrawal or downgrade and (3) if so required each Restricted Subsidiary shall have entered into a Note Guarantee within the specified time period. For purposes of clauses (1) and (2) in the preceding sentence, anticipation and reasonable belief may be determined by the Company and shall be conclusively evidenced by a board resolution to such effect adopted in good faith by the board of directors of the Company. In reaching their determination, the board of directors may, but need not, consult with the Rating Agencies.

        The Indenture contains, among others, the following covenants:

        Limitation on Consolidated Debt.    (a) The Company may not, and may not permit any Restricted Subsidiary (other than to the extent permitted by paragraph (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries") to, directly or indirectly, Incur any Debt; provided, however, that the Company or any Restricted Subsidiary (subject, in the case of any Financing Restricted Subsidiary, to the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries") may Incur any Debt if, after giving pro forma effect to such Incurrence and the receipt and application of the net proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (i) the ratio of (A) the aggregate consolidated principal amount (or, in the case of Debt issued at a discount, the then-Accreted Value) of Debt of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the net proceeds thereof, to (B) Pro Forma Consolidated Cash Flow Available for Fixed Charges the Company and its Restricted Subsidiaries for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, would be less than 5.0 to 1.0, or (ii) the Company's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to (x) the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date, (y) the issuance of any Capital Stock (other than Disqualified Stock) of the Company since such balance sheet date, including the issuance of any Capital Stock to be issued concurrently with the Incurrence of such Debt, and (z) the receipt and application of the net proceeds of such Debt or Capital Stock, as the case may be, is less than 2.25 to 1.0.

  (b)
  Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary (other than any Financing Restricted Subsidiary, except to the extent permitted by the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries") may Incur any and all of the following (each of which shall be given independent effect):

  (i)
  Debt under the Notes issued on the Issue Date (including any New Notes issued in exchange therefor) or any Note Guarantee in respect of the Notes issued on the Issue Date;

  (ii)
  Debt under Credit Facilities in an aggregate principal amount outstanding or available (together with the sum of (A) the amount of any outstanding Debt Incurred pursuant to clause (ii) of paragraph (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries," plus (B) the amount of all refinancing Debt outstanding or available pursuant to clause (vi) of paragraph (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries" in respect of Debt previously Incurred pursuant to clause (ii) of paragraph (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries," plus (C) the amount of all refinancing Debt outstanding or available pursuant to clause (viii) below in respect of Debt previously Incurred pursuant to this clause (ii)) at any one time not to exceed the greater of (x) $2.600 billion and (y) 2.00 times Pro Forma Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Debt under the Credit Facilities or any refinancing Debt in respect of the Credit Facilities Incurred pursuant to clause (vi) of paragraph (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries" or clause (viii) below, and not reinvested in Telecommunications/IS Assets or used to purchase Notes or repay other Debt, pursuant to and as permitted by the covenant described under "—Limitation on Asset Dispositions;"

  (iii)
  Purchase Money Debt; provided, however, that the amount of such Purchase Money Debt does not exceed 100% of the cost of the construction, installation, acquisition, lease, development or improvement of the applicable Telecommunications/IS Assets;

    (iv)
    Subordinated Debt of the Company; provided, however, that the aggregate principal amount (or, in the case of Debt issued at a discount, the Accreted Value) of such Debt, together with any other outstanding Debt Incurred pursuant to this clause (iv), shall not exceed $500 million at any one time (which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Subordinated Debt of the Company, and not reinvested in Telecommunications/IS Assets or used to purchase Notes or repay other Debt, pursuant to and as permitted by the covenant described under "—Limitation on Asset Dispositions"), except to the extent such Debt in excess of $500 million (A) is subordinated to all other Debt of the Company other than Debt Incurred pursuant to this clause (iv) in excess of such $500 million limitation, (B) does not provide for the payment of cash interest on such Debt prior to the Stated Maturity of the Notes and (C) (1) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case on or prior to the Stated Maturity of the Notes, and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company but excluding through conversion into capital stock of the Company, other than Disqualified Stock, without any payment by the Company or its Restricted Subsidiaries to the holders thereof) of such Debt at the option of the holder thereof on or prior to the Stated Maturity of the Notes;

    (v)
    Debt outstanding on the Measurement Date;

    (vi)
    Debt owed by the Company to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that (x) upon the transfer, conveyance or other disposition by such Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Restricted Subsidiary or (y) if for any reason such Restricted Subsidiary ceases to be a Restricted Subsidiary, the provisions of this clause (vi) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such transfer, conveyance or other disposition or when such Restricted Subsidiary ceases to be a Restricted Subsidiary;

    (vii)
    Debt Incurred by a Person prior to the time (A) such Person became a Restricted Subsidiary, (B) such Person merges into or consolidates with a Restricted Subsidiary or (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Debt was not Incurred in anticipation of such transaction and was outstanding prior to such transaction;

    (viii)
    Debt Incurred to renew, extend, refinance, defease, repay, prepay, repurchase, redeem, retire, exchange or refund (each, a "refinancing") Debt Incurred pursuant to paragraph (a) above or clause (i), (ii), (iii), (v), (vii) or (xii) of this paragraph (b) or this clause (viii), in an aggregate principal amount (or if issued at a discount, the then-Accreted Value) not to exceed the aggregate principal amount (or if issued at a discount, the then-Accreted Value) of and accrued interest on the Debt so refinanced (which shall include Debt that is or has been refinanced within 45 days before or after such Incurrence as part of a financing strategy approved by the board of directors of the Company) plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the board of directors of the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company Incurred in connection with such refinancing; provided, however, that (A) the refinancing Debt shall not be senior in right of payment to the Debt that is being refinanced and (B) in the case of any refinancing of Debt Incurred pursuant to paragraph (a) above or clause (i), (v), (vii) or (xii) or, if such Debt previously refinanced Debt Incurred pursuant to any such clause, this clause (viii), the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company or any Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or any Restricted Subsidiary) of such Debt at the option of the holder thereof prior to the time the same are required by the terms of the Debt being refinanced, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under "—Change of Control Triggering Event" or upon an asset sale pursuant to provisions substantially similar to those described under "—Limitation on Asset Dispositions;"

    (ix)
    Debt (A) in respect of performance, surety or appeal bonds, Guarantees, letters of credit or reimbursement obligations Incurred or provided in the ordinary course of business securing the performance of contractual, franchise, lease, self-insurance or license obligations and not in connection with the Incurrence of Debt or (B) in respect of customary agreements providing for indemnification, adjustment of purchase price after closing, or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) and in an aggregate principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

    (x)
    Debt consisting of Permitted Interest Rate or Currency Protection Agreements;

    (xi)
    Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (x) above or clause (xii) below, which, together with any other outstanding Debt Incurred pursuant to this clause (xi), has an aggregate principal amount not in excess of $50 million at any time outstanding; and

    (xii)
    Issue Date Purchase Money Debt and Debt under the Existing Notes and the related indentures and any restricted subsidiary guarantees issued prior to the Issue Date in accordance with such related indentures.

        Notwithstanding any other provision of this "—Limitation on Consolidated Debt" covenant, the maximum amount of Debt that the Company or any Restricted Subsidiary may Incur pursuant to this "—Limitation on Consolidated Debt" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

        For purposes of determining any particular amount of Debt under this "—Limitation on Consolidated Debt" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted for the benefit of the Notes pursuant to the provisions referred to in the "—Limitation on Liens" covenant described below shall not be treated as Debt. For purposes of determining compliance with this "—Limitation on Consolidated Debt" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

        Limitation on Debt of Financing Restricted Subsidiaries.    (a) The Company may not permit any Financing Restricted Subsidiary to, directly or indirectly, Incur any Debt; provided, however, that any Financing Restricted Subsidiary may incur any Debt if, after giving pro forma effect to such Incurrence and the receipt and application of the net proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and the Financing Debt Ratio would be less than 4.25 to 1.0.

  (b)
  Notwithstanding the foregoing limitation, any Financing Restricted Subsidiary may Incur any and all of the following (each of which shall be given independent effect):

  (i)
  Debt of any Financing Restricted Subsidiary representing a Note Guarantee;

  (ii)
  Debt of any Financing Restricted Subsidiary under Credit Facilities in an aggregate principal amount outstanding or available (together with the sum of (A) the amount of any outstanding Debt Incurred pursuant to clause (ii) of paragraph (b) of the covenant described under "—Limitation on Consolidated Debt," plus (B) the amount of all refinancing Debt outstanding or available pursuant to clause (viii) of paragraph (b) of the covenant described under "—Limitation on Consolidated Debt" in respect of Debt previously Incurred pursuant to clause (ii) of paragraph (b) of the covenant described under "—Limitation on Consolidated Debt," plus (C) the amount of all refinancing Debt outstanding or available pursuant to clause (vi) below in respect of Debt previously Incurred pursuant to this clause (ii)) at any one time not to exceed the greater of (x) $2.600 billion and (y) 2.00 times Pro Forma Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Debt under the Credit Facilities (or any refinancing Debt in respect of the Credit Facilities Incurred pursuant to clause (viii) of paragraph (b) of the covenant described under "—Limitation on Consolidated Debt" or clause (vi) below), and not reinvested in Telecommunications/IS Assets or used to purchase Notes or repay other Debt, pursuant to and as permitted by the covenant described under "—Limitation on Asset Dispositions;"

  (iii)
  Debt of any Financing Restricted Subsidiary outstanding on the Measurement Date;

  (iv)
  Debt owed by any Financing Restricted Subsidiary to the Company or another Financing Restricted Subsidiary; provided, however, that (x) upon the transfer, conveyance or other disposition by such Financing Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Financing Restricted Subsidiary or (y) if for any reason such Financing Restricted Subsidiary ceases to be a Financing Restricted Subsidiary, the provisions of this clause (iv) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such transfer, conveyance or other disposition or when such Financing Restricted Subsidiary ceases to be a Financing Restricted Subsidiary;

    (v)
    Debt Incurred by a Person prior to the time (A) such Person became a Financing Restricted Subsidiary, (B) such Person merges into or consolidates with a Financing Restricted Subsidiary or (C) a Financing Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Financing Restricted Subsidiary), which Debt was not Incurred in anticipation of such transaction and was outstanding prior to such transaction; provided, however, that after giving effect to the Incurrence of any Debt pursuant to this clause (v), either (1) Financing could Incur at least $1.00 of additional Debt pursuant to paragraph (a) above computed using "5.0 to 1.0" rather than "4.25 to 1.0" as it appears therein or (2) the ratio computed pursuant to paragraph (a) above would be no higher than before giving effect to the Incurrence of such Debt;

    (vi)
    Debt of any Financing Restricted Subsidiary Incurred to renew, extend, refinance, defease, repay, prepay, repurchase, redeem, retire, exchange or refund (each, a "refinancing") Debt of any Financing Restricted Subsidiary Incurred pursuant to paragraph (a) above or clause (i), (ii), (iii), (v), (x) or (xi) of this paragraph (b) or this clause (vi), in an aggregate principal amount (or if issued at a discount, the then-Accreted Value) not to exceed the aggregate principal amount (or if issued at a discount, the then-Accreted Value) of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the board of directors of the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company and the applicable Financing Restricted Subsidiary Incurred in connection with such refinancing; provided, however, that (A) if the Person that originally Incurred the Debt to be refinanced became, or would have been required to become if not already, a Guarantor as a result of the Incurrence of the Debt being refinanced in accordance with this covenant, the Person that Incurs the refinancing Debt pursuant to this clause (vi) shall be a Guarantor, (B) the refinancing Debt shall not be senior in right of payment to the Debt that is being refinanced and (C) in the case of any refinancing of Debt Incurred pursuant to paragraph (a) above or clause (i), (v), (x) or (xi) or, if such Debt previously refinanced Debt Incurred pursuant to any such clause, this clause (vi), the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company or any Financing Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or a Financing Restricted Subsidiary) of such Debt at the option of the holder thereof prior to the time the same are required by the terms of the Debt being refinanced, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by the Company or a Financing Restricted Subsidiary) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under "—Change of Control Triggering Event" or upon an asset sale pursuant to provisions substantially similar to those described under "—Limitation on Asset Dispositions;"

    (vii)
    Debt of any Financing Restricted Subsidiary (A) in respect of performance, surety or appeal bonds, Guarantees, letters of credit or reimbursement obligations Incurred or provided in the ordinary course of business securing the performance of contractual, franchise, lease, self-insurance or license obligations and not in connection with the Incurrence of Debt or (B) in respect of customary agreements providing for indemnification, adjustment of purchase price after closing, or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of the Company or any Financing Restricted Subsidiary pursuant to such agreements, Incurred in connection with the disposition of any business, assets or Financing Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Financing Restricted Subsidiary for the purpose of financing such acquisition) and in an aggregate principal amount not to exceed the gross proceeds actually received by the Company or any Financing Restricted Subsidiary in connection with such disposition;

    (viii)
    Debt of any Financing Restricted Subsidiary consisting of Permitted Interest Rate or Currency Protection Agreements;

    (ix)
    Debt of any Foreign Financing Restricted Subsidiary not otherwise permitted to be Incurred pursuant to clause (i) through (viii) above or clause (x) below, which, together with any other outstanding Debt Incurred pursuant to this clause (ix) has an aggregate principal amount not in excess of $100 million at any time outstanding;

    (x)
    Issue Date Purchase Money Debt initially Incurred by any Financing Restricted Subsidiary or another Person that became a Financing Restricted Subsidiary on or before the Issue Date; and

    (xi)
    Debt under the 2015 Floating Rate Notes, the 10% Senior Notes due 2018, the 9.375% Senior Notes due 2019, the 8.125% Senior Notes due 2019, the 8.625% Senior Notes due 2020 and the 7% Senior Notes due 2020 issued on or prior to the Issue Date.

        Notwithstanding any other provision of this "—Limitation on Debt of Financing Restricted Subsidiaries" covenant, the maximum amount of Debt any Financing Restricted Subsidiary may Incur pursuant to this "—Limitation on Debt of Financing Restricted Subsidiaries" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

        For purposes of determining any particular amount of Debt under this "—Limitation on Debt of Financing Restricted Subsidiaries" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted for the benefit of the Notes pursuant to the provisions referred to in the "—Limitation on Liens" covenant described below shall not be treated as Debt. For purposes of determining compliance with this "—Limitation on Debt of Financing Restricted Subsidiaries" covenant, (1) any Debt outstanding under the Existing Credit Facility will be treated as Incurred on the Issue Date pursuant to clause (ii) of paragraph (b) of this covenant and (2) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

        Limitation on Restricted Payments.    (a) The Company (i) may not, and may not permit any Restricted Subsidiary to, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions which are made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other stockholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividends or distributions payable solely in shares of Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to acquire Capital Stock of the Company (other than Disqualified Stock); (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (x) any Capital Stock of the Company or any Restricted Subsidiary of the Company or (y) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Restricted Subsidiary or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Restricted Subsidiary, except, in any such case, any such purchase, redemption or retirement or acquisition for value (A) paid to the Company or a Restricted Subsidiary (or, in the case of any such purchase, redemption or other retirement or acquisition for value with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, to the other stockholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of payments of greater value than it would receive on a pro rata basis) or (B) paid solely in shares of Capital Stock (other than Disqualified Stock) of the Company; (iii) may not make, or permit any Restricted Subsidiary to make, any Investment (other than an Investment in the Company or a Restricted Subsidiary or a Permitted Investment) in any Person, including the Designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or the Revocation of any such Designation, according to the covenant described under "—Limitation on Designations of Unrestricted Subsidiaries;" (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of payment to the Notes (other than any redemption, defeasance, repurchase, retirement or other acquisition or retirement for value made in anticipation of satisfying a scheduled maturity, repayment or sinking fund obligation due within one year thereof); and (v) may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries (each of clauses (i) through (v) being a "Restricted Payment") if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in paragraph (a) of "—Limitation on Consolidated Debt" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Measurement Date, including Restricted Payments made pursuant to clause (A) or (B) of the proviso at the end of this sentence, and Permitted Investments made on or after the Measurement Date pursuant to clause (i) or (j) of the definition thereof (the amount of any such Restricted Payment or Permitted Investment, if made other than in cash, to be based upon Fair Market Value) exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of the Company and its Restricted Subsidiaries (or, in the case that Consolidated Net Income of the Company and its Restricted Subsidiaries shall be negative, 100% of such negative amount) since the end of the last full fiscal quarter prior to the Measurement Date through the last day of the last full fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available and (b) plus, in the case of any Revocation made after the Measurement Date, an amount equal to the lesser of the portion (proportionate to the Company's equity interest in the Subsidiary to which such Revocation relates) of the Fair Market Value of the net assets of such Subsidiary at the time of Revocation and the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Subsidiary; provided, however, that the Company or a Restricted Subsidiary of the Company may, without regard to the limitations in clause (3) but subject to clauses (1) and (2), make (A) Restricted Payments in an aggregate amount not to exceed the sum of $50 million and the aggregate net cash proceeds received after the Measurement Date (i) as capital contributions to the Company, from the issuance (other than to a Subsidiary or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) of Capital Stock (other than Disqualified Stock) of the Company, and (ii) from the issuance or sale of Debt of the Company or any Restricted Subsidiary (other than to a Subsidiary, the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) that after the Measurement Date has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company and (B) Investments in Persons engaged in the Telecommunications/IS Business in an aggregate amount not to exceed the after-tax gain on the sale, after the Measurement Date, of Special Assets to the extent sold for cash, Cash Equivalents, Telecommunications/IS Assets or the assumption of Debt of the Company or any Restricted Subsidiary (other than Debt that is subordinated to the Notes or any applicable Note Guarantee) and release of the Company and all Restricted Subsidiaries from all liability on the Debt assumed. The aggregate net cash proceeds referred to in the immediately preceding clauses (A)(i) and (A)(ii) shall not be utilized to make Restricted Payments pursuant to such clauses to the extent such proceeds have been utilized to make Permitted Investments under clause (i) of the definition of "Permitted Investments."

  (b)
  Notwithstanding the foregoing limitation, (i) the Company may pay any dividend on Capital Stock of any class of the Company within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions; provided, however, that at the time of such payment of such dividend, no other Event of Default shall have occurred and be continuing (or result therefrom); (ii) the Company may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of the Company or any of its Subsidiaries or other Affiliates in an amount not to exceed $3 million in any 12-month period; (iii) the Company and any Restricted Subsidiary may refinance any Debt otherwise permitted by clause (viii) of paragraph (b) under "—Limitation on Consolidated Debt" above or clause (vi) of paragraph (b) under "—Limitation on Debt of Financing Restricted Subsidiaries" above; (iv) the Company and any Restricted Subsidiary may retire or repurchase any Capital Stock of the Company or of any Restricted Subsidiary or any Subordinated Debt of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) of, Capital Stock (other than Disqualified Stock) of the Company; provided, however, that the proceeds from any such exchange or sale of Capital Stock shall be excluded from any calculation pursuant to clause (A)(i) in the proviso at the end of paragraph (a) above or pursuant to clause (b) of the definition of "Invested Capital;" and (v) the Company may pay cash dividends in any amount not in excess of $50 million in any 12-month period in respect of Preferred Stock of the Company (other than Disqualified Stock). The Restricted Payments described in the foregoing clauses (i), (ii) and (v) shall be included in the calculation of Restricted Payments; the Restricted Payments described in clauses (iii) and (iv) shall be excluded in the calculation of Restricted Payments.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    (a) The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary, (ii) to make loans or advances to the Company or any other Restricted Subsidiary or (iii) to transfer any of its Property to the Company or any other Restricted Subsidiary.

  (b)
  Notwithstanding the foregoing limitation, the Company may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist (i) any encumbrance or restriction pursuant to any agreement in effect on the Issue Date, including, without limitation, the Existing Credit Facility and the Existing Notes, (ii) any customary (as conclusively determined in good faith by the Chief Financial Officer of the Company) encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Debt contained in any Qualified Credit Facility or Purchase Money Debt; provided, however, that such encumbrances and restrictions permit the distribution of funds to the Company in an amount sufficient for the Company to make the timely payment of interest, premium (if any) and principal (whether at stated maturity, by way of a sinking fund applicable thereto, by way of any mandatory redemption, defeasance, retirement or repurchase thereof, including upon the occurrence of designated events or circumstances or by virtue of acceleration upon an event of default, or by way of redemption or retirement at the option of the holder of the Debt, including pursuant to offers to purchase) according to the terms of the Indenture and the Notes and other Debt that is solely an obligation of the Company, but provided further, however, that such agreement may nevertheless contain customary (as so determined) net worth, leverage, invested capital and other financial covenants, customary (as so determined) covenants regarding the merger of or sale of all or any substantial part of the assets of the Company or any Restricted Subsidiary, customary (as so determined) restrictions on transactions with affiliates and customary (as so determined) subordination provisions governing Debt owed to the Company or any Restricted Subsidiary, (iii) any encumbrance or restriction pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired, (iv) any encumbrance or restriction pursuant to an agreement relating to any Debt of a Financing Restricted Subsidiary that is a Foreign Restricted Subsidiary Incurred pursuant to clause (ix) of paragraph (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries" that is applicable only to such Financing Restricted Subsidiary that is a Foreign Restricted Subsidiary and its Subsidiaries, (v) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this paragraph (b); provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive (as so determined) in any material respect than the provisions contained in the agreement the subject thereof, (vi) in the case of clause (iii) of paragraph (a) above, any encumbrance or restriction contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Company or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the Property subject to such security agreement, (vii) in the case of clause (iii) of paragraph (a) above, customary provisions (A) that restrict the subletting, assignment or transfer of any Property that is a lease, license, conveyance or similar contract, (B) contained in asset sale or other asset disposition agreements limiting the transfer of the Property being sold or disposed of pending the closing of such sale or disposition or (C) arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of Property of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, (viii) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or Property of such Restricted Subsidiary; provided, however, that the consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is abandoned and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into, and (ix) any encumbrance or restriction pursuant to the Indenture and the Notes.

        Limitation on Liens.    The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien on or with respect to any Property now owned or acquired after the Issue Date to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Debt as to such Property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Company or a Guarantor and such Debt is subordinate in right of payment to the Notes or the applicable Note Guarantee, prior to such Debt as to such Property for so long as such Debt will be so secured. The holders of such other secured Debt may exclusively control the disposition of the property subject to the Lien.

        The foregoing restrictions shall not apply to: (i) Liens existing on the Issue Date and securing Debt outstanding on the Issue Date or Liens Incurred on or after the Issue Date pursuant to any Credit Facility to secure Debt permitted to be Incurred pursuant to clause (ii) of paragraph (b) under "—Limitation on Consolidated Debt" or clause (ii) of paragraph (b) under "—Limitation on Debt of Financing Restricted Subsidiaries;" (ii) Liens Incurred on or after the Measurement Date securing Debt of the Company or any Restricted Subsidiary in an amount which, together with the aggregate amount of Debt then outstanding or available under all Credit Facilities (together with all refinancing Debt then outstanding or available pursuant to clause (viii) of paragraph (b) of "—Limitation on Consolidated Debt" or clause (vi) of paragraph (b) of "—Limitation on Debt of Financing Restricted Subsidiaries" in respect of Debt previously Incurred under Credit Facilities), does not exceed 2.0 times Pro Forma Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for the four full fiscal quarters preceding the Incurrence of such Lien for which the Company's consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters; (iii) Liens in favor of the Company or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of the Debt secured by any such Lien (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Lien by the issuer thereof; (iv) Liens outstanding on the Issue Date securing Purchase Money Debt and Liens to secure Purchase Money Debt Incurred after the Issue Date pursuant to clause (iii) of paragraph (b) under "—Limitation on Consolidated Debt," provided that any such Lien may not extend to any Property other than the Telecommunications/IS Assets installed, constructed, acquired, leased, developed or improved with the proceeds of such Purchase Money Debt and any improvements or accessions thereto (it being understood that all Debt to any single lender or group of related lenders or outstanding under any single credit facility, and in any case relating to the same group or collection of Telecommunications/IS Assets financed thereby, shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time); (v) Liens to secure Acquired Debt, provided that (a) such Lien attaches to the acquired Property prior to the time of the acquisition of such Property and (b) such Lien does not extend to or cover any other Property; (vi) Liens to secure Debt Incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i), (iv) and (v) or this clause (vi) so long as such Lien does not extend to any other Property (other than improvements and accessions to the original Property) and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (viii) of paragraph (b) of "—Limitation on Consolidated Debt" or clause (vi) of paragraph (b) of "—Limitation on Debt of Financing Restricted Subsidiaries" above; (vii) Liens Incurred on or after the Measurement Date not otherwise permitted by the foregoing clauses (i) through (vi) (but including in the computations of Liens permitted under this clause (vii) Liens existing on the Issue Date which remain existing at the time of computation which are otherwise permitted under clause (i)) securing Debt of the Company or any Restricted Subsidiary in an aggregate amount not to exceed 5% of the

Company's Consolidated Tangible Assets; (viii) Liens on Property of any Non-Telecommunications Subsidiary; provided, however, that the Incurrence of such Lien does not require the Person Incurring such Lien to secure any Debt of any Person other than a Non-Telecommunications Subsidiary; (ix) Liens granted after the Issue Date to secure the Notes and Liens granted after the Issue Date on the Property of Financing and its Subsidiaries to secure the 2015 Floating Rate Notes, the 10% Senior Notes due 2018, the 9.375% Senior Notes due 2019, the 8.125% Senior Notes due 2019, the 8.625% Senior Notes due 2020, the 7% Senior Notes due 2020 or any additional notes issued by Financing on or after the Issue Date permitted to be incurred pursuant to the terms of the Indenture; (x) Liens to secure Debt incurred pursuant to clause (viii) of paragraph (b) of "—Limitation on Debt of Financing Restricted Subsidiaries" above; (xi) Liens to secure amounts deposited into an escrow account for the benefit of the holders of the 2015 Floating Rate Notes, the 10% Senior Notes due 2018, the 9.375% Senior Notes due 2019, the 8.125% Senior Notes due 2019, the 8.625% Senior Notes due 2020 or any additional notes issued by Financing on or after the Issue Date permitted to be incurred pursuant to the terms of the Indenture in connection with the prepayment of the 2015 Floating Rate Proceeds Note, the 10% Proceeds Note, the 9.375% Proceeds Note, the 8.125% Proceeds Note, the 8.625% Proceeds Note or the 7% Proceeds Note by Level 3 LLC, or the prepayment by Level 3 LLC of any additional proceeds note issued in connection with the issuance of additional notes issued by Financing or any of its subsidiaries on or after the Issue Date; (xii) [Reserved]; (xiii) Liens on the Property of a Foreign Restricted Subsidiary and its Subsidiaries Incurred on or after the Issue Date securing Debt of such Foreign Restricted Subsidiary Incurred pursuant to clause (ix) of paragraph (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries;" and (xiv) Permitted Liens.

        Limitation on Sale and Leaseback Transactions.    The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless (i) the Company or such Restricted Subsidiary would be entitled to Incur (a) Debt in an amount equal to the Attributable Value of the Sale and Leaseback Transaction pursuant to the covenants described under "—Limitation on Consolidated Debt" above or "—Limitation on Debt of Financing Restricted Subsidiaries" above and (b) a Lien pursuant to the covenant described under "—Limitation on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction, without also securing the Notes, and (ii) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "—Limitation on Asset Dispositions" below (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

        Limitation on Asset Dispositions.    The Company may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition unless: (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value for the Property sold or disposed of as determined by the board of directors of the Company in good faith and evidenced by a resolution of the board of directors of the Company filed with the Trustee; and (ii) at least 75% of the consideration for such disposition consists of cash or Cash Equivalents or the assumption of Debt of the Company or any Restricted Subsidiary (other than Debt that is subordinated to the Notes or any applicable Note Guarantee) and release of the Company and all Restricted Subsidiaries from all liability on the Debt assumed (or if less than 75%, the remainder of such consideration consists of Telecommunications/IS Assets); provided, however, that, to the extent such disposition involves Special Assets, all or any portion of the consideration may, at the Company's election, consist of Property other than cash, Cash Equivalents, the assumption of Debt or Telecommunications/IS Assets.

        The Net Available Proceeds (or any portion thereof) from Asset Dispositions may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt): (1) to the permanent repayment or reduction of Debt then outstanding under any Qualified Credit Facility or Debt of a Restricted Subsidiary that is not a Guarantor, to the extent such Qualified Credit Facility or other Debt would require such application or prohibit payments pursuant to the Offer to Purchase described in the following paragraph (other than Debt owed to the Company or any Affiliate of the Company); or (2) to reinvest in Telecommunications/IS Assets (including by means of an Investment in Telecommunications/IS Assets by a Restricted Subsidiary with Net Available Proceeds received by the Company or another Restricted Subsidiary).

        Any Net Available Proceeds from an Asset Disposition not applied in accordance with the preceding paragraph within 360 days (or, in the case of a disposition of Special Assets identified in clause (a) of the definition thereof in which the Net Available Proceeds exceed $500 million, 540 days) from the date of the receipt of such Net Available Proceeds shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to make an Offer to Purchase with such Excess Proceeds on a pro rata basis according to principal amount (or, in the case of Debt issued at a discount, the then-Accreted Value) for (x) outstanding Notes at a price in cash equal to 100% of the principal amount of the Notes on the purchase date plus accrued and unpaid interest (if any) thereon (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) and (y) any other Debt of the Company that is pari passu with the Notes, any Debt of a Guarantor that is pari passu with such Guarantor's Note Guarantee or any Debt of a Restricted Subsidiary that is not a Guarantor, at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest (if any) to the purchase date (or 100% of the then-Accreted Value plus accrued and unpaid interest (if any) to the purchase date in the case of original issue discount Debt), to the extent, in the case of this clause (y), required under the terms thereof (other than Debt owed to the Company or any Affiliate of the Company). To the extent there are any remaining Excess Proceeds following the completion of the Offer to Purchase, the Company shall apply such Excess Proceeds to the repayment of other Debt of the Company or any Restricted Subsidiary, to the extent permitted or required under the terms thereof. Any other remaining Excess Proceeds may be applied to any use as determined by the Company which is not otherwise prohibited by the Indenture, and the amount of Excess Proceeds shall be reset to zero.

        Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries.    The Company shall at all times own all the issued and outstanding Capital Stock of Financing. The Company may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary except (i) a sale of all of the Capital Stock of such Restricted Subsidiary owned by the Company and any Restricted Subsidiary that complies with the provisions described under "—Limitation on Asset Dispositions" above to the extent such provisions apply, (ii) in a transaction that results in such Restricted Subsidiary becoming a Joint Venture, provided (x) such transaction complies with the provisions described under "—Limitation on Asset Dispositions" above to the extent such provisions apply and (y) the remaining interest of the Company or any other Restricted Subsidiary in such Joint Venture would have been permitted as a new Restricted Payment or Permitted Investment under the provisions of "—Limitation on Restricted Payments" above, (iii) the issuance, transfer, conveyance, sale or other disposition of shares of such Restricted Subsidiary so long as after giving effect to such transaction such Restricted Subsidiary remains a Restricted Subsidiary and such transaction complies with the provisions described under "—Limitation on Asset Dispositions" to the extent such provisions apply, (iv) the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation, (v) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares, (vi) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to refinance, shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted or refinanced, (vii) in a transaction where the Company or a Restricted Subsidiary acquires at the same time not less than its Proportionate Interest in such issuance of Capital Stock, (viii) Capital Stock issued and outstanding on the Measurement Date, (ix) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by the Company and (x) an issuance of Preferred Stock of a Restricted Subsidiary (other than Preferred Stock convertible or exchangeable into Common Stock of any Restricted Subsidiary) otherwise permitted by the Indenture.

        Transactions with Affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of any of its Property to, or purchase any Property from, or enter into any contract, agreement, understanding, loan, advance, Guarantee or transaction (including the rendering of services) with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction or series of Affiliate Transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of the Company or the relevant Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company has determined to be fair to the Company or the relevant Restricted Subsidiary) and (b) the Company obtains (i) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments in excess of $10 million but less than $15 million, a certificate of the chief executive, operating or financial officer of the Company evidencing such officer's determination that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above and (ii) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments equal to or in excess of $15 million, a board resolution of the Company certifying that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above and that such Affiliate Transaction or series of Affiliate Transactions has been approved by the board of directors of the Company, including a majority of the disinterested members of the board of directors; provided, however, that, in the event that there shall not be at least two disinterested members of the board of directors of the Company with respect to the Affiliate Transaction, the Company shall, in addition to such board resolution, obtain a written opinion from an investment banking firm of national standing in the United States which, in the good faith judgment of the board of directors of the Company, is independent with respect to the Company and its Affiliates and qualified to perform such task, which opinion shall be to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary.

        Notwithstanding the foregoing, the following shall not be deemed Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice; (ii) any agreement or arrangement with respect to the compensation of a director or officer of the Company or any Restricted Subsidiary approved by a majority of the disinterested members of the board of directors of the Company and consistent with industry practice; (iii) transactions between or among the Company and its Restricted Subsidiaries; provided, however, that no more than 5% of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary); (iv) Restricted Payments and Permitted Investments permitted by the covenant described under "—Limitation on Restricted Payments" (other than Investments in Affiliates that are not the Company or Restricted Subsidiaries); (v) transactions pursuant to the terms of any agreement or arrangement as in effect on the Measurement Date; and (vi) transactions with respect to wireline or wireless transmission capacity, the lease or sharing or other use of cable or fiber optic lines, equipment, rights-of-way or other access rights, between the Company (or any Restricted Subsidiary) and any other Person; provided, however, that in the case of this clause (vi), such transaction complies with clause (a) in the immediately preceding paragraph.

        Future Subsidiary Guarantors and Subsidiary Liens.    The Company shall cause any Financing Restricted Subsidiary that:

  (i)
  Guarantees any Debt of the Company (other than a Guarantee Incurred pursuant to clause (vii) of paragraph (b) of the covenant described under "—Limitation on Consolidated Debt" and any refinancing Guarantee Incurred pursuant to clause (viii) of paragraph (b) of the covenant described under "—Limitation on Consolidated Debt" in respect of a Guarantee previously Incurred pursuant to clause (vii) of paragraph (b) of the covenant described under "—Limitation on Consolidated Debt") or

  (ii)
  Incurs a Lien (other than a Lien Incurred pursuant to clause (v) of the second paragraph of the covenant described under "—Limitation on Liens" and any refinancing Lien Incurred pursuant to clause (vi) of the second paragraph of the covenant described under "—Limitation on Liens" in respect of a Lien previously Incurred pursuant to clause (v) of the second paragraph of the covenant described under "—Limitation on Liens") on Capital Stock of another Financing Restricted Subsidiary to secure any Debt of the Company (including by securing a Guarantee of such Debt of the Company), in each case, at the same time, in the case of a Guarantee, to execute and deliver to the Trustee, a Note Guarantee, which Note Guarantee shall be maintained for so long as the Guarantee of such other Debt is in effect and, in the case of a Lien, to make or cause the applicable Financing Restricted Subsidiary to make effective provision for securing the Notes equally and ratably with such Debt of the Company for so long as such Debt of the Company will be secured.

        Any such Note Guarantee of a Guarantor or Lien of a Financing Restricted Subsidiary will be released (a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor or Financing Restricted Subsidiary (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Financing Restricted Subsidiary, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the covenant described under "—Limitation on Asset Dispositions" (or the Company certifies in an Officers' Certificate to the Trustee that it will comply with the requirements of such covenant relating to application of the proceeds of such sale or disposition), (b) in connection with any sale of all of the Capital Stock of that Guarantor or Financing Restricted Subsidiary to a Person that is not (either before or after giving effect to such transaction) the Company or a Financing Restricted Subsidiary, if the sale of all such Capital Stock of that Guarantor or Financing Restricted Subsidiary complies with the covenant described under "—Limitation on Asset Dispositions" (or the Company certifies in an Officers' Certificate to the Trustee that it will comply with the requirements of such covenant relating to application of the proceeds of such sale or disposition), (c) if the Company properly designates that Guarantor or Financing Restricted Subsidiary as an Unrestricted Subsidiary pursuant to the covenant described under "—Limitation on Designations of Unrestricted Subsidiaries" or (d) if the Company exercises the legal defeasance option or covenant defeasance option as described under "—Satisfaction and Discharge of the Indenture; Defeasance."

        Change of Control Triggering Event.    Within 30 days of the occurrence of both a Change of Control and a Rating Decline with respect to the Notes (a "Change of Control Triggering Event"), the Company will be required to make an Offer to Purchase all outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes on the purchase date plus any accrued and unpaid interest (if any) to such purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        A "Change of Control" means the occurrence of any of the following events:

  (A)
  if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than such other person or group (for purposes of this clause (A), such person or group shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

  (B)
  the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders) shall have occurred; or

  (C)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or

  (D)
  the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        In the event that Holders of not less than 90% of the principal amount of the Notes accept an Offer to Purchase the Notes and the Company purchases all of the Notes held by such Holders, the Company will have the right, on not less than 30 nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Offer to Purchase, to redeem all of the senior notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount of the Notes on the redemption date plus any accrued and unpaid interest (if any) to (but not including) such redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

        The existence of the holders' right to require, subject to certain conditions, the Company to repurchase Notes upon a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If an Offer to Purchase is made, there can be no assurance that the Company will have sufficient funds to pay the Purchase Price for all Notes tendered by holders seeking to accept the Offer to Purchase. In addition, instruments governing other Debt of the Company may prohibit the Company from purchasing any Notes prior to their Stated Maturity, including pursuant to an Offer to Purchase, or require that such Debt be repurchased upon a Change of Control. Subject to certain exceptions, the Existing Credit Facility requires the Company to prepay loans under the Existing Credit Facility within 60 days after the occurrence of a change of control triggering event (as defined in the Existing Credit Facility). In the event that an Offer to Purchase occurs at a time when the Company does not have sufficient available funds to pay the Purchase Price for all Notes tendered pursuant to such Offer to Purchase or a time when the Company is prohibited from purchasing the Notes (and the Company is unable either to obtain the consent of the holders of the relevant Debt or to repay such Debt), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company. The Indenture is governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make an Offer to Purchase.

        Except as described herein with respect to a Change of Control, the Indenture does not contain any other provisions that permit holders of Notes to require that the Company repurchase or redeem Notes in the event of a takeover, recapitalization or similar restructuring.

        Reports.    Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all holders, as their names and addresses appear in the Security Register, without cost to such holders, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents (without exhibits) which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if the Company were subject thereto and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request, supply copies of such documents (without exhibits) to any prospective holder. Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed such reports with the Commission via the EDGAR filing system (or any successor thereto) and such reports are publicly available.

        Limitation on Designations of Unrestricted Subsidiaries.    The Indenture provides that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no

Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

  (a)
  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

  (b)
  immediately after giving effect to such Designation, the Company would be able to Incur $1.00 of Debt under paragraph (a) of "—Limitation on Consolidated Debt;" and

  (c)
  the Company would not be prohibited under the Indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the portion (proportionate to the Company's equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary on such date.

        In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "—Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount; provided, however, that, upon a Revocation of any such Designation of a Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to (i) the Company's "Investment" in such Subsidiary at the time of such Revocation less (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such Revocation. At the time of any Designation of any Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall not own any Capital Stock of the Company or any Restricted Subsidiary. The Indenture further provides that neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, or a Guarantee of, any Debt of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Debt); provided, however, that the Company or a Restricted Subsidiary may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company other than to obtain such pledged Capital Stock or Debt, (y) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Debt which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under "—Limitation on Restricted Payments" and "—Transactions with Affiliates."

        Unless Designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated as a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (a) and (b) of the immediately following paragraph will not be satisfied immediately following such classification. Except as provided in the first sentence of this "—Limitation on Designations of Unrestricted Subsidiaries," no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

        The Indenture further provides that a Designation may be revoked (a "Revocation") by a resolution of the board of directors of the Company delivered to the Trustee, provided that the Company will not make any Revocation unless:

  (a)
  no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

  (b)
  all Liens and Debt of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred at such time for all purposes of the Indenture.

        All Designations and Revocations must be evidenced by resolutions of the board of directors of the Company (i) certifying compliance with the foregoing provisions and (ii) giving the effective date of such Designation or Revocation.

Mergers, Consolidations and Certain Sales of Assets

        The Company may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or Persons or permit any other Person to consolidate with or merge into the Company or (ii) directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to any other Person or Persons unless: (a) in a transaction in which the Company is not the surviving Person or in which the Company transfers, sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture; (b) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Company (or the successor entity) or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture; (c) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Company (or the successor entity) or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, the Company (or the successor entity) could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in paragraph (a) under "—Certain Covenants—Limitation on Consolidated Debt" above; (d) if, as a result of any such transaction, Property of the Company (or the successor entity) or any Restricted Subsidiary would become subject to a Lien prohibited by the provisions of the Indenture described under "—Certain Covenants—Limitation on Liens" above, the Company or the successor entity to the Company shall have secured the Notes as required by said covenant; (e) in the case of a transfer, sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, such assets shall have been transferred as an entirety or virtually as an entirety to one Person and such Person shall have complied with all the provisions of this paragraph; and (f) certain other conditions are met. The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, and the predecessor "Company," except in the case of a lease, shall be released from all its obligations under the Indenture.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Accreted Value" of any Debt issued at a price less than the principal amount at stated maturity, means, as of any date of determination, an amount equal to the sum of (a) the issue price of such Debt as determined in accordance with Section 1273 of the Code or any successor provisions plus (b) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such Debt within the meaning of Section 1273(a)(2) of the Code or any successor provisions, whether denominated as principal or interest, over the issue price of such Debt) that shall theretofore have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such Debt to the date of determination, minus all amounts theretofore paid in respect of such Debt, which amounts are considered as part of the "stated redemption price at maturity" of such Debt within the meaning of Section 1273(a)(2) of the Code or any successor provisions (whether such amounts paid were denominated principal or interest).

        "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any Property acquired by such specified Person, which Debt was not incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Transactions with Affiliates" and "Certain Covenants—Limitation on Asset Dispositions" and the definition of "Telecommunications/IS Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Disposition" means any transfer, conveyance, sale, lease, issuance or other disposition by the Company or any Restricted Subsidiary in one or more related transactions (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the Company, but excluding a disposition by a Restricted Subsidiary to the Company or a Restricted Subsidiary or by the Company to a Restricted Subsidiary) of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary (other than as permitted by clause (v), (vi), (vii) or (ix) of the covenant described under "—Certain Covenants—Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries"), (ii) substantially all of the assets of the Company or any Restricted Subsidiary representing a division or line of business or (iii) other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business (excluding any transfer, conveyance, sale, lease or other disposition of equipment that is obsolete or no longer used by or useful to the Company); provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12-month period. The following shall not be Asset Dispositions: (i) Permitted Telecommunications Capital Asset Dispositions that comply with clause (i) of the first paragraph under "—Certain Covenants—Limitation on Asset Dispositions," (ii) when used with respect to the Company, any Asset Disposition permitted pursuant to "—Mergers, Consolidations and Certain Sales of Assets" which constitutes a disposition of all or substantially all of the assets of the Company and the Restricted Subsidiaries taken as a whole, (iii) Receivables sales constituting Debt under Qualified Receivable Facilities permitted to be Incurred pursuant to "—Certain Covenants—Limitation on Consolidated Debt" or "—Certain Covenants—Limitation on Debt of Financing Restricted Subsidiaries" and (iv) any disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (including any period for which such lease has been extended) as determined in accordance with generally accepted accounting principles, discounted from the last date of such remaining term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

        "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amount under a lease of (or other Debt arrangements conveying the right to use) Property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

        "Cash Equivalents" means (i) U.S. dollars or foreign currencies held from time to time in the ordinary course of business; (ii) Government Securities having maturities of not more than one year from the date of acquisition; (iii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a long-term credit rating of "A" or better from S&P or "A2" or better from Moody's or a short-term credit rating of "A-2" or better from S&P or "P-2" or better from Moody's; (iv) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by S&P or "A2" or the equivalent thereof by Moody's or any commercial bank ranking within the top ten of all commercial banks in such bank's country of operation on the basis of consolidated assets, and, in each case, having consolidated assets with value in excess of $500 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii), (iii) and (iv) entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) commercial paper rated at the time of acquisition thereof at least "A" (long-term) or "A-2" (short-term) or the respective equivalent thereof by S&P or "A2" (long-term) or "P-2" (short-term) or the respective equivalent thereof by Moody's or, if both of the two named Rating Agencies cease publishing ratings of investments, carrying an equivalent rating by a nationally recognized rating agency (other than Moody's and S&P) that rates debt securities having a maturity at original issuance of at least one year and in any case maturing within one year after the date of acquisition thereof; and (vii) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (i) through (vi) above.

        "Change of Control" has the meaning set forth under "—Certain Covenants—Change of Control Triggering Event" above.

        "Change of Control Triggering Event" has the meaning set forth under "—Certain Covenants—Change of Control Triggering Event" above.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

        "Consolidated Capital Ratio" means as of the date of determination the ratio of (i) the aggregate amount of Debt of the Company and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (ii) the sum of (a) $2.024 billion, (b) the aggregate net proceeds to the Company from the issuance or sale of any Capital Stock (including Preferred Stock) of the Company other than Disqualified Stock subsequent to the Measurement Date, (c) the aggregate net proceeds from the issuance or sale of Debt of the Company or any Restricted Subsidiary subsequent to the Measurement Date convertible or exchangeable into Capital Stock of the Company other than Disqualified Stock, in each case upon conversion or exchange thereof into Capital Stock of the Company subsequent to the Measurement Date and (d) the after-tax gain on the sale, subsequent to the Measurement Date, of Special Assets to the extent such Special Assets have been sold for cash, Cash Equivalents, Telecommunications/IS Assets or the assumption of Debt of the Company or any Restricted Subsidiary (other than Debt that is subordinated to the Notes or any applicable Note Guarantee) and release of the Company and all Restricted Subsidiaries from all liability on the Debt assumed; provided, however, that for purposes of calculation of the Consolidated Capital Ratio, the net proceeds from the issuance or sale of Capital Stock or Debt described in clause (b) or (c) above shall not be included to the extent (x) such proceeds have been utilized to make a Permitted Investment under clause (i) of the definition thereof or a Restricted Payment or (y) such Capital Stock or Debt shall have been issued or sold to the Company, a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees.

        "Consolidated Cash Flow Available for Fixed Charges" for the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable, for such period increased by the sum of, to the extent reducing such Consolidated Net Income for such period (or, with respect to clause (v) below, reduced by such amount to the extent increasing such Consolidated Net Income for such period), (i) Consolidated Interest Expense of the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable, for such period, plus (ii) Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable, for such period, plus (iii) consolidated depreciation and amortization expense and any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period) for the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable, (iv) other non-recurring or unusual losses or expenses of the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable (as determined by the Company in good faith and in accordance with Regulation G, promulgated pursuant to the Securities Act and the Exchange Act), (v) non-recurring or unusual gains of the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable (as determined by the Company in good faith in accordance with Regulation G, promulgated pursuant to the Securities Act and Exchange Act), (vi) acquisition-related costs and restructuring reserves incurred by the Company or any of its Restricted Subsidiaries or any of the Financing Restricted Subsidiaries, as applicable, in connection with the acquisition of, merger, amalgamation or consolidation with, any Person expensed in computing such Consolidated Net Income to the extent the same would have been capitalized prior to the adoption of Statement of Financial Accounting Standards No. 141R, Business Combinations (vii) the amount of (a) any restructuring charges or reserves of the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable, and (b) any impairment charge or asset write-off or write-down of the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable, in each case, pursuant to generally accepted accounting principles, and (viii) any non-recurring expenses or charges (other than depreciation or amortization expense) related to any equity offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Debt permitted to be Incurred under the Indenture (including a refinancing thereof) (whether or not successful), including (a) such fees, expenses or charges related to the offering of the Notes (including breakages costs in connection with hedging obligations) and (b) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary or Financing Restricted Subsidiary, as applicable (calculated separately for such Restricted Subsidiary or Financing Restricted Subsidiary in the same manner as provided above for the Company or Financing, as applicable) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary or another Financing Restricted Subsidiary, as applicable, to the extent of such restrictions.

        "Consolidated Income Tax Expense" for the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries for any period means the aggregate amounts of the provisions for income taxes of the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable, for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

        "Consolidated Interest Expense" for the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries for any period means the interest expense included in a consolidated income statement (excluding interest income) of the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable, for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts and issuance costs, including commitment fees; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) net costs with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements (including fees); (iv) Preferred Stock Dividends (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock Dividends, whether or not declared or paid; (vi) interest on Debt guaranteed by the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable; (vii) the portion of any Capital Lease Obligation or Sale and Leaseback Transaction paid during such period that is allocable to interest expense; (viii) interest Incurred in connection with investments in discontinued operations; and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or a Restricted Subsidiary or the Financing Restricted Subsidiaries, as applicable) in connection with Debt Incurred by such plan or trust.

        "Consolidated Net Income" for the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries for any period means the net income (or loss) of the Company and its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable, for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall be excluded therefrom (a) for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, the net income (or loss) of any Person acquired by the Company or a Restricted Subsidiary or a Financing Restricted Subsidiary, as applicable, in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary or a Financing Restricted Subsidiary, as applicable, except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary or a Financing Restricted Subsidiary, as applicable, by such Person during such period (except, for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, to the extent such dividends or distributions have been subtracted from the calculation of the amount of Investments to support the actual making of Investments), (c) gains or losses realized upon the sale or other disposition of any Property of the Company or its Restricted Subsidiaries or the Financing Restricted Subsidiaries, as applicable, that is not sold or disposed of in the ordinary course of business (it being understood that Permitted Telecommunications Capital Asset Dispositions shall be considered to be in the ordinary course of business), (d) gains or losses realized upon the sale or other disposition of any Special Assets, (e) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles, (f) the cumulative effect of changes in accounting principles, (g) non-cash gains or losses resulting from fluctuations in currency exchange rates, (h) any non-cash expense related to the issuance to employees or directors of the Company or any Restricted Subsidiary or any Financing Restricted Subsidiary, as applicable, of (1) options to purchase Capital Stock of the Company or such Restricted Subsidiary or any Financing Restricted Subsidiary, as applicable, or (2) other compensatory rights; provided, in either case, that such options or rights, by their terms can be redeemed at the option of the holder of such option or right only for Capital Stock, (i) with respect to a Restricted Subsidiary or Financing Restricted Subsidiary, as applicable, that is not a Wholly Owned Subsidiary any aggregate net income (or loss) in excess of the Company's or any Restricted Subsidiary's or any Financing Restricted Subsidiary's, as applicable, pro rata share of the net income (or loss) of such Restricted Subsidiary or Financing Restricted Subsidiary, as applicable, that is not a Wholly Owned Subsidiary, (j) if the period is the second, third or fourth fiscal quarter of 2003 or the first fiscal quarter of 2004, an aggregate of $293,686,650 for all such quarters and (k) for purposes of calculating Pro Forma Consolidated Cash Flow Available for Fixed Charges in paragraph (a) and (b) of the covenant described under "—Limitation on Consolidated Debt" and paragraph (a) and (b) of the covenant described under "—Limitation on Debt of Financing Restricted Subsidiaries" only, ordinary losses or gains (including related fees and expenses) on early extinguishment of Debt; provided further that there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary or Financing Restricted Subsidiary, as applicable, that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary or another Financing Restricted Subsidiary, as applicable, to the extent of such restriction.

        "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

        "Credit Facilities" means one or more credit agreements, including the Existing Credit Facility, loan agreements or similar facilities, secured or unsecured, providing for revolving credit loans, term loans and/or letters of credit, including any Qualified Receivable Facility, entered into from time to time by the Company and its Restricted Subsidiaries, or Purchase Money Debt, or Debt Incurred pursuant to Capital Lease Obligations, Sale and Leaseback Transactions, or senior secured note issuances, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time.

        "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of Property, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of Property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person and all Attributable Value in respect of Sale and Leaseback Transactions entered into by such Person, (vi) all obligations to redeem or repurchase Disqualified Stock issued by such Person, (vii) the liquidation preference of any Preferred Stock (other than Disqualified Stock, which is covered by the preceding clause (vi)) issued by any Restricted Subsidiary of such Person, (viii) every obligation under Interest Rate or Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be, except as otherwise set forth herein, the Accreted Value of such Debt at such time or (b) in the case of any Receivables sale constituting Debt, the amount of the unrecovered purchase price (that is, the amount paid for Receivables that has not been actually recovered from the collection of such Receivables) paid by the purchaser (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) thereof. The amount of Debt represented by an obligation under an Interest Rate or Currency Protection Agreement shall be equal to (x) zero if such obligation has been Incurred pursuant to clause (x) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Consolidated Debt" or clause (viii) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt of Financing Restricted Subsidiaries" or (y) the notional amount of such obligation if not Incurred pursuant to such clause.

        "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

        "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company or Financing, respectively, to repurchase or redeem such Preferred Stock upon the occurrence of (i) a change of control occurring prior to the final Stated Maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under "—Certain Covenants—Change of Control Triggering Event" or (ii) an asset sale occurring prior to the final Stated Maturity of the Notes shall not constitute Disqualified Stock if the asset sale provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under "—Limitation on Asset Dispositions" and, in each case such Preferred Stock specifically provides that the Company or Financing, respectively, will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "—Certain Covenants—Change of Control Triggering Event" or "—Limitation on Asset Dispositions."

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) applicable to the Company for the period during which such dividends were paid.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

        "8.125% Proceeds Note" means the intercompany note issued by Level 3 LLC to Financing in respect of the proceeds of the offering of the 8.125% Senior Notes due 2019.

        "8.125% Senior Notes due 2019" means Financing's 8.125% Senior Notes due 2019 issued pursuant to the Indenture dated as of June 9, 2011 between Level 3 Escrow, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated October 4, 2011, among Level 3 Escrow, Inc., Financing, the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, under which Financing assumed all obligations of Level 3 Escrow, Inc. under the indenture and securities issued thereunder and the Company guaranteed Financing's obligations under such indenture and securities.

        "8.625% Proceeds Note" means the intercompany note issued by Level 3 LLC to Financing in respect of the proceeds of the offering of the 8.625% Senior Notes due 2020.

        "8.625% Senior Notes due 2020" means Financing's 8.625% Senior Notes due 2020 issued pursuant to the Indenture dated as of January 13, 2012, among the Company, Financing and The Bank of New York Mellon Trust Company, N.A., as trustee.

        "11.875% Senior Notes due 2019" means the Company's 11.875% Senior Notes due 2019 issued pursuant to the Indenture dated as of January 19, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

        "Event of Default" has the meaning set forth under "—Events of Default" below.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

        "Existing Credit Facility" means the Credit Agreement dated as of March 13, 2007, among the Company, Financing, the lenders party thereto and Merrill Lynch Capital Corporation, as Administrative Agent, as amended and restated as of November 10, 2011, as amended on August 6, 2012, and as amended on October 4, 2012.

        "Existing Notes" means the Company's 7% Convertible Senior Notes due 2015 in an aggregate principal amount not to exceed $475 million (includes Series B), the Company's 6.5% Convertible Senior Notes due 2016 in an aggregate principal amount not to exceed $201.25 million, the Company's 11.875% Senior Notes due 2019 in an aggregate principal amount not to exceed $605.217 million, Financing's 2015 Floating Rate Notes in an aggregate principal amount not to exceed $300 million, Financing's 10% Senior Notes due 2018 in an aggregate principal amount not to exceed $640 million, Financing's 9.375% Senior Notes due 2019 in an aggregate principal amount not to exceed $500 million, Financing's 8.125% Senior Notes due 2019 in an aggregate principal amount not to exceed $1,200 million, Financing's 8.625% Senior Notes due 2020 in an aggregate principal amount not to exceed $900 million and Financing's 7% Senior Notes due 2020 in an aggregate principal amount not to exceed $775 million.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors of the Company.

        "Financing" means Level 3 Financing, Inc., a Delaware corporation.

        "Financing Debt Ratio" means the ratio of (a) the aggregate consolidated principal amount (or, in the case of Debt issued at a discount, the then-Accreted Value) of Debt of the Financing Restricted Subsidiaries (other than Debt owed to the Company or a Sister Restricted Subsidiary), on a consolidated basis, outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the proposed Incurrence of Debt giving rise to such calculation and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the net proceeds thereof, to (b) Consolidated Cash Flow Available for Fixed Charges of the Financing Restricted Subsidiaries for the four full fiscal quarters next preceding such proposed Incurrence of Debt for which consolidated financial statements are available; provided, however, that if (A) since the beginning of such four full fiscal quarter period the Financing Restricted Subsidiaries shall have made one or more Asset Dispositions or an Investment (by merger or otherwise) in any Financing Restricted Subsidiary (or any Person which becomes a Financing Restricted Subsidiary) or an acquisition, merger or consolidation of Property, or (B) since the beginning of such period any Person (that subsequently became a Financing Restricted Subsidiary or was merged with or into any Financing Restricted Subsidiary since the beginning of such period) shall have made such an Asset Disposition, Investment, acquisition, merger or consolidation, then Consolidated Cash Flow Available for Fixed Charges for such four full fiscal quarter period shall be calculated after giving pro forma effect to such Asset Dispositions, Investments, acquisitions, mergers or consolidations as if such Asset Dispositions, Investments, acquisitions, mergers or consolidations occurred on the first day of such period. For purposes of this definition, whenever "pro forma" effect is to be given to any Asset Disposition, Investment, acquisition, merger or consolidation, the calculations shall be performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the chief financial officer of the Company, except that any such pro forma calculation may include operating expense reductions for such period attributable to the transaction to which pro forma effect is being given (including, without limitation, operating expense reductions attributable to execution or termination of any contract, reduction of costs related to administrative functions, the termination of any employees or the closing (or the approval by the board of directors of the Company of the closing) of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken within twelve months following such transaction, provided, that such adjustments are set forth in an Officers' Certificate which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate.

        "Financing Restricted Subsidiaries" means Financing and the Subsidiaries of Financing that are Restricted Subsidiaries.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Government Securities" means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States of America or any agency or instrumentality thereof which are not callable or redeemable at the issuer's option (unless, for purposes of the definition of "Cash Equivalents" only, the obligations are redeemable or callable at a price not less than the purchase price paid by the Company or the applicable Restricted Subsidiary, together with all accrued and unpaid interest (if any) on such Government Securities).

        "Guarantee" by any Person means any obligation, direct or indirect, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, including any such obligations arising by virtue of partnership arrangements or by agreements to keep-well, (ii) to purchase Property or services or to take-or-pay for the purpose of assuring the holder of such Debt of the payment of such Debt, (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or (iv) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof, in whole or in part (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

        "Guarantor" means any Person that becomes a Guarantor pursuant to the covenants described under "—Certain Covenants—Limitation on Consolidated Debt," "—Certain Covenants—Limitation on Debt of Financing Restricted Subsidiaries," "—Certain Covenants—Future Subsidiary Guarantors and Subsidiary Liens," "—Mergers, Consolidations and Certain Sales of Assets" or any other provision of the Indenture.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt. Debt otherwise incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to have been Incurred at the time at which it becomes a Subsidiary.

        "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

        "Invested Capital" means the sum of (a) $500 million, (b) the aggregate net proceeds received by the Company from the issuance or sale of any Capital Stock, including Preferred Stock, of the Company but excluding Disqualified Stock, subsequent to the Measurement Date, and (c) the aggregate net proceeds from the issuance or sale of Debt of the Company or any Restricted Subsidiary subsequent to the Measurement Date convertible or exchangeable into Capital Stock of the Company other than Disqualified Stock, in each case upon conversion or exchange thereof into Capital Stock of the Company subsequent to the Measurement Date; provided, however, that the net proceeds from the issuance or sale of Capital Stock or Debt described in clause (b) or (c) shall be excluded from any computation of Invested Capital to the extent (i) utilized to make a Restricted Payment or (ii) such

Capital Stock or Debt shall have been issued or sold to the Company, a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees.

        "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, purchase, redemption, retirement or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, or Incurrence of, or payment on, a Guarantee of any obligation of, any other Person; provided, however, that Investments shall exclude commercially reasonable extensions of trade credit. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment, plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be (except to the extent such repaid amount has been included in Consolidated Net Income of the Company and its Restricted Subsidiaries to support the actual making of Restricted Payments), but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such transfer.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Issue Date" means August 1, 2012.

        "Issue Date Purchase Money Debt" means Purchase Money Debt outstanding on the Issue Date; provided, however, that the amount of such Purchase Money Debt when Incurred did not exceed 100% of the cost of the construction, installation, acquisition, lease, development or improvement of the applicable Telecommunications/IS Assets.

        "Issue Date Rating" means the respective ratings assigned to the Notes issued in the initial offering by the Rating Agencies on the Issue Date.

        "Joint Venture" means a Person in which the Company or a Restricted Subsidiary holds not more than 50% of the shares of Voting Stock.

        "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing and any Sale and Leaseback Transaction). For purposes of this definition the sale, lease, conveyance or other transfer by the Company or any of its Subsidiaries of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien. For the sake of clarity, subordination and setoff rights do not constitute Liens.

        "Measurement Date" means April 28, 1998.

        "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Trustee by a written notice given to the Company.

        "Net Available Proceeds" from any Asset Disposition by any Person means cash or cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Debt or other obligations relating to such Property) therefrom by such Person, net of (i) all legal, title and recording taxes, expenses and commissions and other fees and expenses (including appraisals, brokerage commissions and investment banking fees) Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such Property in accordance with the terms of any Lien upon or with respect to such Property or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures of such Person as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such Property and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the board of directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the board of directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be, for all purposes of the Indenture and the Notes, treated as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction; provided further, however, that, in the event that any consideration for a transaction (which would otherwise constitute Net Available Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, at such time as such portion of the consideration is released to such Person or its Restricted Subsidiary from escrow, such portion shall be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such release from escrow with Net Available Proceeds equal to the amount of such portion of consideration released from escrow.

        "9.375% Proceeds Note" means the intercompany note issued by Level 3 LLC to Financing in respect of the proceeds of the offering of the 9.375% Senior Notes due 2019.

        "9.375% Senior Notes due 2019" means Financing's 9.375% Senior Notes due 2019 issued pursuant to the Indenture dated as of March 4, 2011, among the Company, Financing and The Bank of New York Mellon Trust Company, N.A., as trustee.

        "Non-Telecommunications Subsidiary" means any Restricted Subsidiary not engaged in any material respect in the Telecommunications/IS Business.

        "Note Guarantee" means an unconditional Guarantee of the due and punctual payment of the principal of and premium, if any, and interest on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes, and the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company under or pursuant to the Indenture and the Notes.

        "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first-class mail, postage prepaid, to each holder of Notes at its address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase. The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

  a.
  the Section of the Indenture pursuant to which the Offer to Purchase is being made;

  b.
  the Expiration Date and the Purchase Date;

  c.
  the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

  d.
  the purchase price to be paid by the Company for $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

  e.
  that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

  f.
  the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

  g.
  that any Notes not tendered or tendered but not purchased by the Company will continue to accrue interest;

  h.
  that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon, if any, shall cease to accrue on and after the Purchase Date;

  i.
  that each holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

  j.
  that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or the Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

  k.
  that (i) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (ii) if Notes in an aggregate principal amount in excess of the

    Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

  l.
  that in the case of any holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

        Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

        "Officers' Certificate" of any Person means a certificate signed by the Chairman of the board of directors of such Person, a Vice Chairman of the board of directors of such Person, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Controller, the Secretary or an Assistant Secretary of such Person and delivered to the Trustee, which shall comply with the Indenture.

        "Opinion of Counsel" means an opinion of counsel (who may be counsel to the Company, including an employee of the Company).

        "Permitted Holders" means the members of the Company's board of directors on the Measurement Date and their respective estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) at least 66 2/3% of the total voting power of the Voting Stock of such Person.

        "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and not for purposes of speculation and which, in the case of an interest rate agreement, shall have a notional amount no greater than the principal amount at maturity due with respect to the Debt being hedged thereby.

        "Permitted Investments" means (a) Cash Equivalents; (b) investments in prepaid expenses; (c) negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (d) loans, advances or extensions of credit to employees and directors made in the ordinary course of business and consistent with past practice; (e) obligations under Permitted Interest Rate or Currency Protection Agreements; (f) bonds, notes, debentures and other securities received as a result of Asset Dispositions pursuant to and in compliance with "—Certain Covenants—Limitation on Asset Dispositions"; (g) Investments in any Person as a result of which such Person becomes a Restricted Subsidiary; (h) Investments made prior to the Measurement Date; (i) Investments made after the Measurement Date in Persons engaged in the Telecommunications/IS Business in an aggregate amount not to exceed Invested Capital; and (j) additional Investments in an aggregate amount not to exceed $200 million.

        "Permitted Liens" means (a) Liens for taxes, assessments, governmental charges, levies or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (b) other Liens incidental to the conduct of the Company's and its Restricted Subsidiaries' businesses or the ownership of its Property not securing any Debt, and which do not in the aggregate materially detract from the value of the

Company's and its Restricted Subsidiaries' Property when taken as a whole, or materially impair the use thereof in the operation of its business; (c) Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations; (d) Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays, appeals, indemnities, performance or other similar bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate materially impair the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole); (e) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries; and (f) any interest or title of a lessor in the Property subject to any lease other than a Capital Lease.

        "Permitted Telecommunications Capital Asset Disposition" means the transfer, conveyance, sale, lease or other disposition of optical fiber and/or conduit and any related equipment used in a Segment (as defined) of the Company's communications network that (i) constitute capital assets in accordance with generally accepted accounting principles and (ii) after giving effect to such disposition, would result in the Company retaining at least either (A) 24 optical fibers per route mile on such Segment as deployed at the time of such disposition or (B) 12 optical fibers and one empty conduit per route mile on such Segment as deployed at such time "Segment" means (x) with respect to the Company's intercity network, the through-portion of such network between two local networks (i.e., Omaha to Denver) and (y) with respect to a local network of the Company (i.e., Dallas), the entire through-portion of such network, excluding the spurs which branch off the through-portion.

        "Person" means any individual, corporation, company, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

        "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) applicable to the issuer of such Preferred Stock for the period during which such dividends were paid.

        "Pro Forma Consolidated Cash Flow Available for Fixed Charges" for the Company and its Restricted Subsidiaries for any period means Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for such period, calculated in accordance with the definition thereof; provided, however, that if (A) since the beginning of the applicable period the Company or one of its Restricted Subsidiaries shall have made one or more Asset Dispositions or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition, merger or consolidation of Property which constitutes all or substantially all of an operating unit of a business or a line of business, or (B) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Disposition, Investment, acquisition, merger or consolidation, then Consolidated Cash Flow

Available for Fixed Charges for such four full fiscal quarter period shall be calculated after giving pro forma effect to such Asset Dispositions, Investments, acquisitions, mergers or consolidations as if such Asset Dispositions, Investments, acquisitions, mergers or consolidations occurred on the first day of such period. For purposes of this definition, whenever "pro forma" effect is to be given to any Asset Disposition, Investment, acquisition, merger or consolidation, the calculations shall be performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the chief financial officer of the Company, except that any such pro forma calculation may include operating expense reductions for such period attributable to the transaction to which pro forma effect is being given (including, without limitation, operating expense reductions attributable to execution or termination of any contract, reduction of costs related to administrative functions, the termination of any employees or the closing (or the approval by the board of directors of the Company of the closing) of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken within twelve months following such transaction, provided that such adjustments are set forth in an Officers' Certificate which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Proportionate Interest" in any issuance of Capital Stock of a Restricted Subsidiary means a ratio (i) the numerator of which is the aggregate amount of all Capital Stock of such Restricted Subsidiary beneficially owned by the Company and the Restricted Subsidiaries and (ii) the denominator of which is the aggregate amount of Capital Stock of such Restricted Subsidiary beneficially owned by all Persons (excluding, in the case of this clause (ii), any Investment made in connection with such issuance).

        "Purchase Money Debt" means Debt (including Acquired Debt and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, installation, acquisition, lease, development or improvement by the Company or any Restricted Subsidiary of any Telecommunications/IS Assets of the Company or any Restricted Subsidiary and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time.

        "Qualified Credit Facility" means one or more credit agreements, loan agreements or similar facilities, secured or unsecured, providing for revolving credit loans, term loans and/or letters of credit, including any Qualified Receivable Facility, entered into from time to time by the Company and its Restricted Subsidiaries, or senior secured note issuances, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time, including, without limitation, the Existing Credit Facility.

        "Qualified Receivable Facility" means Debt of the Company or any Subsidiary Incurred from time to time pursuant to either (x) credit facilities secured by Receivables or (y) Receivables purchase facilities, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

        "Rating Agencies" mean Moody's and S&P.

        "Rating Date" means the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control.

        "Rating Decline" shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), either of the Rating Agencies assigns or reaffirms a rating to the Notes that is lower than the applicable Issue Date Rating (or the equivalent thereof). If, prior to the Rating Date, either of the ratings assigned to the Notes by the Rating Agencies is lower than the applicable Issue Date Rating, then a Rating Decline will be deemed to have occurred if such rating is not changed by the 90th day following the Rating Date. A downgrade within rating categories, as well as between rating categories, will be considered a Rating Decline. A "Rating Decline" also shall be deemed to have occurred if a Rating Decline (as defined in any indenture governing any of the Existing Notes) shall have occurred in respect of any of the Existing Notes.

        "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

        "Restricted Subsidiary" means (a) a Subsidiary of the Company or of a Restricted Subsidiary that has not been designated or classified as an Unrestricted Subsidiary pursuant to and in compliance with "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary pursuant to such covenant.

        "S&P" means Standard & Poor's Ratings Service or, if Standard & Poor's Ratings Service shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Ratings Service ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "S&P" shall mean any other nationally recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Trustee by a written notice given to the Company.

        "Sale and Leaseback Transaction" of any Person means any direct or indirect arrangement pursuant to which any Property is sold or transferred by such Person or a Restricted Subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Sister Restricted Subsidiary" means a Restricted Subsidiary that is not a Financing Restricted Subsidiary.

        "Special Assets" means (a) the Capital Stock or assets of RCN Corporation and Commonwealth Telephone Enterprises, Inc. (and any intermediate holding companies or other entities formed solely for the purpose of owning such Capital Stock or assets) owned, directly or indirectly, by the Company or any Restricted Subsidiary on the Measurement Date, and (b) any Property, other than cash, Cash Equivalents and Telecommunications/IS Assets, received as consideration for the disposition after the Measurement Date of Special Assets (as contemplated by the first proviso under "—Certain Covenants—Limitation on Asset Dispositions").

        "Stated Maturity" when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Note at the option of the holder thereof upon the happening of any contingency beyond the control of the Company unless such contingency has occurred).

        "7% Proceeds Note" means the intercompany note issued by Level 3 LLC to Financing in respect of the proceeds of the Offering of the 7% Senior Notes due 2020.

        "7% Senior Notes due 2020" means Financing's Senior Notes due 2020 issued pursuant to the Indenture dated as of August 6, 2012, among the Company, Financing and The Bank of New York Mellon Trust Company, N.A., as Trustee.

        "Subordinated Debt" means Debt of the Company (a) that is not secured by any Lien on or with respect to any Property now owned or acquired after the Measurement Date and (b) as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full in cash of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due (including by acceleration or for additional amounts) in respect of, or repurchases, redemptions or other retirements of, such Debt (collectively, "payments of such Debt") may be permitted for so long as any default (after giving effect to any applicable grace periods) in the payment of principal (or premium, if any) or interest on the Notes exists, including as a result of acceleration; (ii) in the event that any other Default exists with respect to the Notes, upon notice by holders of 25% or more in aggregate principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of such Debt may be made for a period of 179 days from the date of such notice; provided, however, that not more than one such payment blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the Notes during such period; (iii) if payment of such Debt is accelerated when any Notes are outstanding, no payments of such Debt may be made until three Business Days after the Trustee receives notice of such acceleration and, thereafter, such payments may only be made to the extent the terms of such Debt permit payment at that time; and (iv) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by the Company) which is conditioned upon (A) a change of control of the Company pursuant to provisions substantially similar to those described under "—Certain Covenants—Change of Control Triggering Event" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company pursuant to the provisions described under "—Certain Covenants—Change of Control Triggering Event") or (B) a sale or other disposition of assets pursuant to provisions substantially similar to those described under "—Certain Covenants—Limitation on Asset Dispositions" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company pursuant to the provision described under "—Certain Covenants—Limitation on Asset Dispositions").

        "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

        "Telecommunications/IS Assets" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in the Telecommunications/IS Business; (b) for purposes of the covenants described under "—Certain Covenants—Limitation on Consolidated Debt," "—Certain Covenants—Limitation on Debt of Financing Restricted Subsidiaries" and "—Certain Covenants—Limitation on Liens" only, Capital Stock of any Person; or (c) for all other purposes of the Indenture, Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than an Affiliate of the Company; provided, however, that, in the case of clause (b) or (c), such Person is primarily engaged in the Telecommunications/IS Business.

        "Telecommunications/IS Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business, (iii) computer outsourcing, data center management, computer systems integration, reengineering of computer software for any purpose (including, without limitation, for the purposes of porting computer software from one operating environment or computer platform to another or to address issues commonly referred to as "Year 2000 issues") or (iv) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i), (ii) or (iii) above; provided, however, that the determination of what constitutes a Telecommunications/IS Business shall be made in good faith by the board of directors of the Company.

        "10% Proceeds Note" means the intercompany note issued by Level 3 LLC to Financing in respect of the proceeds of the offering of the 10% Senior Notes due 2018.

        "10% Senior Notes due 2018" means Financing's 10% Senior Notes due 2018 issued pursuant to the Indenture dated as of January 20, 2010, among the Company, Financing and The Bank of New York Mellon, as trustee.

        "2015 Floating Rate Notes" means Financing's Floating Rate Senior Notes due 2015 issued pursuant to the Indenture dated as of February 14, 2007, among the Company, Financing and The Bank of New York, as trustee.

        "2015 Floating Rate Proceeds Note" means the intercompany note issued by Level 3 LLC to Financing in respect of the proceeds of the offering of the 2015 Floating Rate Notes.

        "Unrestricted Subsidiary" means (a) 91 Holding Corp. (the subsidiary that holds indirectly the Company's interests in the SR91 tollroad), SR 91 Holding LLC, SR91 Corp, SR LP, Express Lanes, Inc., California Private Transportation Company LP, CPTC LLC and 85 Tenth Avenue LLC; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of the Company designated as such pursuant to and in compliance with "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto. For the sake of clarity, actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

        "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "—Certain Covenants—Change of Control Triggering Event" when due and payable; (d) failure to perform or comply with the provisions described under "—Mergers, Consolidations and Certain Sales of Assets" or "—Certain Covenants—Limitation on Asset Dispositions;" (e) failure to perform any other covenant or agreement of the Company or any Restricted Subsidiary in the Notes or in the Indenture continued for 60 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Notes; (f) default under the terms of any instrument evidencing or securing Debt of the Company or any Restricted Subsidiary having an outstanding principal amount of not less than $25 million or its foreign currency equivalent at the time individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due (after expiration of any applicable grace period); (g) the rendering of a judgment or judgments against the Company or any Restricted Subsidiary in an aggregate amount in excess of $25 million or its foreign currency equivalent at the time and shall not be waived, satisfied or discharged for any period of 45 consecutive days during which a stay of enforcement shall not be in effect; (h) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any Guarantor denies or disaffirms its obligations under its Note Guarantee; and (i) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        If any Event of Default (other than an Event of Default described in clause (i) above with respect to the Company) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (i) above occurs with respect to the Company, all the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see "—Amendment, Supplement and Waiver."

        No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered indemnity reasonably satisfactory to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also will be required to deliver to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Amendment, Supplement and Waiver

        The Company and the Trustee may, at any time and from time to time, without notice to or consent of any holders of Notes, enter into one or more indentures supplemental to the Indenture (1) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company in the Indenture and the Notes; (2) to add to the covenants of the Company, for the benefit of the holders, or to surrender any right or power conferred upon the Company by the Indenture; (3) to add any additional Events of Default; (4) to provide for uncertificated Notes in addition to or in place of certificated Notes; (5) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee; (6) to secure the Notes; (7) to comply with the Trust Indenture Act or the Securities Act (including Regulation S promulgated thereunder); (8) to add Note Guarantees with respect to the Notes or to release any Guarantors from Note Guarantees as provided by the terms of the Indenture; or (9) to cure any ambiguity in the Indenture, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provision with respect to matters or questions arising under the Indenture; provided such actions shall not adversely affect the interests of the holders in any material respect.

        With the consent of the holders of not less than a majority in principal amount of the outstanding Notes, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders; provided, however, that no such supplemental indenture shall, without the consent of the holder of each outstanding Note (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the interest thereon that would be due and payable upon the Stated Maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is necessary for any such supplemental Indenture or required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder; (3) subordinate in right of payment, or otherwise subordinate, the Notes to any other Debt; (4) except as otherwise required by the Indenture, release any security interest that may have been granted in favor of the holders of the Notes; (5) reduce the premium payable upon the redemption of any Note nor change the time at which any Note may be redeemed, as described under "—Optional Redemption"; (6) reduce the premium payable upon a Change of Control Triggering Event or, at any time after a Change of Control Triggering Event has occurred, change the time at which the Offer to Purchase relating thereto must be made or at which the Notes must be repurchased pursuant to such Offer to Purchase; (7) at any time after the Company is obligated to make an Offer to Purchase with the Net Available Proceeds from Asset Dispositions, change the time at which such Offer to Purchase must be made or at which the Notes must be repurchased pursuant thereto; or (8) make any change in any Note Guarantee that would adversely affect the holders of the Notes; or (9) modify any provision of this paragraph (except to increase any percentage set forth herein).

        The holders of not less than a majority in principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past Default under the Indenture and its consequences, except Default (1) in the payment of the principal of (or premium, if any) or interest on any Note, or (2) in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture, Defeasance

        The Company may terminate its obligations under the Indenture when (i) either (A) all outstanding Notes have been delivered to the Trustee for cancellation or (B) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (or premium, if any, on), and interest on, the Notes; (ii) the Company has paid or caused to be paid all other sums payable by the Company under the Indenture; and (iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture.

        The Company, at its election, shall (a) in the case of defeasance, be deemed to have paid and discharged its debt on the Notes and the Indenture shall cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer, substitution and exchange of the Notes and the Company's right of optional redemption, (ii) rights of holders to receive payment of principal of, premium, if any, and interest on such Notes (but not the Purchase Price referred to under "—Certain Covenants—Change of Control Triggering Event" or under "—Certain Covenants—Limitation on Asset Dispositions") and any rights of the holders with respect to such amount, (iii) the rights, obligations and immunities of the Trustee under the Indenture and (iv) certain other specified provisions in the Indenture), or (b) in the case of covenant defeasance, cease to be under any obligation to comply with certain restrictive covenants, including those described under "—Certain Covenants," and terminate the operation of certain Events of Default, after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the holders of Notes, at any time prior to the maturity of the Notes, of (A) money in an amount, (B) Government Securities which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the Notes, money in an amount, or (C) a combination thereof, sufficient to pay and discharge the principal of (premium, if any, on), and interest on, the Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of the Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including among other things, delivery by the Company to the Trustee of an Opinion of Counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for U.S. federal income tax purposes with respect to the holders (and, in the case of defeasance only, such Opinion of Counsel must state that the Company has received from, or there has been published by, the U.S. Internal Revenue Service (the "IRS") a ruling or there has been a change in the applicable U.S. federal income tax law to such effect); and (ii) the Company's deposit will not result in the trust relating thereto or the Trustee being subject to regulation under the Investment Company Act of 1940.

Governing Law

        The Indenture and the Notes will be governed by the laws of the State of New York, without reference to principles of conflicts of law.

The Trustee

        The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Company as Paying Agent with regard to the Notes. The Trustee may become the owner or pledgee of Notes and, subject to Sections 310(b) and 311 of the Trust Indenture Act of 1939, may otherwise deal with the Company with the same rights it would have if it were not Trustee or Paying Agent; however, if it acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act of 1939), after written request by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, then (i) the Company, by a board resolution, may remove the Trustee or (ii) subject to Section 3.15(e) of the Trust Indenture Act of 1939, any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

        The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default has occurred and is continuing, the Trustee will exercise its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as director, officer, employee, incorporator or stockholder of the Company. By accepting a Note each holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the Notes. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The Company, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

Book-Entry, Delivery and Form

        The New Notes will initially be issued in the form of one or more global securities registered in the name of The Depository Trust Company, or DTC, or its nominee.

        The New Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

        Depositary Procedures.    The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "banking organization" within the meaning of the New York Banking Law, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) have ownership interests in DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies ("indirect participants"), that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own Notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each Note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of participants with the respective principal amounts of the Notes represented by such Global Note purchased by such participants in the exchange offer. Such accounts shall be designated by the initial purchasers. Investors in the Rule 144A Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not participants may hold their interests therein indirectly through the organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of such systems. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) or by the participants and the indirect participants (with respect to the owners of beneficial interests in such Global Note other than participants).

        The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC, Euroclear or Clearstream system, as applicable, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Payment of principal of and interest on Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The Company expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants and indirect participants.

        Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

        So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Exchange of Global Notes for Certificated Notes.    A Global Note is exchangeable for certificated Notes only if:

  (a)
  DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days after the date of such notice;

  (b)
  the Company in its discretion at any time determines not to have all the Notes represented by such Global Note; or

  (c)
  there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Note.

        Any Global Note that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes:

  (a)
  certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

  (b)
  payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes, and

  (c)
  no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange offer and the ownership and disposition of new notes. This discussion does not purport to be a complete analysis of all potential tax effects. This discussion only applies to holders of notes that are held as capital assets who are exchanging original notes for new notes in the exchange offer.

        This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  tax-exempt organizations;

  •
  insurance companies;

  •
  dealers in securities or foreign currencies;

  •
  persons holding notes as part of a hedge or other integrated transaction;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

  •
  persons subject to the alternative minimum tax.

        If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

        This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Holders of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        Neither the Issuer nor Parent has sought, nor will either of them seek, any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

        Holders of original notes are urged to consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Exchange Offer

        The exchange of original notes for new notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result:

  •
  a holder of original notes should not recognize taxable gain or loss as a result of the exchange of original notes for new notes pursuant to the exchange offer;

  •
  the holding period of the new notes should include the holding period of the original notes surrendered in exchange therefor; and

  •
  a holder's adjusted tax basis in the new notes should be the same as such holder's adjusted tax basis in the original notes surrendered in exchange therefor.

Tax Consequences of Holding New Notes: U.S. Holders

        As used herein, "U.S. Holder" means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Interest

        A U.S. Holder will be required to include the stated interest payments on the notes in income in accordance with the Holder's method of accounting for U.S. federal income tax purposes.

Market Discount

        If a U.S. Holder purchases a new note (or purchased an original note which is exchanged for a new note) for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount.

        A U.S. Holder will be required to treat any payment other than stated interest on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition unless this market discount has been previously included in income by the U.S. Holder pursuant to an election by the U.S. Holder to include market discount in income as it accrues, or pursuant to a constant yield election by the U.S. Holder. If the note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the U.S. Holder as if such holder had sold the note in a taxable transaction at its then fair market value. In addition, the holder may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note, unless the U.S. Holder has elected to include market discount as it accrues or pursuant to a constant yield election.

Amortizable Bond Premium

        If a U.S. Holder purchases a new note (or purchased an original note which is exchanged for a new note) for an amount that is greater than the sum of all amounts payable on the note other than stated interest, such U.S. Holder will be considered to have purchased the note with amortizable bond premium. In general, amortizable bond premium with respect to any note will be equal in amount to the excess of the purchase price over the sum of all amounts payable on the note other than stated interest and the holder may elect to amortize this premium, using a constant yield method, over the remaining term of the note. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in such holder's income with respect to the note in that accrual period. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

Sale or Other Taxable Disposition of the Notes

        A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will be the U.S. Holder's cost therefor, increased by any market discount previously included in income by such holder and reduced (but not below zero) by any amortized bond premium and payments, other than stated interest payments, received with respect to the note. Such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates. For these purposes, the amount realized does not include any amount attributable to accrued interest or accrued market discount. Amounts attributable to accrued interest or accrued market discount are taxed as ordinary income as described under "Interest" and "Market Discount" above. A U.S. Holder's ability to deduct capital losses may be limited.

Contingent Payments

        In certain circumstances, the Issuer may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. The Company's obligation to make certain payments upon a Change of Control Triggering Event or certain redemptions, may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." The Company intends to take the position that the notes should not be treated as contingent payment debt instruments because of these payments. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of such payments, U.S. Holders might, among other things, be required to accrue interest income at higher rates than the stated interest rate on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Medicare Contribution Tax

        In addition to the tax consequences described above, enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay up to an additional 3.8% tax on interest and capital gains for taxable years beginning after December 31, 2012.

Information Reporting and Backup Withholding

        Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences of Holding New Notes: Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. For these purposes, a "Non-U.S. Holder" is a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  an individual who is classified as a nonresident for U.S. federal income tax purposes;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        "Non-U.S. Holder" does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Interest

        Subject to the discussion of backup withholding below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

  •
  such holder does not own directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of the Company's stock entitled to vote;

  •
  such holder is not a controlled foreign corporation that is related to the Company directly or constructively through stock ownership;

  •
  such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

  •
  such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

  •
  the Company, or its paying agent, receives appropriate documentation (generally an IRS Form W-8BEN or W-8ECI) establishing that the Non-U.S. Holder is not a U.S. person.

        A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest on the notes.

        If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the Company or its paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Notes

        Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

  •
  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States; or

  •
  the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

Information Reporting and Backup Withholding

        Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Foreign Account Tax Compliance Act

        Pursuant to the Foreign Account Tax Compliance Act, if there is a "material modification" of the notes after December 31, 2013, we may thereafter be required to withhold U.S. tax at the rate of 30% on payments of interest made after that date, or on the gross proceeds from the sale or other taxable disposition of the notes on or after January 1, 2017, made to non-U.S. financial institutions and certain other non-U.S. non-financial entities (including, in some instances, where such an entity is acting as an intermediary) that fail to comply with certain information reporting obligations. Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their purchase, ownership and disposition of the notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business on the day that is 180 days following the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 4, 2013, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        The Company will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (other than the expenses of counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the legality of the new notes and related guarantees offered hereby will be passed upon for the Company by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Level 3 Communications, Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company has also filed a registration statement on Form S-4 to register the new notes being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement. For further information about Level 3 and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits. The Company's SEC filings are also available at the SEC's Internet Web site at http://www.sec.gov. You may also read and copy any documents that the Company files with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The Company's SEC filings can also be read at NASDAQ Operations, 1735 K Street, N.W. Washington, D.C. 20006.

        Information filed with the SEC by the Company is "incorporated by reference" in the prospectus. This means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Parent later files with the SEC will automatically update and supersede this information. The documents listed below and any future filings made with the SEC by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of this exchange offer are being incorporated herein by reference:

  •
  Annual Report on Form 10-K, for the fiscal year ended December 31, 2012 filed on February 26, 2013;

  •
  Current Reports on Form 8-K or Form 8-K/A (in all cases other than information furnished rather than filed pursuant to any Form 8-K), filed on February 28, 2013, February 28, 2013, March 7, 2013, March 19, 2013 and April 11, 2013; and

  •
  Definitive Proxy Statement for the 2013 Annual Meeting filed on April 12, 2013.

        You may request a copy of these filings at no cost by writing or telephoning Level 3 at:

    Level 3 Communications, Inc.
    1025 Eldorado Boulevard
    Broomfield, Colorado 80021
    Telephone: (720) 888-1000

        No separate financial statements of the Company have been included herein. It is not expected that the Company will file reports, proxy statements or other information under the Exchange Act with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else has been authorized to provide you with different information. The Company is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

Level 3 Communications, Inc.

Offer to Exchange

8.875% Senior Notes due 2019 of Level 3 Communications, Inc.

for

Outstanding 8.875% Senior Notes due 2019 of Level 3
Communications, Inc.

PROSPECTUS

April 25, 2013